Exhibit 2.1

EQUITY PURCHASE AGREEMENT
BETWEEN
BRUNSWICK CORPORATION
AND
AMF BOWLING CENTERS, INC.
Dated as of July 17, 2014

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Exhibits
Exhibit A        Agreed Accounting Principles
Exhibit B        Form of Note
Exhibit C        Form of Software License Agreement
Exhibit D        Form of Supply Agreement
Exhibit E        Form of Trademark License Agreement
Exhibit F        Form of Transition Services Agreement
Exhibit G        Form of Restructuring Agreements
Exhibit H        Form of Affidavit

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EQUITY PURCHASE AGREEMENT
EQUITY PURCHASE AGREEMENT (the “Agreement”), dated as of July 17, 2014, between BRUNSWICK CORPORATION, a Delaware corporation (“Seller”), and AMF BOWLING CENTERS, INC., a Virginia corporation (“Buyer”).
PRELIMINARY STATEMENT:
WHEREAS, Seller is the registered and beneficial owner of (i) all of the issued and outstanding shares in the capital of BRUNSWICK CENTRES INC., a corporation formed under the laws of Ontario (“Brunswick Centres” and such shares, the “Canadian Shares”) (the Canadian Shares, the Perry Shares and the Normandy Shares, are referred to as the “Shares”), (ii) all of the outstanding membership interests (the “Recreation Interests”) of BRUNSWICK RECREATION, LLC, a Virginia limited liability company (“Brunswick Recreation”), and (iii) all of the outstanding membership interests (the “Leiserv Interests” and, together with the Recreation Interests, the “Interests”) of LEISERV, LLC, a Delaware limited liability company (“Leiserv” and together with its direct and indirect Subsidiaries set forth on Schedule 5.2(a), Brunswick Recreation, Brunswick Centres, Normandy Restaurant, Inc. and Perry Hall Lounge, Inc., the “Company Group”, and each such entity, a “Member”);
WHEREAS, Seller and the Company Group are in the business of owning, leasing and operating retail bowling centers in North America (including the United States) and ancillary services at such centers including arcades, table games, restaurants, bars, lounges, family entertainment games, and concession services (including food, beverage, alcohol, music, video, television entertainment), and sale and rental of shoes, shirts, and bowling-related products at such centers (such business, excluding the Excluded Business, the Bowling Products Business and the Billiards Business, the “Business”);
WHEREAS, at or prior to the Closing, Seller and its Affiliates will consummate the Restructuring;
WHEREAS, the parties intend to create a contract under seal;
WHEREAS, Seller desires to sell (or, in the case of the Perry Shares and the Normandy Shares, cause to be sold) to Buyer, and Buyer desires to purchase from Seller (or, in the case of the Perry Shares and the Normandy Shares, from Seller’s designees), all of the Shares and Interests after giving effect to the Restructuring (collectively, the “Securities”), all on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:
ARTICLE I
DEFINITIONS

Section 1.1.    Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.
“Accounting Methodology” accounting principles, methods and practices utilized in preparing the Historical Financial Statements, applied on a consistent basis and in accordance with GAAP, using consistent estimation methodologies and judgments and with consistent classifications.
“Accrued Vacation” has the meaning specified in Section 8.3(f).
“Action” means any (a) claim, action, lawsuit, arbitration, proceeding, litigation or hearing, or (b) any investigation, examination, inquiry or audit (other than audit relating to Taxes) of which Seller has become aware, in the case of each of clauses (a) and (b) by or before a court, Governmental Body or arbitral tribunal, whether at law or in equity.
“Adjustment Amount” has the meaning specified in Section 3.3(d).
“Affected Property” has the meaning specified in Section 8.13(a).
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, “control” means the power to direct the management or affairs of a Person through the ownership of more than 50% of the voting equity securities of such Person.
“After-Acquired Business” has the meaning specified in Section 8.6(a)(ii).
“Agreed Accounting Principles” means, collectively, the Accounting Methodology, subject to the exceptions set forth on Exhibit A (which also sets forth, for illustration purposes only, a computation of Closing Date Net Working Capital (and each component thereof) as if March 29, 2014 were the Closing Date); provided, that in the event of any conflict between the Accounting Methodology and the rules set forth on Exhibit A, the rules set forth on Exhibit A shall apply.
“Agreement” has the meaning specified in the first paragraph of this Agreement.
“Alternative Financing” has the meaning specified in Section 7.6(b).
“Ancillary Agreements” means the Buyer Ancillary Agreements, the Seller Ancillary Agreements, the Member Ancillary Agreements and any other agreements, instruments and documents being or to be executed and delivered under this Agreement or in connection herewith.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the regulations and rules issued pursuant to that statute, (b) laws of any country implementing the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or other applicable Laws of similar effect, including local anti-corruption and bribery laws, and (c) anti-money laundering laws.
“Applicable Privacy and Data Security Laws” means all privacy, security, data protection, direct marketing, consumer protection and workplace privacy laws and all industry standards, guidelines and practices with respect to privacy, security, data protection, direct marketing, consumer protection and workplace privacy.
“Appraisal” has the meaning specified in Section 3.5(e).
“Arbitrating Accountant” has the meaning specified in Section 3.3(c).
“Assets” has the meaning set forth in Section 3.5(a).
“Assumed Taxes” means (a) any Taxes of Member for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date, (b) Taxes of a Seller Group Member as a result of being a United States shareholder (within the meaning of Section 951(b) of the Code) of the Canadian Member, to the extent such Taxes arise out of the portion of a Straddle Period beginning after the Closing Date, (c) Buyer’s portion of any Transfer Taxes under Section 8.2, (d) any amount of additional Tax required to be paid by a Seller Group Member arising from a breach of the covenant set forth in Section 8.2(i), and (e) any Tax taken into account as a Closing Date Working Capital Liability.
“Audited Financial Statements” has the meaning specified in Section 8.9(c).
“Auditor” has the meaning specified in Section 8.9(c).
“Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, stock ownership, incentive, pension, retirement, employment (including the Employment Agreements), severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, vacation, or sick leave, long-term disability, medical, dental, vision, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program, policy, trust, fund or arrangement, in each case, whether written or unwritten, qualified or non-qualified, funded or unfunded, (a) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has or had been undertaken) by Seller, the Company Group or any of their ERISA Affiliates on behalf of any employee, officer, director, stockholder or other service provider of the Business or the Company Group (whether current, former or retired) or their beneficiaries or (b) with respect to which Seller, the Company Group or any of their ERISA Affiliates has any current obligation or liability (continuing or otherwise) on behalf of any such employee, officer, director, stockholder or other service provider or beneficiary, in each case, other than plans maintained by the government and required under applicable Requirements of Law.

“Billiards Business” means the researching, developing, designing, marketing, manufacturing, distributing, sourcing, assembling, selling and financing by Seller or any of its Affiliates (other than the Company Group) of billiards products, table games, furniture and accessories.
“Books and Records” means, to the extent in respect of the assets, operations, liabilities of the Business, originals, or where not available, copies, of the following of the Members: all files, books and records, including books of account, ledgers and general, financial and accounting records, Tax Returns, Governmental Permits, Contracts (including any deeds or other evidence of ownership), instruments, policies, reports, analysis, machinery and equipment maintenance files, customer lists, league lists, price lists, distribution lists, supplier lists, vendor lists, research and development files, records and data, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, business intelligence, data (including but not limited to CRM data, financial data, sales data, consumer data, user data, marketing data) and material and research and files relating to intellectual property in respect of any Company Intellectual Property.
“Bowling Products” means Brunswick Bowling & Billiards Corporation.
“Bowling Products Business” means (a) the researching, developing, designing, marketing, manufacturing, distributing, selling, installing and financing by Seller or any of its Affiliates (other than the Company Group) of bowling products, equipment and accessories, and (b) advising and consulting with, consistent with past practices, purchasers or potential purchasers of such bowling products on the development, design, marketing and operations of their business.
“Breach” means any breach of, or any inaccuracy in, any representation or warranty or breach of, or failure to perform or comply with, any covenant or obligation in or of the Contract in question.
“Brunswick Centres” has the meaning specified in the first recital of this Agreement.
“Brunswick Recreation” has the meaning specified in the first recital of this Agreement.
“Business” has the meaning specified in the second recital of this Agreement.
“Business Agreements” has the meaning specified in Section 5.14.
“Business Carve-out Assets” means (a) in the case of real property and tangible personal property, all such property that is owned or leased by Seller or its Subsidiaries (other than the Company Group), those that are used in or held for use in the Business (including those assets set forth on Schedule 1.1(a)-1), but excluding those assets set forth on Schedule 1.1(a)-2; (b) in the case of Contracts and Intellectual Property of Seller or its Subsidiaries (other than the Company Group), those the majority of the use of which is by the Business, but excluding those assets set forth on Schedule 1.1(a)-2; (c) in the case of all other assets of Seller or its Subsidiaries (other than the Company Group), those that are primarily used in or held for use in the Business, but excluding those assets set forth on Schedule 1.1(a)-2; (d) to the extent not previously included in the foregoing clauses (a), (b) or (c), any item included within Closing Date Current Assets; (e) to the extent not previously included in the foregoing clauses (a), (b), (c) or (d), all Deferred Receivables and Receivables; and (f) to the extent not previously included in the foregoing clauses (a), (b), (c) or (d), all inventory that is used in or held for use in the Business.
“Business Carve-out Liabilities” means (a) all Liabilities of Seller and its Subsidiaries to the extent that they are included in Closing Date Working Capital Liabilities; (b) all Liabilities of Seller and its Subsidiaries in respect of Closing League and Customer Deposits; and (c) all Liabilities of Seller or its Subsidiaries (other than the Company Group) to the extent that they arose out of the operation of the Business, including those set forth on Schedule 1.1(b)-1, but excluding those set forth on Schedule 1.1(b)-2.
“Business Emails” means the email archives of current and former employees of the Company Group during the time of their employment with the Company Group, in each case (a) relating to the Business and the Company Group, and (b) still in the possession and control of Seller.
“Business Employees” means (a) the Center Member Employees, (b) the Non-Center Member Employees and (c) the Dedicated Employees.
“Business Permits” has the meaning specified in Section 5.7.
“Business Web Links” means any web links, including hyperlinks, icons, radio buttons, headers, tabs, or similar page directs, to the extent relating to the Business, which are contained, referenced or otherwise used in any Seller Website which links or directs the user thereof to any domain (or subdomain thereof) set forth on Schedule 5.10(a).
“Buyer” has the meaning specified in the first paragraph of this Agreement.
“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or its Subsidiaries under this Agreement or in connection herewith.
“Buyer Environmental Diligence Report” means those Phase I Environmental Site Assessment Reports prepared by Partner Assessment Corp. prior to the date of this Agreement for the benefit of Buyer in connection with the transaction that is the subject of this Agreement that are delivered to Seller prior to the date of this Agreement and set forth on Schedule 1.1(c).
“Buyer Group Member” means Buyer and its Affiliates (including the Company Group after the Closing), its and their respective successors and assigns, and the directors, officers, employees, managers, members, partners and equityholders of any of the foregoing.
“Buyer Related Parties” has the meaning set forth in Section 12.3(b).

“CA Accrued Vacation” has the meaning specified in Section 8.3(f).
“Canadian Buyer” means a wholly owned subsidiary of the Buyer incorporated pursuant to the laws of the Province of Ontario which shall purchase the Canadian Shares.
“Canadian Member” means Brunswick Centres.
“Canadian Purchase Price” has the meaning specified in Section 3.6(b).
“Canadian Shares” has the meaning specified in the first recital of this Agreement.
“Casualty” has the meaning specified in Section 8.5(b).
“Center Member Employees” means the employees of a Member who are primarily employed at a Business retail bowling center.
“Changes” has the meaning specified in Section 8.18(a).
“Claim Notice” has the meaning specified in Section 11.3.
“Closing” means the closing of the transfer of the Securities from Seller to Buyer.
“Closing Cash Purchase Price” has the meaning specified in Section 3.2(a).
“Closing Date” has the meaning specified in Section 4.1.
“Closing Date Current Assets” means, as of the 12:01 a.m. Central Time on the Closing Date (after giving effect to the Restructuring, but without giving effect to the consummation of the transactions contemplated hereby), the current assets or financial assurance deposits of the Business included in the line items set forth in Schedule 1.1(d)-1, each as determined in accordance with the Agreed Accounting Principles; provided, however, that, for the avoidance of doubt, Closing Date Current Assets shall not include assets of any Excluded Business. For illustration purposes only, Schedule 1.1(d)-2 sets forth an example of the Closing Date Current Assets as if March 29, 2014 were the Closing Date.
“Closing Date League and Customer Deposits” means, as of the 12:01 a.m. Central Time on the Closing Date (after giving effect to the Restructuring, but without giving effect to the consummation of the other transactions contemplated hereby), all league, customer and sanction deposits and prize money of the Business (including the Liabilities of the Business under the line items “League Banking,” “Sanction Deposits,” and “Customer Deposits”).
“Closing Date Net Working Capital” means the Closing Date Current Assets minus the Closing Date Working Capital Liabilities. Closing Date Net Working Capital (and each component thereof) shall be determined in accordance with the Agreed Accounting Principles.
“Closing Date Working Capital Liabilities” means, as of the 12:01 a.m. Central Time on the Closing Date (after giving effect to the Restructuring, but without giving effect to the consummation of the transactions contemplated hereby), all current liabilities of the Business, including those in the line items set forth on Schedule 1.1(d)-2 (for the avoidance of doubt, including any Transaction Expenses), each as determined in accordance with the Agreed Accounting Principles; provided, however, that the Closing Date Working Capital Liabilities do not include (a) any Liabilities relating to or arising out of the Financing, (b) any Liabilities relating to or arising out of the activities contemplated by Section 8.9, (c) any liabilities relating to income Taxes, (d) any Reimbursable Expenses, (e) Liabilities for Closing Date League and Customer Deposits, (f) Liabilities for Indebtedness, (g) for the avoidance of doubt, any Liabilities of an Excluded Business. For illustration purposes only, Schedule 1.1(d)-2 sets forth an example of the Closing Date Working Capital Liabilities as if March 29, 2014 were the Closing Date (and, for the avoidance of doubt, only sets forth current liabilities that were contained in the line items set forth thereon).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code or Part 6 of Title I of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Letters” has the meaning specified in Section 6.4.
“Company Group” has the meaning specified in the first recital of this Agreement.
“Company Group Managers” has the meaning specified in Section 5.26.
“Company Intellectual Property” means all Intellectual Property owned by any Member or otherwise used in connection with the conduct of the Business.
“Company Licenses” has the meaning specified in Section 5.10(h).
“Company Plan” means each Benefit Plan that is sponsored or maintained by any entity in the Company Group exclusively for current or former employees of the Business and their eligible dependents and beneficiaries as of the Closing Date.
“Condemnation” has the meaning specified in Section 8.5(b).
“Confidentiality Agreement” means that certain letter agreement, dated February 5, 2014, between Seller and Buyer.
“Consent” means any consent, approval, authorization, license or order of, registration, declaration or filing with, or notice to, or waiver from, any Governmental Body or any other Person, including any security holder, creditor or vendor.
“Consolidated Tax Group” means, as to any Member, any “affiliated group” (as defined in Section 1504(a) of the Code) that, at any time on or before the Closing Date, includes or has included Seller and such Member or any predecessor of such Member, or any other group of corporations filing Tax Returns on a combined, consolidated or unitary basis that, at any time on or before the Closing Date, includes or has included Seller and such Member or any predecessor of such Member.

“Construction Projects” has the meaning specified in Section 5.8(h).
“Contract” means any agreement, contract, obligation or undertaking, indenture, note, bond, loan, instrument, lease, mortgage, license, franchise, insurance policy, letter of credit, power of attorney, option to purchase any assets or property rights, or commitment or other arrangement or understanding (whether written or oral and whether express or implied by law).
“Copyrights” means domestic and foreign copyrights in both published and unpublished works, including all compilations, Software, manuals and other documentation and all copyright registrations, renewals and applications.
“Court Order” means any judgment, order, award, ruling or decree of any foreign, federal, state, provincial, local or other court or tribunal of any Governmental Body and any award in any arbitration proceeding.
“CRA” has the meaning specified in Section 3.6(b).
“Credit Agreement” means that Amended and Restated Credit Agreement, dated March 21, 2011, as Amended and Restated as of June 26, 2014, among Seller, the subsidiaries party thereto, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and any refinancing thereof.
“Credit Suisse” has the meaning specified in Section 6.4.
“Credit Suisse Commitment Letter” has the meaning specified in Section 6.4.
“Data” has the meaning specified in Section 5.10(g).
“Dedicated Employee” means any employee of Seller and any of its Affiliates (other than any Member of the Company Group) who works exclusively or primarily in the Business and who is set forth in Schedule 1.1(e).
“Deductible” has the meaning set forth in clause (x) of the proviso to Section 11.1(a).
“Deferred Receivables” means any of the receivables described on Schedule 8.14.
“Definitive Financing Agreements” has the meaning specified in Section 7.6(a).
“Dispute” has the meaning specified in Section 3.3(b).
“Dispute Notice” has the meaning specified in Section 3.3(b).
“Dispute Period” has the meaning specified in Section 3.3(b).
“Dormancy Fee” has the meaning specified in Section 5.27.

“Employment Agreement” means any contract, offer letter or other individual employment, severance or similar agreement of Seller, any Member or their respective Affiliates with or addressed to any Business Employee or other individual who is rendering or has rendered services to the Business as an employee or consultant under which Seller, any Member or any of their respective Affiliates now has, or could at any time have, any Liability.
“Encumbrance” means any lien (statutory or other), charge, claim, community property, security interest, encumbrance, mortgage, deed of trust, collateral assignment, pledge, condition, equitable interest, easement, encroachment, right of way, option, purchase right, right of first refusal or offer, lease, conditional sale or other title retention agreement, reservation, tenancy, occupancy, limitation, irregularity, defect in title, exception to title and, in the case of Real Property, any restrictive covenant or other covenant, or any other restriction of a similar kind.
“Environmental Laws” has the meaning specified in Section 5.16(a).
“Environmental Permits” has the meaning specified in Section 5.16(f).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Date Current Assets” has the meaning specified in Section 3.1.
“Estimated Closing Date League and Customer Deposits” has the meaning specified in Section 3.1.
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.1.
“Estimated Closing Date Working Capital Liabilities” has the meaning specified in Section 3.1.
“Excluded Assets” means the assets of the Company Group set forth on Schedule 1.1(f).
“Excluded Business” has the meaning on specified on Schedule 1.1(g).
“Excluded Dedicated Employee” has the meaning specified in Section 8.3(a).
“Excluded Environmental Liability” has the meaning specified in clause (d) to Schedule 1.1(j).

“Excluded Member Employee” means any Former Buyer Employee and any Non-Center Member Employees identified on a list provided by Buyer to Seller no later than 27 days after the date hereof (which period will be extended for any Former Buyer Employee and any Non-Center Member Employees to the extent that Buyer is not given reasonable access to interview such Business Employees in accordance with Section 8.3(a)).
“Excluded Scheduled Environmental Condition” means (a) the presence or release of any Hazardous Substance in, on, over, under, at or from any Real Property, Former Real Property or Managed Real Property in a quantity or condition that constitutes a violation of or requires investigation, remediation, monitoring or corrective action pursuant to any Environmental Law, (b) any non-compliance with, violation of or liability under Environmental Law, or (c) any other condition existing or alleged to have existed or act or omission occurring or alleged to have occurred, and which, in the case of clauses (a), (b) and (c), result in a Excluded Environmental Liability, and are (i) both (x) identified in a Buyer Environmental Diligence Report and (y) specifically set forth on Exhibit B of Schedule 1.1(h) and (ii) set forth on Exhibit C of Schedule 1.1(h).
“Excluded Scheduled Liabilities” means Liabilities of Seller and its Affiliates (including the Company Group) set forth on Schedule 1.1(h).
“Excluded Taxes” means (a) any Tax of Seller or Tax with respect to the Excluded Assets or Excluded Business, (b) any Tax of a Member pursuant to Treas. Reg. § 1.1502-6 or similar provision of state or local law solely as a result of such Member having been a member of a Consolidated Tax Group, (c) any Tax of a Member (x) for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including as a result of being a United States shareholder (within the meaning of Section 951(b) of the Code) of the Canadian Member, to the extent such Taxes arise out of the portion of a Straddle Period ending on or prior to the Closing Date), other than transactions outside the ordinary course of business consistent with past practice occurring on the Closing Date, but after the Closing, and (y) as a transferee or successor, or pursuant to a Tax Contract entered into prior to the Closing Date, in each case, as a result of a transaction occurring prior to the Closing Date, (d) Seller’s portion of any Transfer Taxes under Section 8.2, (e) any Tax of a Member, Buyer or their Affiliates arising from a Breach by Seller of any of its covenants or obligations set forth in Section 8.2, and (f) any Taxes resulting from or attributable to the Restructuring, provided, however, that Excluded Taxes shall not include any Taxes described in clause (d) or (e) of the definition of Assumed Taxes.
“Final Allocation Schedule” has the meaning specified in Section 3.5(d).
“Final Purchase Price” has the meaning specified in Section 3.2(a).
“Financial Statements” means the Internal Reporting Segment Historical Financial Statements, the Internal Reporting Segment Interim Financial Statements, the Interim Financial Statements and the Historical Financial Statements.
“Financing” has the meaning specified in Section 6.4.

“Financing Failure” has the meaning specified in Section 12.1(f).
“Financing Sources” has the meaning specified in Section 6.4.
“Financing Unavailability” has the meaning specified in Section 7.6(b).
“Former Buyer Employee” means, unless otherwise indicated by Buyer in its sole and absolute discretion, any Center Member Employee who was formerly employed by Bowlmor AMF Corp., Buyer or any of their current or past Affiliates and with respect to whom Buyer has provided evidence to Seller that such Center Member Employee had been so formerly employed by Bowlmor AMF Corp., Buyer or any of their current or past Affiliates, provided that a Center Member Employee will not be a Former Buyer Employee unless Buyer has notified Seller no later than 27 days after the date of this Agreement that the applicable Center Member Employee is a Former Buyer Employee.
“Former Real Property” has the meaning specified in Section 5.16(c).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“General Survival Date” has the meaning specified in Section 11.1(b).
“Governmental Body” means any U.S. federal, state, local, non-U.S. (including provincial or municipal) or other governmental authority or regulatory body.
“Governmental Permits” means licenses, franchises, permits, privileges, immunities, approvals and other authorizations and Consents from a Governmental Body.
“Guaranties” has the meaning specified in Section 8.8.
“Hazardous Substance” means any asbestos-containing materials, lead-based paint, toxic mold, petroleum, petroleum products, petroleum constituents, polychlorinated biphenyls, urea formaldehyde, radon, radioactive materials or other chemical, substance, material, waste, pollutant or contaminant regulated under applicable Environmental Laws.
“Historical Financial Statements” means the unaudited combined balance sheets of the Business as of December 31, 2012 and December 31, 2013, and the related unaudited combined statements of income of the Business and the following cash flow items of the Business: capital expenditures, in each case for the years then ended.
“Holdback” has the meaning specified in Section 3.6(b).
“Holdback Account” has the meaning specified in Section 3.6(b).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Included Dedicated Employee” has the meaning specified in Section 8.3(a).
“Indebtedness” means: (a) indebtedness for borrowed money, whether current, short term or long term and whether secured or unsecured; (b) indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) the net Liability in respect of any interest rate, currency or commodity swaps, collars, caps and other hedging obligations; (d) all obligations under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for under GAAP as capital leases; (e) all obligations under any performance bond or letter of credit (other than any undrawn amount in respect of such letters of credit or similar credit transactions) or any bank overdrafts and similar charges; (f) all obligations in respect of any accrued interest, premiums, penalties and other obligations relating to any of the foregoing; (g) all obligations referred to in clauses (a) through (f) above that are either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Encumbrance upon any property or asset owned by, the applicable Person.
“Indemnified Party” has the meaning specified in Section 11.3.
“Indemnitor” has the meaning specified in Section 11.3.
“Individual Leased Property” means an Individual Real Property that constitutes a part of the Leased Real Property.
“Individual Managed Property” means an individual property that constitutes a part of the Managed Real Property.
“Individual Owned Property” means an Individual Real Property that constitutes a part of the Owned Real Property.
“Individual Real Property” means an individual property that constitutes a part of the Real Property.
“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (a) all Patent Rights; (b) all Trademarks, together with the goodwill associated with any of the foregoing; (c) Copyrights; (d) Trade Secrets; (e) confidential or proprietary information, including invention disclosures, processes, formulae, methods, schematics, technology, know-how, data, and Software; and (f) other corresponding or equivalent intellectual property rights, anywhere in the world.
“Intended Tax Treatment” has the meaning specified in Section 3.5(a).
“Interests” has the meaning specified in the first recital of this Agreement.
“Interim Balance Sheet” means the unaudited combined balance sheet of the Business as of the Interim Financial Statements Date.

“Interim Financial Statements” means the Interim Balance Sheet, and the related unaudited combined statements of income of the Business, and the following cash flow items of the Business: capital expenditures, in each case, for the three months then ended.
“Interim Financial Statements Date” means March 29, 2014.
“Internal Reporting Segment” means the internal management reporting for the North American bowling retail business of Seller.
“Internal Reporting Segment Historical Financial Statements” means the unaudited combined balance sheets of the Internal Reporting Segment as of December 31, 2012 and December 31, 2013, and the related unaudited combined statements of income of the Internal Reporting Segment and the following cash flow items of the Internal Reporting Segment: capital expenditures, in each case, for the years then ended.
“Internal Reporting Segment Interim Financial Statements” means the unaudited combined balance sheet of the Internal Reporting Segment as of the Interim Financial Statements Date, and the related unaudited combined statements of income of the Internal Reporting Segment, and the following cash flow items of the Internal Reporting Segment: capital expenditures, in each case, for the three months then ended.
“iStar” has the meaning specified in Section 6.4.
“iStar Commitment Letter” has the meaning specified in Section 6.4.
“ITA” has the meaning specified in Section 3.6(b).
“Kick-Out Election” has the meaning specified in Section 8.13(a)(i).
“Kick-Out Property” has the meaning specified in Section 8.13(b).
“Knowledge of Buyer” means, as to a particular matter, the actual knowledge of the following persons assuming reasonable inquiry: Brett Parker, Thomas Shannon, Travis Kelly and Rachel Labrecque.
“Knowledge of Seller”, “Seller’s Knowledge” and similar phrases mean, as to a particular matter, the actual knowledge of the following persons assuming reasonable inquiry: Jim Fox, Todd Davenport, Alan Lowe, Michael Long, Laure Adkins, David Selig and Russell Lockridge.
“Known Title Objection” has the meaning set forth in Section 8.12(a).
“Leased Real Property” has the meaning specified in Section 5.8(b).
“Leiserv” has the meaning specified in the first recital of this Agreement.
“Leiserv Assets” has the meaning specified in Section 3.5(a).

“Leiserv Interests” has the meaning specified in the first recital of this Agreement.
“Letters of Credit” has the meaning specified in Section 8.8.
“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, determined, determinable or otherwise, whenever or however arising, whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Licensed Websites” has the meaning specified in Section 8.18(a).
“Losses” means any and all losses, liabilities, costs, settlement payments, interest, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges of any kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification or the cost of pursuing any insurance providers; it being understood that Losses shall not include (a) any punitive damages or special damages (to the extent similar to punitive damages), except (i) in the case of fraud or (ii) damages awarded by a court of competent jurisdiction to a third Person with respect to a claim made by an unaffiliated third Person or (b) any consequential damages (of any kind or nature), except (i) to the extent reasonably foreseeable as of the time of the Breach giving rise to such loss, (ii) in the case of fraud or (iii) damages awarded by a court of competent jurisdiction to a third Person with respect to a claim made by an unaffiliated third Person.
“Managed Real Property” has the meaning specified in Section 5.16(c).
“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the assets, business, results of operations or financial condition of the Company Group and the Business taken as a whole, other than any event, occurrence, fact, condition, change or effect to the extent arising out of, resulting from or attributable to (either alone or in combination): (i)  changes after the date hereof in economic conditions or the Company Group’s industry or industry sector, (ii) the securities markets, credit markets, currency markets or other financial markets, (iii) other than in the case of any breach of the representations in Section 5.3(b), the disclosure of the transactions contemplated by this Agreement or the consummation of this Agreement, including any adverse change or effect caused by (A) loss of, or disruption in, any customer, supplier, vendor and/or other business relationships, including any failure or potential failure to renew or enter into contracts with customers or (B) loss of any personnel, (iv) changes in Requirements of Law, GAAP or the enforcement or interpretation thereof, (v) actions specifically required to be taken pursuant to this Agreement or the failure to take any action expressly prohibited pursuant to this Agreement, (vi) any action taken by Buyer or its Affiliates in Breach of this Agreement, (vii) any action taken at the prior written request or with the prior written consent of Buyer or any of its Affiliates, (viii) any natural disasters, (ix) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (x) the Excluded Business, or (xi) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except to the extent, with respect to clauses (i), (ii), (iv), and (viii) and (ix) above, that any such event, occurrence, fact, condition, change or effect disproportionately affects the Company Group relative to other participants in the industries in which the Company Group participates.
“Material Supplier” means any supplier of the Business that sold goods, services, products, or merchandise to the Business with an aggregate value in excess of $150,000 in any fiscal year since January 1, 2011.

“Members” has the meaning specified in the first recital of this Agreement.
“Member Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by any Member under this Agreement or in connection herewith.
“Non-Center Member Employee” means any employee of a Member who is (i) primarily employed in the Business but not at a specific Business retail bowling center and (ii) not a Dedicated Employee.
“Non-Corporate Members” means Brunswick Recreation and Leiserv.
“Non-Imputation Indemnities” has the meaning specified in Section 8.12(b).
“Non-PII” has the meaning specified in Section 5.10(g).
“Non-Prevailing Party” has the meaning specified in Section 3.3(d).
“Normandy Shares” means the issued and outstanding shares of capital stock of Normandy Restaurant, Inc., a Maryland corporation.
“Note” means the $4,000,000 aggregate principal amount Subordinated Secured Note of Buyer in the form attached hereto as Exhibit B.
“Occupancy Leases” has the meaning specified in Section 5.8 (e).
“Occupancy Tenant” has the meaning specified in Section 5.8 (f).
“Off-the-Shelf Software” means Software that is available generally through consumer retail stores, distribution networks or is otherwise subject to “shrink-wrap” license agreements, in each case, with an aggregate cost of under $25,000, including any software pre-installed in the ordinary course of business consistent with past practice as a standard part of hardware, equipment or fixtures purchased by the owner thereof; provided that “Off-the-Shelf Software” shall not include any Software for which Seller or its Affiliates (other than the Company Group) is not the licensee.
“Option Centers” means, collectively, the two retail bowling centers listed in Schedule 8.7, together with all inventory, equipment, employees, and ancillary services at such centers, including arcades, table games, restaurants, bars, lounges, family entertainment games, and concession services (including food, beverage, alcohol, music, video, television entertainment).
“Option Closing Date” has the meaning specified in Section 8.7(c)(ii).
“Option Exercise Notice” has the meaning specified in Section 8.7(b).
“Option Exercise Period” has the meaning specified in Section 8.7(b).
“Option Price” has the meaning specified in Section 8.7(c)(i).
“Organizational Documents” means with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments and other modifications thereto.
“OSHA” has the meaning specified in Section 5.16(h).
“Other Guaranties” has the meaning specified in Section 8.8.
“Outside Date” has the meaning specified in Section 12.1(e).
“Owned Real Property” has the meaning specified in Section 5.8(a).
“Patent Rights” means all domestic and foreign patents and patent applications, including all reissues, divisions, provisional, continuations and continuations-in-part, re-examinations, renewals and extensions thereof.
“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith in accordance with applicable Requirements of Law and as to which adequate reserves have been established on the Interim Balance Sheet, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) Encumbrances identified on Schedule 1.1(i), (d) other Encumbrances which would not be material to the value, use, operation or marketability of any Individual Real Property or other property, as the case may be, (e) applicable Requirements of Law, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to any Individual Real Property, and (f) with respect to any Leased Real Property, Encumbrances not created by the Company Group that affect the underlying fee interest of any Individual Leased Property and which would not be material to the value or marketability of the Company Group’s interest in, or the Company Group’s use or operation of, the Individual Leased Property affected by such Encumbrance; provided, however, that, except for those matters affecting the underlying fee interest in Leased Real Properties pursuant to clause (f) of this definition, in no event shall “Permitted Encumbrances” include a security interest, mortgage, deed of trust, collateral assignment, pledge, conditional sale or other title retention agreement.

“Perry” means the issued and outstanding shares of capital stock of Perry Hall Lounge, Inc., a Maryland corporation.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.
“Personal Property” has the meaning specified in Section 5.11.
“PI” means personally identifiable information of the Company Group, its employees, other personnel, agents, officers, directors, contractors, customers, potential and prospective customers, suppliers, or other Persons, including name, address, other contact information, financial account information, health or medical information, insurance information, social security number, social insurance number, tax ID number, driver’s license, mother’s maiden name, date of birth, password, PIN number, employee ID number, payroll records, salary information or other human resources records and information, personal identification number or code, other account information or account activity information, other information or data that can be used for identity theft (including that is not personally identifiable) and other sensitive information regarding such Persons.
“Post-Closing Statement” has the meaning set forth in Section 3.3(a).
“Pre-Closing Non-Scheduled Liabilities” means all Liabilities of Seller and its Subsidiaries (for the avoidance of doubt, including any Member) to the extent arising out of the conduct of the Business prior to the Closing or events or circumstances relating to the Business existing prior to the Closing, including the Liabilities set forth on Schedule 1.1(j) (including any updates pursuant to Section 8.15); provided, that “Pre-Closing Non-Scheduled Liabilities” shall not include: (a) the Excluded Scheduled Liabilities, (b) all Liabilities for performance after the Closing under any Contract to which any Member is party or otherwise bound (excluding, for the avoidance of doubt, those Liabilities that arise out of any breach of contract, breach of warranty, infringement or violation of Requirements of Law in connection with the performance under such Contracts prior to Closing), (c) any Liability relating to Taxes and (d) any Reimbursable Expenses.
“Pre-Closing Proceeding” means any pending litigation or incident set forth on Schedule 5.12(a)(ii) or (iii) and any other Action filed or threatened in writing prior to the Closing involving Seller or any of its Subsidiaries (for the avoidance of doubt, including any Member) to the extent it arises from the conduct of the Business prior to the Closing (and not, for the avoidance of doubt, the conduct of Buyer after the Closing or the consummation of the Closing).
“Pre-Closing Statement” has the meaning specified in Section 3.1.
“Preliminary Allocation Schedules” has the meaning specified in Section 3.5(c).
“Preliminary Closing Date Current Assets” has the meaning specified in Section 3.3(a).

“Preliminary Closing Date League and Customer Deposits” has the meaning specified in Section 3.3(a).
“Preliminary Closing Date Net Working Capital” has the meaning specified in Section 3.3(a).
“Preliminary Closing Date Working Capital Liabilities” has the meaning specified in Section 3.3(a).
“Preliminary Overall Allocation Schedule” has the meaning specified in Section 3.5(c)(i).

“Preliminary Section 338(h)(10) Schedule” has the meaning specified in Section 3.5(c)(ii).

“Privacy Policy” has the meaning specified in Section 5.10(g).
“Property” (or “Properties” where the context requires) means any Real Property and any personal or mixed property, whether tangible or intangible.
“Property Condition Reports” means the reports listed on Schedule 1.1(k).
“Purchase Option” has the meaning specified in Section 8.7.
“Purchase Price” has the meaning specified in Section 3.2(a).
“Readily Apparent PCA Deficiency” means any specific deficiency in property condition (including any violation of Requirements of Law) that is identified in any of the Property Condition Reports; for the avoidance of doubt, any deficiency or violation that is not readily apparent on the face of the Property Condition Reports (regardless of such deficiency’s or violation’s causal or other relationship to other property conditions or violations, including any such property conditions that may be readily apparent) shall not be deemed a “Readily Apparent PCA Deficiency”.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Real Property Leases” has the meaning specified in Section 5.8(b).
“Receivable” has the meaning specified in Section 8.14(a).
“Record Holder” has the meaning specified in Section 5.2(c).
“Recorded Incidents” has the meaning specified in Section 5.19(c).
“Recreation Assets” has the meaning specified in Section 3.5(a).

“Recreation Interests” has the meaning specified in the first recital of this Agreement.
“Reference Net Working Capital” means $3,180,000.00.
“Registered IP” has the meaning specified in Section 5.10(a).
“Reimbursable Expenses” means (a) any “stay” bonuses or similar compensatory payments owing under the Transition Services Agreement, (b) all reasonable and documented out-of-pocket costs and expenses incurred by Seller or any of its Subsidiaries in connection with their cooperation with Buyer in its efforts to obtaining the Financing and any Liabilities for which Buyer is required to indemnify the Seller Group Members or the Members under Section 7.6, and (c)(i) all reasonable and documented out-of-pocket fees, costs and expenses and internal costs or allocations incurred by Seller or any of its Subsidiaries in connection with the delivery of the items specified in Section 8.9 up to $160,000 and (ii) all documented out-of-pocket fees, costs and expenses described in the last sentence of Section 8.9(c).
“Related Party Transactions” has the meaning specified in Section 5.22.
“Representatives” means, with respect to any Person, the directors, officers, employees, managers, members, partners, agents, consultants, advisors (including legal counsel, accountants and financial advisors) and any other representative of such Person.
“Required Consents” has the meaning specified in Section 7.3(d).
“Requirements of Law” means any U.S. federal, state, local and non-U.S. (including provincial or municipal) laws, statutes, regulations, rules, codes, constitution, treaty, ordinances, resolutions or edicts, judgments, decrees, common law or other requirements enacted, adopted, issued or promulgated by any Governmental Body.
“Restricted Business” means the business of owning and operating retail bowling centers in North America and ancillary services at such centers including arcades, table games, restaurants, bars, lounges, family entertainment games, and concession services (including food, beverage, alcohol, music, video, television entertainment), and sale and rental of shoes, shirts, and bowling-related products at such centers.
“Restricted Period” has the meaning specified in Section 8.6(a)(i).
“Restructuring” has the meaning specified in Section 7.9.
“Restructuring Documents” has the meaning specified in Section 7.9.
“Reverse Termination Fee” has the meaning specified in Section 12.3(a).
“Section 338(h)(10) Election” has the meaning specified in Section 3.5(b).
“Securities” has the meaning specified in the fifth recital of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning specified in the first paragraph of this Agreement.
“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller or its Subsidiaries under this Agreement or in connection herewith.
“Seller Carve-out Assets” means any rights of the Company Group as of the Closing with respect to the line items entitled “Notes Receivable,” “Prepaid Insurance” and, to the extent not included in Closing Date Current Assets, “Prepaid Rent,” “Prepaid Advertising” and “Prepaid Other – Other.”
“Seller Carve-out Liabilities” means any Liabilities of the Company Group as of the Closing in respect of the line items entitled “Deferred Compensation,” “MDA Collections,” “Accounts Payable – Employee Withholdings,” “Accrued Payroll – Brunswick Performance Plan,” “Accrued Payroll – Strategic Incentive Plan Cash Plan,” “Accrued Payroll – Other Bonus Plans,” “Accrued Payroll – Intl Stock Unit Plan Liability,” “Accrued Payroll – Other Payroll and Other Compensation,” “Accrued Casualty Insurance,” “Accrued Legal Fees,” “Accrued 401(k) Employer Accruals,” “Accrued Other – Outside Services,” “Deferred Revenue – Other,” “Accrued Other – Sales and Marketing,” “Accrued Other – Other,” “Accrued Restructuring,” and “Accrued – Severance/RIF,” “Other Deferred Items” and “Federal Sales Tax Payable.”
“Seller Group Member” means Seller and its Affiliates, its and their respective successors and assigns, and the directors, officers, employees, managers, members, partners and equity holders of any of the foregoing.
“Seller Plan” means any Benefit Plan other than a Company Plan.
“Seller Website” means any and all webpages, websites or web properties owned or controlled by Seller or its Subsidiaries (other than Company Group) immediately prior to the Closing Date excluding those websites which will be transferred to Company Group prior to Closing as part of the Restructuring.
“Sensitive Emails” means all Business Emails (a) of a confidential, proprietary, or sensitive (competitively or otherwise) nature containing communications between Seller and the Company Group to the extent they relate to any other business of Seller or any of its Subsidiaries (other than the Company Group), or (b) in connection with or related to the potential disposition of, or exit by Seller from, the Business, including those relating to the transactions contemplated by this Agreement.
“Shares” has the meaning specified in the first recital of this Agreement.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
“Software License Agreement” means the Software License Agreement, dated as of the Closing Date, among Bowling Products, Leiserv and Brunswick Centres substantially in the form attached hereto as Exhibit C.
“Specified Reimbursable Expenses” has the meaning set forth in Section 12.3(b).
“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any Person of which (a) such first Person or any other Subsidiary of such first Person is a general partner or managing member or (b) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors (or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such first Person or by any one or more of its Subsidiaries.
“Supply Agreement” means the Supply Agreement, dated as of the Closing Date, between Bowling Products and Bowlmor AMF Corp. substantially in the form attached hereto as Exhibit D.
“Surveys” has the meaning set forth in Section 8.12(a).
“Tax” (and, with correlative meaning, “Taxes”) means (a) all taxes, assessments, charges, dues, duties, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Body, including any U.S. federal, state, provincial, local or non-U.S. (including Canadian) income, gross receipts, property, escheat, sales, use, license, excise, franchise, employment, payroll, social security, Canadian Pension Plan premiums, workers’ compensation, employment or unemployment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, unemployment, disability, withholding, alternative or add-on minimum, ad valorem, value added, goods and services, harmonized sales, windfall profits, transfer, documentary or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, or addition to tax imposed by any Governmental Body, whether such tax is disputed or not, (b) Liability for the payment of any amounts of the type described in clause (a) above relating to any other Person as a result of being party to a Tax Contract, or being a successor or transferee of such other Person, or (c) Liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be ) a member of any affiliated group as defined in Section 1504 of the Code, or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. tax law (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Attributes” means, with respect to any Tax, earnings and profits, any tax basis, net operating loss carryovers, net capital loss carryovers, and credits (and similar items under Canadian Tax Requirements of Law with respect to the Canadian Member) of any Person.
“Tax Contract” means a contract which principally relates to Taxes, pursuant to which a party is obligated to pay Taxes of another person.
“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Third-Party Sale Period” has the meaning specified in Section 8.7.
“Third Person Claim” has the meaning specified in Section 11.5(a).
“Thousand Oaks JV” means the joint venture pursuant to the Joint Venture Agreement dated July 11, 1980, as amended November 10, 1981 and November 9, 1983 (as may be further amended, modified or supplemented), between Brunswick Corporation and C & C Co., an Ohio partnership.
“Title Commitments” has the meaning set forth in Section 8.12(a).
“Title Company” has the meaning set forth in Section 8.12(a).
“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.
“Trademark License Agreement” means the Trademark License Agreement, dated as of the Closing Date between Seller and Buyer substantially in the form attached hereto as Exhibit E.
“Trademarks” means all domestic and foreign trade names, business names and other indicia of origin, trade dress, logos, slogans, internet domain names, registered and unregistered trademarks or trade-marks and service marks and related registrations and applications for registration.
“Transaction Expenses” means any out-of-pocket fees, costs and expenses incurred or subject to reimbursement by the Company Group, in each case to the extent incurred at or before the Closing or otherwise as a result of the Closing, in each case, in connection with the preparation, execution and/or consummation of this Agreement and not paid prior to the Closing, including: (a) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers of the Company Group; (c) any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, “stay” bonus or other compensatory payments, in each case, made to any employee, director, officer, independent contractor, consultant or other individual service provider as a result of the execution of this Agreement or in connection with the transactions contemplated hereby; (d) any fees and expenses in connection with obtaining waivers, consents or approvals of any Persons on behalf of the Company Group; and (e) any expenses or Taxes borne or to be borne by the Company Group as a result of the transactions contemplated hereby (including the employer portion of any payroll, social security, withholding, Medicare, disability, employment, unemployment or other similar Tax incurred in connection with the payment of any retention bonuses or payments, or incurred in connection with the exercise of, or payments made in respect of, any employee stock options made on, at, or prior to the Closing); provided, however, that “Transaction Expenses” shall not include any (A) out-of-pocket fees, costs and expenses incurred or subject to reimbursement by the Company Group in connection with (i) any financing or refinancing arrangements entered into by Buyer or by the Company Group at or after the Closing (other than the Financing) or (ii) any action or inaction of Buyer or any of its Affiliates after the Closing or any other transaction entered into by, Buyer or any of its Affiliates (including the Company Group) at or after the Closing or in connection with the consummation of the transactions contemplated by this Agreement or (B) Reimbursable Expenses.
“Transfer Documents” has the meaning specified in Section 8.7(c)(iii).
“Transfer Taxes” has the meaning specified in Section 8.2(c).
“Transferred Employees” has the meaning specified in Section 8.3(a).
“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date between Seller and Buyer substantially in the form attached hereto as Exhibit F.
“U.S. Members” means all Members other than the Canadian Member.
“Web Support Period” has the meaning specified in Section 8.18(a).
“YTD Audited Financial Statements” has the meaning specified in Section 8.9(b).
“YTD Internal Reporting Segment Interim Financial Statements” has the meaning specified in Section 8.9(a).
Section 1.2.    Interpretation. In this Agreement (including in any Schedules):
(a)    words denoting the singular include the plural and vice versa and words denoting any gender include all genders;
(b)    “including” and “includes” and similar means “including without limitation” or “includes without limitation”;
(c)    “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of Illinois or New York;

(d)    the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement (including any Schedules);
(e)    when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;
(f)    unless otherwise specified, all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;
(g)    money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;
(h)    the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear;
(i)    references herein to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement;
(j)    exhibits and schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein;
(k)    the word “or” shall not be exclusive;
(l)    references to a Person are also to its permitted successors and assigns;
(m)    references to any accounting terms used in this Agreement shall, unless otherwise defined in this Agreement, have the meaning ascribed thereto by GAAP;
(n)    all references to “line items” shall refer to the line items set forth on Schedule 1.2(n), which sets forth selected financial information of the Business as of March 29, 2014;
(o)    unless the context otherwise requires, references herein: (i) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and
(p)    neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any item or matter in any schedule is intended to imply that such item or matter is or is not material, and no party shall use the fact of the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter described herein or included in any schedule is or is not material for purposes of this Agreement.
ARTICLE II
PURCHASE AND SALE
Section 2.1.    Purchase and Sale of the Securities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (a) Seller shall sell, transfer, assign, convey and deliver (or, in the case of the Perry Shares and the Normandy Shares, cause to be sold, transferred, assigned, conveyed and delivered) to Buyer, free and clear of all Encumbrances, other than those Encumbrances created by Buyer or restrictions on transfer imposed by federal, state or provincial securities Requirements of Law, and Buyer shall purchase and accept from Seller (or, in the case of the Perry Shares and the Normandy Shares, Seller’s designee), all of the Securities other than the Canadian Shares, and (b) Seller shall sell, transfer, assign, convey and deliver to Canadian Buyer, free and clear of all Encumbrances, other than those Encumbrances created by Canadian Buyer or restrictions on transfer imposed by federal, state or provincial securities Requirements of Law, and Buyer shall cause Canadian Buyer to purchase and accept from Seller, all of the Canadian Shares.
ARTICLE III
PURCHASE PRICE
Section 3.1.    Determination of Estimated Closing Date Net Working Capital and Estimated Closing Date League and Customer Deposits. At least five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller by an executive officer of Seller, dated the date of its delivery, setting forth Seller’s good faith estimates of the Closing Date League and Customer Deposits (the “Estimated Closing Date League and Customer Deposits”), the Closing Date Current Assets (the “Estimated Closing Date Current Assets”), the Closing Date Working Capital Liabilities (the “Estimated Closing Date Working Capital Liabilities”) and the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital” and such certificate, the “Pre-Closing Statement”), in each case, determined in accordance with the provisions of this Agreement (including the Agreed Accounting Principles), together with reasonable supporting documentation for such estimates and any additional information reasonably requested by Buyer. Seller shall offer reasonable consultation with Buyer in preparing the Pre-Closing Statement (and Buyer shall promptly respond to such consultation requests by Seller). Seller shall, and shall cause the Company Group to, provide Buyer (and its Representatives) with reasonable access (subject to the execution of customary indemnification and confidentiality agreements with Seller’s outside auditors and accountants) during normal business hours to the books, records, supporting data, work papers, facilities and personnel of the Company Group and Seller for purposes of Buyer’s review of the Pre-Closing Statement (including the determination of the Estimated Closing Date League and Customer Deposits, Estimated Closing Date Current Assets, Estimated Closing Date Working Capital Liabilities and Estimated Closing Date Net Working Capital) and reasonably cooperate with Buyer (and its Representatives) in connection with such review. Buyer shall have three (3) business days after receipt of the Pre-Closing Statement to dispute any of the elements of or amounts reflected on the Pre-Closing Statement (but only on the basis that such amounts were not determined in accordance with the provisions of this Agreement

(including the Agreed Accounting Principles)) by delivering its own good faith estimates of the Estimated Closing Date League and Customer Deposits, Estimated Closing Date Current Assets, Estimated Closing Date Working Capital Liabilities and Estimated Closing Date Net Working Capital, together with reasonable supporting documentation for such estimates and any additional information reasonably requested by Seller. Buyer and Seller and their respective Representatives shall use commercially reasonable efforts to resolve such objections prior to the Closing in a mutually agreeable manner. In the event any such objections cannot be resolved prior to the Closing:
(i)        if the sum of Buyer’s good faith calculations of the Estimated Closing Date League and Customer Deposits and Estimated Closing Date Net Working Capital differs from the sum of Seller’s good faith calculations of the Estimated Closing Date League and Customer Deposits and Estimated Closing Date Net Working Capital by less than $1,000,000, then Seller’s good faith estimates of the Estimated Closing Date League and Customer Deposits and Estimated Closing Date Net Working Capital shall be the Estimated Closing Date League and Customer Deposits and Estimated Closing Date Net Working Capital for purposes of this Section 3.1; and
(ii)    if the sum of Buyer’s good faith calculations of the Estimated Closing Date League and Customer Deposits and the Estimated Closing Date Net Working Capital differs from the sum of Seller’s good faith calculations of the Estimated Closing Date League and Customer Deposits and Estimated Closing Date Net Working Capital by more than $1,000,000, then the Estimated Closing Date League and Customer Deposits and Estimated Closing Date Net Working Capital shall be the average of Buyer’s and Seller’s calculations of the Estimated Closing Date League and Customer Deposits and the Estimated Closing Date Net Working Capital, respectively, for purposes of this Section 3.1.
Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3.1 shall limit, modify, abrogate or otherwise constitute a waiver of any of Buyer’s or Seller’s rights to determine the Closing Date League and Customer Deposits and Closing Date Net Working Capital (or any component thereof) pursuant to Section 3.3.
Section 3.2.    Purchase Price.
(a)    Subject to adjustment as set forth in this Agreement, the purchase price for the Securities shall be equal to $270,000,000 (the “Purchase Price”), consisting of (i) the Note and (ii) $266,000,000 in cash, which shall be adjusted dollar-for-dollar as follows (as so adjusted, the “Closing Cash Purchase Price”):
(i)    it shall be decreased by the Estimated Closing Date League and Customer Deposits;
(ii)    it shall be increased by the difference between Estimated Closing Date Net Working Capital and Reference Net Working Capital, if Estimated Closing Date Net Working Capital exceeds Reference Net Working Capital;

(iii)    it shall be decreased by the difference between Reference Closing Date Net Working Capital and Estimated Net Working Capital, if Reference Net Working Capital exceeds Estimated Closing Date Net Working Capital; and
(iv)    it shall be decreased by the amount of any adjustments to the Closing Cash Purchase Price pursuant to Section 8.13(b)(ii).
The Purchase Price, as adjusted pursuant to this Agreement shall constitute the “Final Purchase Price”. At the Closing, Buyer shall deliver to Seller the duly executed Note and pay the portion of the Closing Cash Purchase Price allocated to all Securities other than the Canadian Shares pursuant to Section 4.2 hereof, and Buyer shall cause Canadian Buyer to deliver to Seller the portion of the Closing Cash Purchase Price allocated to the Canadian Shares pursuant to Section 4.2 hereof.
(b)    For U.S. and Canadian federal income taxes purposes and applicable state, provincial and local income tax purposes, the amount of the Purchase Price shown on Schedule 3.2(b) shall be allocated to the Canadian Shares as set forth therein, and the remainder shall be allocated pursuant to Section 3.5(c).
Section 3.3.    Determination of Closing Date Working Capital and Closing Date League and Customer Deposits.
(a)    Within ninety (90) days following the Closing Date, Buyer shall deliver to Seller a certificate executed on behalf of Buyer by an executive officer of Buyer, dated the date of its delivery, setting forth Buyer’s good faith calculation of the Closing Date League and Customer Deposits (the “Preliminary Closing Date League and Customer Deposits”), the Closing Date Current Assets (the “Preliminary Closing Date Current Assets”), the Closing Date Working Capital Liabilities (the “Preliminary Closing Date Working Capital Liabilities”) and the Closing Date Net Working Capital (the “Preliminary Closing Date Net Working Capital”), in each case, determined in accordance with the provisions of this Agreement (including the Agreed Accounting Principles), together with reasonable supporting documentation for such estimates and any additional information reasonably requested by Seller, and the adjustment, if any, required to be made to the Purchase Price pursuant to Section 3.4 (such certificate, the “Post-Closing Statement”). Buyer shall, and shall cause the Company Group to, provide Seller (and its Representatives) with reasonable access (subject to the execution of customary indemnification and confidentiality agreements with Buyer’s outside auditors and accountants) during normal business hours to the books, records, supporting data, work papers, facilities and personnel of the Company Group for purposes of Seller’s review of the Post-Closing Statement (including the determination of the Preliminary Closing Date League and Customer Deposits, Preliminary Closing Date Current Assets, Preliminary Closing Date Working Capital Liabilities and Preliminary Closing Date Net Working Capital) and reasonably cooperate with Seller (and its Representatives) in connection with such review.
(b)    Seller shall have thirty (30) days after receipt of the Post-Closing Statement from Buyer (the “Dispute Period”) to dispute any of the elements of or amounts reflected on the Post-Closing Statement, but only on the basis that such amounts were not determined in accordance with the provisions of this Agreement (including the Agreed

Accounting Principles) (a “Dispute”). If Seller does not give to Buyer written notice of a Dispute within the Dispute Period (a “Dispute Notice”), the Post-Closing Statement shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered by Buyer and shall be final and binding upon the parties hereto. If Seller has a Dispute, Seller shall give Buyer a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. The parties hereto shall attempt to resolve such Dispute and agree in writing upon the final content of the disputed Post-Closing Statement within thirty (30) days after delivery of such Dispute Notice.
(c)    If Buyer and Seller are unable to resolve any Dispute within the thirty (30) day period after Buyer’s receipt of a Dispute Notice, Seller and Buyer shall promptly engage a nationally recognized, independent, certified public accounting firm mutually acceptable to Seller and Buyer (the “Arbitrating Accountant”); provided, that if Seller and Buyer are unable to agree upon such a firm within ten (10) days after such thirty (30) day period, then within an additional ten (10) days, Seller and Buyer shall each select one such firm and those two firms shall select a third such firm, in which event “Arbitrating Accountant” shall mean such third firm. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have, and each of Buyer and Seller shall make available to the Arbitrating Accountant, reasonable access (subject to the execution of customary confidentiality agreements and agreements providing for the indemnification of the Arbitrating Accountant) during normal business hours to the books, records, supporting data, work papers, facilities and personnel of such party as reasonably necessary for the Arbitrating Account to perform its function as arbitrator. The Arbitrating Accountant shall be instructed to resolve only those Disputes that have not yet been resolved. The Arbitrating Accountant shall allow Buyer and Seller to present their respective positions regarding the Dispute and shall thereafter as promptly as possible (but not later than sixty (60) days) following the engagement of the Arbitrating Accountant, provide the parties hereto a written determination of the Dispute. In resolving any matter specified in the Dispute Notice, the Arbitrating Accountant (i) shall be bound by the provisions of this Agreement, (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, (iii) shall restrict its decision to such items included in the Dispute Notice which are then in dispute and (iv) may review only written presentations of Buyer and Seller in resolving any matter which is in dispute. The written determination of the Arbitrating Accountant shall be final and binding upon the parties hereto and judgment may be entered on the award. The Preliminary Closing Date League and Customer Deposits, Preliminary Closing Date Current Assets, Preliminary Closing Date Working Capital Liabilities and Preliminary Closing Date Net Working Capital, each, as so determined but after giving effect to the adjustments referred to above, shall be final and binding as the “Closing Date League and Customer Deposits”, “Closing Date Current Assets”, “Closing Date Working Capital Liabilities” and “Closing Date Net Working Capital”, respectively, for purposes of this Agreement.
(d)    The Non-Prevailing Party in any Dispute before the Arbitrating Accountant shall pay its own expenses incurred with respect to the Dispute and shall pay a percentage of (i) the fees and expenses of the Arbitrating Accountant plus (ii) the reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) of the other party incurred with respect to the Dispute, which percentage shall be calculated by dividing (A) an amount equal to the difference between the Non-Prevailing Party’s determination of the adjustment, if any, required to be made to the Purchase Price pursuant to Section 3.4 (the “Adjustment Amount”), as submitted to the Arbitrating Accountant, and the Arbitrating Accountant’s determination of Adjustment Amount by (B) an amount equal to the difference between the parties’ respective determinations of Adjustment Amount, as submitted to the Arbitrating Accountant. The other party shall pay the remainder of the fees and expenses of the Arbitrating Accountant and its own expenses not required to be paid by the Non-Prevailing Party hereunder. A party is the “Non-Prevailing Party” if the Arbitrating Accountant’s determination of the Adjustment Amount is closer to the other party’s determination of the Adjustment Amount, as submitted to the Arbitrating Accountant, than it is to that party’s determination of the Adjustment Amount, as submitted to the Arbitrating Accountant.
Section 3.4.    Adjustment. Promptly (but not later than five (5) business days) after the determination of the Closing Date League and Customer Deposits, Closing Date Current Assets, Closing Date Working Capital Liabilities and Closing Date Net Working Capital pursuant to Section 3.3 that is final and binding as set forth herein:
(i)    if the Closing Date Net Working Capital is less than the Estimated Closing Date Net Working Capital, then the Purchase Price shall be decreased dollar-for-dollar by the difference between the Estimated Closing Date Net Working Capital and the Closing Date Net Working Capital and Seller shall pay to Buyer or Canadian Buyer, as applicable, an amount in cash equal to such difference;
(ii)    if the Closing Date Net Working Capital is greater than the Estimated Closing Date Net Working Capital, then the Purchase Price shall be increased dollar-for-dollar by the difference between Closing Date Net Working Capital and the Estimated Closing Date Net Working Capital and Buyer shall, or shall cause Canadian Buyer to, as applicable, pay to Seller an amount in cash equal to such difference;
(iii)    if the Closing Date League and Customer Deposits is less than the Estimated Closing Date League and Customer Deposits, then the Purchase Price shall be increased dollar-for-dollar by the difference between the Estimated Closing Date League and Customer Deposits and the Closing Date League and Customer Deposits and Buyer shall, or shall cause Canadian Buyer to, as applicable, pay to Seller an amount in cash equal to such difference; and
(iv)    if the Closing Date League and Customer Deposits is greater than the Estimated Closing Date League and Customer Deposits, then the Purchase Price shall be decreased dollar-for-dollar by the difference between Closing Date League and Customer Deposits and the Estimated Closing Date League and Customer Deposits and Seller shall pay to Buyer or Canadian Buyer, as applicable, an amount in cash equal to such difference.

Section 3.5.    Allocation of Purchase Price and Certain other Tax Matters.
(a)    Buyer and Seller acknowledge and agree that for U.S. federal income Tax purposes, the sale by Seller and purchase by Buyer of the Interests pursuant to Section 2.1 constitutes a sale by Seller and purchase by Buyer of all of the assets owned by Brunswick Recreation (the “Recreation Assets”) and Leiserv (the “Leiserv Assets”, together with the Recreation Assets, the “Assets”), in each case, after giving effect to the Restructuring, in a transaction described in Section 1060 of the Code (the foregoing treatment, the “Intended Tax Treatment”). Each of Buyer and Seller agrees that neither it nor any of its Affiliates shall file any U.S. federal, state, local or non-U.S. Tax Returns in a manner that is inconsistent with the Intended Tax Treatment. Each of Buyer and Seller covenants and agrees to timely file an IRS Form 8594 in accordance with the Intended Tax Treatment and the provisions of this Section 3.5.
(b)    Seller and Buyer shall make a joint election for each Member set forth on Schedule 3.5(b) under Section 338(h)(10) of the Code and under similar provisions of state or local law with respect to the purchase of the capital stock of such Member. (collectively, the “Section 338(h)(10) Elections”). Seller and Buyer shall each deliver completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state and foreign forms at the Closing in accordance with Sections 4.3(i) and 4.4(p) (relating to Closing Date deliveries). If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly make such changes. Each of Buyer and Seller agrees that neither it nor any of its Affiliates shall take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any Section 338(h)(10) Elections.
(c)    Buyer shall use commercially reasonable efforts to deliver to Seller within one hundred fifty (150) days following Closing the Preliminary Overall Allocation Schedule and the Preliminary Section 338(h)(10) Schedules (together, the “Preliminary Allocation Schedules”).
(i)    The “Preliminary Overall Allocation Schedule” means a schedule prepared in accordance with Section 1060 of the Code and the Regulations thereunder allocating the sum of the amount of the Note and the portion of the Closing Cash Purchase Price (including any liabilities properly taken into account pursuant to Section 1001 of the Code) among the Recreation Assets and Leiserv Assets, respectively. The Preliminary Overall Allocation Schedule shall set forth for each of Brunswick Recreation and Leiserv the amount allocated in the aggregate to the following groups of Assets: (i) cash, (ii) inventory, (iii) accounts receivable, (iv) machinery and equipment, (v) land, (vi) buildings, (vii) improvements, (viii) ownership interests in Subsidiaries (including for the avoidance of doubt Thousand Oaks JV, Normandy Restaurant, Inc. and Perry Hall, Inc.), and (ix) goodwill. The Preliminary Overall Allocation Schedule shall further set forth on an individualized basis the amount allocated to the capital stock of each of the Members set forth on Schedule 3.5(b).
(ii)    The “Preliminary Section 338(h)(10) Schedule” means a schedule for each of the Members set forth on Schedule 3.2(b), in each case allocating the ADSP (as such term is defined in Treasury Regulation § 1.338-4, and calculated in accordance with the amount of consideration shown on the Preliminary Overall Allocation Schedule for the capital stock of such Member) among the assets of such Member, prepared on an aggregate basis in accordance with the provisions of Section 3.5(c)(i).
(d)    If, within thirty (30) days following receipt of the Preliminary Allocation Schedules, Seller does not notify Buyer in writing of its disagreement with a Preliminary Allocation Schedule, such Preliminary Allocation Schedule shall be final and binding. If, within such thirty (30)-day period, Seller so notifies Buyer, Seller and Buyer shall endeavor to resolve such disagreement by the end of such thirty (30) day period (or longer, upon mutual agreement), and if they are able to do so shall make such revisions to such Preliminary Allocation Schedule to reflect such resolution, which as revised shall be final and binding (and corresponding revisions shall be made to the other Preliminary Allocation Schedules, as necessary). Each Preliminary Allocation Schedule, upon becoming final and binding in accordance with the foregoing, shall constitute a “Final Allocation Schedule.” Each of Buyer and Seller agrees that neither it nor any of its Affiliates shall file any U.S. federal, state, local and non-U.S. Tax Returns in a manner that is inconsistent with a Final Allocation Schedule. Each of Buyer and Seller shall promptly provide, or cause to be provided, to the other any additional information and reasonable assistance required to complete such forms, or to compute Taxes, arising in connection with (or otherwise affected by) the transactions contemplated by this Agreement. Each of Buyer and Seller shall promptly inform the other of any challenge by any taxing authority to a Final Allocation Schedule and consult with and keep the others informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. In the event of any adjustment to the Purchase Price pursuant to Section 11.4, such adjustment shall be deemed to be allocated to the Asset or capital stock of a Member to which such adjustment relates, and if the adjustment does not relate to any particular Asset or to the capital stock of a Member, then such adjustment shall be allocated to goodwill.
(e)    If Seller and Buyer are unable to resolve the disagreement raised in the notice of disagreement in the period provided for under Section 3.5(d), Buyer shall promptly cause an independent appraiser selected by Buyer and reasonably acceptable to Seller to deliver to Buyer and Seller, as promptly as practicable (but in no event later than sixty (60) days following the delivery of the Preliminary Allocation Schedules), an appraisal (the “Appraisal”) of the fair market value as of the Closing Date of the Assets (and to the extent relevant, the assets owned by the Members listed on Schedule 3.5(b)), and the Final Allocation Schedules shall be prepared in accordance with the Appraisal. The cost of the Appraisal shall be paid one-half by Seller and one-half by Buyer.
Section 3.6.    Withholding Tax.
(a)    Notwithstanding anything in this Agreement to the contrary, but subject to Section 3.6(b), Buyer, Canadian Buyer or any of their respective designated Affiliates (and their respective agents) shall be entitled to deduct and withhold from the Purchase Price, the Final Purchase Price and any other payments otherwise payable pursuant to this Agreement or any other Ancillary Agreements such amounts as Buyer, Canadian Buyer or any of their respective Affiliates is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state, local or non-U.S. tax law and any amounts so withheld shall be timely paid to the appropriate Governmental Body. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body by Buyer, Canadian Buyer or any of their Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. The parties hereto shall collaborate in good faith to reduce, exempt or obtain reimbursement of withholding Tax and each party shall reasonably endeavor to inform the other in a timely fashion of any obligation to make a withholding for Taxes described in this paragraph (a) of which such party has actual knowledge.
(b)    Seller and Buyer agree to co-operate and use commercially reasonable efforts to properly minimize or eliminate the imposition of Canadian withholding tax as a result of the transfer of the Canadian Shares. Notwithstanding the foregoing, if the Canadian Shares could reasonably be considered by Buyer to be “Taxable Canadian Property” that is not “Treaty Protected Property” (as those terms are defined in the Income Tax Act (Canada) (“ITA”)), then, prior to the Closing, Seller shall apply for a clearance certificate (a “Clearance Certificate”) under Section 116 of the ITA with a certificate limit at least equal to the portion of the Purchase Price that is allocated to the Canadian Shares pursuant to Section 3.2(b) (the “Canadian Purchase Price”). If Seller is able to tender a Clearance Certificate on or before the Closing Date, then Buyer shall cause Canadian Buyer not to withhold any amount on account of Canadian tax so long as the certificate limit is at least equal to the Canadian Purchase Price. If the Canadian Shares could reasonably be considered to be “Taxable Canadian Property” that is not “Treaty Protected Property” and Seller is unable to tender a Clearance Certificate on or before the Closing Date then Buyer shall cause Canadian Buyer to withhold twenty-five per cent (25%) of the Canadian Purchase Price (the “Holdback”) on the Closing Date. The Holdback shall be deposited in a Canadian dollar interest bearing account at a financial institution that is agreed to by Seller and Buyer (the “Holdback Account”). All interest on the Holdback Account shall be for the account of Seller. The Holdback Account shall be maintained until such time as Canadian Buyer is required to remit the Holdback to Canada Revenue Agency (“CRA”). In this regard, the parties agree to co-operate and use commercially reasonable efforts to defer the date on when the Holdback must be remitted to CRA, including attempting to obtain a “comfort letter” from CRA that may defer the date on which Canadian Buyer is required to remit the Holdback to CRA. If Seller is able to obtain a Clearance Certificate with a certificate limit at least equal to the Canadian Purchase Price before the Canadian Buyer has remitted the Holdback to CRA, then Buyer shall release the Holdback and all related interest income to Seller forthwith upon delivery to the Buyer of the Clearance Certificate (provided such Clearance Certificate is delivered to the Canadian Buyer at least one (1) business day prior to the date on which Canadian Buyer is required to remit the Holdback to the CRA). If Canadian Buyer does remit the Holdback to CRA, then at the same time Buyer shall cause Canadian Buyer to remit all of the interest in the Holdback Account to Seller (net of applicable withholding Tax) and Seller shall make such tax filings as it deems appropriate in order to obtain a refund of all or a portion of the Holdback. The parties acknowledge that any Holdback refund that is obtained shall be the sole property of Seller and Buyer shall cause Canadian Buyer to provide reasonable cooperation to Seller to assist Seller to obtain a refund of all or a portion of the Holdback. In the event that Canadian Buyer is required to pay any amount to Seller as an increase or adjustment of the Purchase Price pursuant to the terms of this Agreement, then this Section 3.6 shall apply to such payment, mutatis mutandis.
ARTICLE IV
CLOSING
Section 4.1.    Closing Date. The Closing shall be consummated on a date and at a time agreed upon by Buyer and Seller, but in no event later than the earlier of (a) the third (3rd) business day following satisfaction or waiver of all of the closing conditions set forth in Articles IX and X (other than those to be satisfied at Closing (for the avoidance of doubt, including the satisfaction of the conditions set forth in Section 9.4 and 9.5), but subject to the satisfaction or waiver of those conditions at the Closing) and (b) October 15, 2014 if all of the closing conditions set forth in Articles IX and X have been satisfied or waived (other than those to be satisfied at Closing (for the avoidance of doubt, including the satisfaction of the conditions set forth in Section 9.4 and 9.5), but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, or remotely via the exchange of executed documents and other closing deliverables, or at such other time and place as shall be agreed upon by Buyer and Seller. The date on which the Closing is actually held is referred to herein as the “Closing Date.”

Section 4.2.    Payment on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing Buyer shall deliver to Seller the duly executed Note and shall pay Seller the portion of the Closing Cash Purchase Price allocated to all Securities other than the Canadian Shares and the Canadian Buyer shall pay to Seller the portion of the Closing Cash Purchase Price allocated to the Canadian Shares.
Section 4.3.    Buyer’s Additional Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing Buyer shall deliver to Seller all of the following:
(a)    a certificate of the secretary or an assistant secretary of Buyer, duly executed as of the Closing Date, certifying (i) the good standing of Buyer under the laws of the State of Virginia and attaching thereto a good standing certificate of Buyer, (ii) a true and correct copy of the Organizational Documents and all amendments thereto of Buyer, (iii) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, any Buyer Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;
(b)    the certificate contemplated by Section 10.1(d), duly executed by a duly authorized executive officer of Buyer;
(c)    the duly executed Note executed on behalf of Buyer;

(d)    (i) a mortgage or deed of trust, as applicable, as security for and in the amount of the Note, encumbering the following Owned Real Property: 18521 East Main Street, Parker, CO; 5665 Carmichael Road, Montgomery, AL; 8445 Chandan Road, Rockford, IL 61108; and 2075 East Algonquin Road, Algonquin, IL, in form and substance reasonably acceptable to Seller; and (ii) mortgage tax affidavits and declarations, if applicable, for each of the properties set forth in (i) above, all in form and substance reasonably acceptable to Seller;
(e)    duly executed counterparts of the Supply Agreement executed on behalf of Bowlmor AMF Corp.;
(f)    duly executed counterparts of the Transition Services Agreement executed on behalf of Buyer;
(g)    duly executed counterparts of the Trademark License Agreement executed on behalf of Buyer;
(h)    duly executed counterparts of the Software License Agreement executed on behalf of Brunswick Centres and Leiserv;
(i)    IRS Form 8023 (and any state forms) as required to effect the Section 338(h)(10) Elections, if any, completed and properly executed by Buyer; and
(j)    such other documents and instruments as Seller may reasonably request prior to Closing that are reasonably necessary to consummate the transactions contemplated hereby at the Closing; provided that Buyer shall not be required to provide any documents or instruments that are inconsistent with its obligation to use commercially reasonable efforts to consummate the Closing in accordance with Section 7.3(c); provided, further, that, as between Buyer and its Subsidiaries, on the one hand, and Seller and its Subsidiaries, on the other hand, such documents and instruments shall not include any additional representations or warranties or provide for any additional recourse, in each case, that are more expansive than any of the representations, warranties or recourse set forth in this Agreement or any of the other documents or instruments required to be delivered under this Section 4.3 or Section 4.4.
Section 4.4.    Seller’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing Seller shall deliver to Buyer all of the following (it being agreed by Buyer that any closing deliveries set forth in clauses (o) and (p) below that are maintained at any Real Property will be deemed to have been delivered by Seller at the Closing):
(a)    certificate of the secretary or an assistant secretary of Seller, duly executed as of the Closing Date, certifying (i) the good standing of Seller under the laws of the State of Delaware and attaching thereto a good standing certificate of Seller, (ii) a true and correct copy of the Organizational Documents and all amendments thereto of Seller, (iii) the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and any Seller Ancillary Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby; and

(iv) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement to which Seller is a party;
(b)    certificate of the secretary or an assistant secretary of each Member, duly executed as of the Closing Date, certifying (i) the good standing of such Member under the laws of its jurisdiction of organization and attaching thereto a good standing certificate of such Member and each other jurisdiction in which such Member is qualified to do business, (ii) a true and correct copy of the Organizational Documents and all amendments thereto of such Member, (iii) the resolutions of the board of directors or similar governing body of such Member authorizing the execution, delivery and performance of any Member Ancillary Agreement to which such Member is a party and the consummation of the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of such Member executing any Member Ancillary Agreement to which such Member is a party;
(c)    the certificate(s), if any, representing all of the Securities (including the stock certificates for Normandy Restaurant, Inc. and Perry Hall Lounge, Inc.) other than the Canadian Shares, duly endorsed to Buyer or accompanied by duly executed stock/equity powers in blank or duly executed instruments of assignment reasonably acceptable to Buyer;
(d)    the certificate(s), if any, representing all of the Canadian Shares duly endorsed to Canadian Buyer or accompanied by duly executed stock transfer powers of attorney executed in blank by the holders of record reasonably acceptable to Buyer;
(e)    the certificate contemplated by Section 9.1(e), duly executed by a duly authorized executive officer of Seller;
(f)    duly executed counterparts of the Supply Agreement executed on behalf of Bowling Products;
(g)    duly executed counterparts of the Transition Services Agreement executed on behalf of Seller;
(h)    duly executed counterparts of the Trademark License Agreement executed on behalf of Seller;
(i)    duly executed counterparts of the Software License Agreement executed on behalf of Bowling Products;
(j)    the written resignations of each of the corporate directors and/or officers (or functional equivalent) of each Member in his or her capacity as such;
(k)    a duly executed certification of non-foreign status, for purposes of Section 897 and 1445 of the Code;
(l)    evidence, in form and substance reasonably satisfactory to Buyer, of the unconditional release of (i) any Member as guarantor and from its obligations under (A) the 4.625% Senior Notes due 2021 of Seller (including the related Indenture, dated May 13, 2013 between Seller, U.S. Bank National Association, as trustee, and the other parties thereto) and (B) the Credit Agreement, (ii) any Encumbrances on the equity interests of any Member securing the obligations under the Credit Agreement and (iii) any Encumbrances on the assets of any Member (after giving effect to the Restructuring), securing the obligations under the Credit Agreement;
(m)    evidence, reasonably satisfactory to Buyer, of the termination of each Related Party Transaction, other than any Contract set forth on Schedule 7.5;
(n)    all stock records of each Member in the possession of Seller or any of its Subsidiaries that is not a Member;
(o)    the minute books and corporate seals, if any, of each Member in the possession of Seller or any of its Subsidiaries that is not a Member;
(p)    IRS Form 8023 (and any state forms) as required to effect the Section 338(h)(10) Elections, if any, completed and properly executed by Seller;
(q)    duly executed affidavits, certifications and indemnities, including Non-Imputation Indemnities, contemplated by Section 8.12(b); and
(r)    such other documents and instruments as Buyer may reasonably request prior to Closing that are reasonably necessary to consummate the transactions contemplated hereby at the Closing; provided that Seller shall not be required to provide any documents or instruments that are inconsistent with its obligation to use commercially reasonable efforts to consummate the Closing in accordance with Section 7.3(c); provided, further, that, as between Buyer and its Subsidiaries, on the one hand, and Seller and its Subsidiaries, on the other hand, such documents and instruments shall not include any additional representations or warranties or provide for any additional recourse, in each case, that are more expansive than any of the representations, warranties or recourse set forth in this Agreement or any of the other documents or instruments required to be delivered under this Section 4.4 or Section 4.3.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:
Section 5.1.    Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
Section 5.2.    Organization; Capital Structure of the Company Group; Power and Authority.
(a)    Each Member and its jurisdiction of incorporation or formation are set forth on Schedule 5.2(a). Each Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each Member is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary, set forth on Schedule 5.2(a), except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect. Each Member has the corporate or limited liability company power and corporate or limited liability company authority to own, license, hold or lease and operate its assets and to carry on the Business in the manner as it is currently being conducted.
(b)    Each Member has provided to Buyer a true, complete and correct copy (including all amendments and supplements) of its Organizational Documents. No Member is in violation of any of the provisions of its Organizational Documents. The name of each manager, director and officer of each Member, and the position held by each such individual, is set forth on Schedule 5.2(b).
(c)    Schedule 5.2(c) sets forth the total authorized equity, total issued equity, total outstanding equity, name of each legal, beneficial and record holder (“Record Holder”) of such equity and corresponding designated certificate number (in the case of certificated securities) issued to each Record Holder, in each case, of each Member. Each Record Holder owns, of record and beneficially, all the issued and outstanding equity of the corresponding Member set forth on Schedule 5.2(c), free and clear of all Encumbrances other than restrictions on transfer imposed by federal, state and provincial securities Requirements of Law. All such equity is duly authorized, validly issued and outstanding, fully paid and nonassessable, and free and clear of preemptive rights. There are no equity interests of Leiserv, Brunswick Recreation or Brunswick Centres held in treasury. Except for this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights (including conversion or preemptive rights), agreements (oral or in writing), arrangements or commitments to issue or sell any shares of capital stock or equity or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from Seller or any Member, any shares of capital stock or equity of or in any Member, and no such securities or obligations are outstanding. No Member has any outstanding, or has authorized any, stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder or shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity in any Member. Upon delivery to Buyer and Canadian Buyer at the Closing of certificates representing the outstanding equity of Leiserv, Brunswick Recreation and Brunswick Centres, good and valid title to all of the Securities will pass to Buyer and Canadian Buyer, free and clear of all Encumbrances, other than those Encumbrances created by Buyer or restrictions on transfer imposed by federal or state securities Requirements of Law.
(d)    Except as set forth on Schedule 5.2(c), no Member owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity interest in any other Person. There are no contractual obligations of any Member to make any investment (in the form of a capital contribution or otherwise) in, any Person.
Section 5.3.    Authority of Seller and Members; Conflicts.

(a)    Each of Seller and the Members has the corporate or limited liability company power and corporate or limited liability company authority to execute, deliver and perform this Agreement, each of the Seller Ancillary Agreements and Member Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement, the Seller Ancillary Agreements and Member Ancillary Agreements by Seller or any of the Members, as applicable, have been duly authorized and approved by Seller’s board of directors or such Member’s applicable governing body and do not require any further authorization or consent of Seller, such Member or their respective stockholders or members, as applicable. This Agreement has been duly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. Each of the Seller Ancillary Agreements and the Member Ancillary Agreements has been duly authorized by Seller or each Member, as applicable, and upon execution and delivery by Seller or each Member, as applicable, will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, or the other party or parties thereto) a legal, valid and binding obligation of Seller or such Member, as applicable, enforceable against Seller or such Member, as applicable, in accordance with its terms, subject, in the case of each of the Seller Ancillary Agreements and Member Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.
(b)    Except as set forth in Schedule 5.3(b), neither the execution, delivery and performance of this Agreement, any of the Seller Ancillary Agreements or the Member Ancillary Agreements or the consummation of any of the transactions by Seller or any Member contemplated hereby or thereby nor compliance by Seller or any Member with or fulfillment by Seller or any Member of the terms, conditions and provisions hereof or thereof will:
(i)    assuming the receipt of all consents and approvals and the filing of all documents as described in Section 5.3(b)(ii), (w) conflict with, result in a violation or Breach of the terms, conditions or provisions of, (x) constitute (with or without notice or lapse of time or both) a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (y) require any Consent, or the giving of notice to, any Governmental Body or other Person in connection with, or (z) result in the creation or imposition of any Encumbrance upon any of the Securities or any of the assets of the Company Group or any Business Carve-out Assets under (A) any Organizational Document of Seller or any Member, (B) any Contract to which Seller or any Member is a party or any of their respective properties and assets (including any Individual Real Property) are subject or by which Seller or any Member is bound (including any Business Agreement, Real Property Lease or Occupancy Lease), (C) any Court Order to which Seller or any Member is a party or any of their respective properties and assets (including any Individual Real Property) are subject or by which Seller or any Member is bound (including any Business Agreement, Real Property Lease or Occupancy Lease), (D) any Requirements of Law affecting Seller or any Member or any of their respective properties and assets (including any Individual Real Property) or (E) any Governmental Permits, other than, in the case of clauses (B), (C), (D) and (E) above, any such Breaches, defaults, rights, loss of rights, Consents or Encumbrances that would not reasonably be expected to be, individually or in the aggregate, (x) material to the Company Group or (y) materially adverse to the ability of Seller to consummate the transactions contemplated by this Agreement to be consummated by Seller (including the Restructuring), or
(ii)    require Consent of any Person, except (A) in connection, or in compliance, with the provisions of the HSR Act, and (B) such Consents the failure of which to be obtained would not reasonably be expected to be, individually or in the aggregate, (x) material to the Company Group or (y) materially adverse to the ability of Seller to consummate the transactions contemplated by this Agreement to be consummated by Seller (including the Restructuring).
Section 5.4.    Financial Statements.
(a)    Schedule 5.4(a)-1 contains true, complete and correct copies of the Financial Statements. Except as set forth therein and except as set forth in Schedule 5.4(a)-2, the Financial Statements have been prepared in conformity in all material respects with Seller’s accounting principles which comply in all material respects with GAAP applied on a consistent basis (except that the Financial Statements do not contain footnotes, the absence of which is not material to the Company Group), and such Financial Statements present fairly, in all material respects, the financial position and results of operations of the Business or the Internal Reporting Segment, as applicable, as of their respective dates and for the respective periods covered thereby subject, in the case of the Interim Financial Statements and Internal Reporting Segment Interim Financial Statements, to normal year-end adjustments (the effect of which are not and will not, individually or in the aggregate, be material to the Company Group).
(b)    All of the outstanding accounts receivable shown on the Financial Statements have been valued in accordance with GAAP applied on a consistent basis in all material respects and represent, as of the respective dates thereof, valid Liabilities of a third party to the Company Group arising from sales actually made or services actually performed in respect of the Business, in each case, in the ordinary course of business consistent with past practice. All of the outstanding accounts receivable shown in the Financial Statements that are uncollectible have been reserved against on the Financial Statements in accordance with GAAP applied on a consistent basis.
(c)    All inventory reflected on the Financial Statements consists of a quality and quantity usable in the Business consistent with past practices and have been valued in accordance with GAAP applied on a consistent basis. All of the inventory that is obsolete, excessive or below-standard quality has been reserved against, written off or written down to net realizable value on the Financial Statements and valued in accordance with GAAP applied on a consistent basis.
(d)    Seller’s system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements of the Company Group in accordance with GAAP applied on a consistent basis.
(e)    Schedule 5.4(e) sets forth, as of the date hereof, a true, complete and correct list of all Indebtedness of the Company Group, including, as applicable, the aggregate principal amount outstanding thereunder. As of the Closing, the Company Group shall have no Indebtedness (other than Indebtedness resulting from the Financing).
Section 5.5.    Recent Operations.
(a)    Except as set forth in Schedule 5.5(a), since December 31, 2013, there has been no Material Adverse Effect.
(b)    Except as set forth in Schedule 5.5(b), since December 31, 2013 through the date hereof, Business has been conducted only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 5.5(b), since December 31, 2013 through the date hereof, the Members have not, and to the extent related to a Business Carve-out Asset or Business Carve-out Liability, neither Seller nor any of its Subsidiaries have, individually or as a group:
(i)    made any material change in the Business or its operations, except such changes as required to comply with any applicable Requirements of Law;
(ii)    acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division;
(iii)    entered into any contract or commitment for any capital expenditure in excess of $25,000;
(iv)    created, incurred or assumed, or agreed to create, incur or assume, any Indebtedness, other than in the ordinary course of business consistent with past practice under the Credit Agreement;
(v)     made, or agreed to make, any payment or distribution of any material assets (other than cash) to Seller or any of its Affiliates;
(vi)    instituted any material increase under any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its employees, other than changes made in accordance with normal compensation practices, pursuant to existing contractual commitments or consistent with past compensation practices, or as required by any such plan or any Requirements of Law;
(vii)    granted to any employee engaged in the conduct of the Business any increase in compensation in excess of 5% over his or her annual compensation in 2013 (for any employee with annual compensation in 2013 in excess of $60,000) or any increase in other material benefits, other than changes made in the ordinary course of business consistent with past compensation practices, pursuant to existing contractual commitments or as required by any Requirements of Law;
(viii)    made any material change in the accounting policies applied in the preparation of the Financial Statements, unless such change is required by GAAP;
(ix)    had any Real Property or personal property suffer any material damage (other than ordinary course wear and tear), destruction or casualty loss (whether or not covered by insurance) or condemnation taking or other similar proceeding;
(x)    directly or indirectly redeemed, purchased or otherwise acquired any of its equity interests or authorized reclassification or recapitalization or otherwise changed the terms or provisions of any of its equity interests;
(xi)    not paid any material account payable, or sought the extension of the payment date of any account payable outside of the ordinary course of business consistent with past practice;
(xii)    permitted or allowed any of its Property or assets to be subjected to any Encumbrance, except for Permitted Encumbrances;
(xiii)    written off as uncollectible any notes or accounts receivable;
(xiv)    canceled any debts or waived any claims or rights other than in the ordinary course of business consistent with past practice and not involving amounts in excess of $10,000 individually or $25,000 in the aggregate;
(xv)    sold, transferred, or otherwise disposed of any of its Properties or assets, except in the ordinary course of business consistent with past practice;
(xvi)    disposed of, abandoned or permitted to lapse any rights to the use of any Copyrights, Patent Rights or Software material to the conduct of the Business, or disposed of or disclosed, or permitted to be disclosed (except as necessary in the conduct of the Business), to any Person other than Representatives of Buyer, any Trade Secret;
(xvii)    terminated or amended or suffered the termination or amendment of any Business Agreement or Real Property Lease, in each case, pursuant to which any of the Members would receive from any Person or pay to any Person more than $25,000 in any calendar year;
(xviii)    allowed the levels of supplies of any Member or, to the extent related to the Business, Seller or any of its other Subsidiaries to vary in any material respect from the levels customarily maintained;
(xix)    declared or paid any dividends or other distributions to its equity holders or redeemed or otherwise acquired any of its equity;

(xx)    failed to act in a manner consistent in all material respects with past practices for the applicable time of year in connection with signing up the fall leagues for the fall of 2014; or
(xxi)    agreed, whether in writing or otherwise, to take any action described in this Section 5.5.
Section 5.6.    Taxes. Except as set forth on Schedule 5.6:
(a)    all income Tax Returns and all other material Tax Returns required to have been filed by or with respect to each Member relating to Taxes for which such Member is liable have been timely filed (taking into account extensions properly obtained) and each such Tax Return is true, complete and correct in all material respects;
(b)    all Taxes required to be paid by any Member or with respect to the Business (whether or not show on any Tax Return) and all tax installments have been paid on or before due date for payment thereof (taking into account all extensions properly obtained);
(c)    no extension of time within which to file any Tax Return is in effect;
(d)    no extension or waiver of any statute of limitations relating to Taxes for which a Member is liable has been granted in writing which statute (after giving effect to such extension or waiver) has not yet expired;
(e)    there is no audit or administrative or judicial proceeding pending with respect to Taxes payable by any Member or with respect to the Business;
(f)    all deficiencies asserted in writing or assessments made in writing as a result of any examination of the Tax Returns referred to in clause (a) have been paid in full or otherwise fully resolved;
(g)    there are no liens for Taxes upon the assets of any Member except for Permitted Encumbrances;
(h)    all material Taxes which any Member is required by law to withhold or to collect for payment, have been duly withheld and collected and have been paid to the appropriate Governmental Body or properly set aside or reserved on the books of the Company Group;
(i)    during the last three years, no Member has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code was intended to apply;
(j)    each of the Non-Corporate Members is properly treated for U.S. federal income Tax purposes as disregarded as an entity separate from its owner pursuant to Treas. Reg. § 301.7701-3;

(k)    no Member will be required to include amounts in income, or exclude items of deduction, after the Closing Date as a result of (i) the application of Section 481 of the Code to a change in accounting method occurring prior to the Closing Date, (ii) any installment sale or open transaction that occurred on or prior to the Closing Date; (iii) any agreement with a Governmental Body entered into on or prior to the Closing Date, or (iv) the receipt of prepaid amounts on or prior to the Closing Date;
(l)    with respect to each transaction in which a Member has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law;
(m)    to the Knowledge of Seller, no claim has been made by any taxing authority in any jurisdiction where the Members do not currently file Tax Returns that they are or may be subject to Tax in that jurisdiction;
(n)    no Member is a party to, or bound by, any (i) Tax Contract entered into prior to the Closing Date except as will be terminated prior to the Closing Date or (ii) any other agreement that relates to Taxes that was entered into outside the ordinary course of business (excluding transactions of a type generally entered into as ordinary course commercial transactions, such as Real Property Leases, for which Taxes are not the principal subject of such transactions);
(o)    no Member has ever been a member of an “affiliated group” (as defined in Section 1504 of the Code) or is liable for Taxes of another Person (other than Seller or another Member) under Treasury Regulation § 1.1502-6 (or comparable provisions of state, local or non-U.S. law) or as a transferee or successor;
(p)    each Member is in compliance in all material respects with all applicable transfer pricing laws and regulations;
(q)    all income Tax Returns of the Canadian Member for taxation years ending on or before December 31, 2013 have been assessed by the relevant tax authority; and
(r)    the Canadian Member has no permanent establishment outside of Canada and is not subject to Tax in any jurisdiction outside of Canada.
Notwithstanding anything to the contrary in this Agreement, (i) except for the representations made in (e), (h), (i), (j), (k), and (n) the representations made in this Section 5.6 refer only to the past activities of the Members and are not intended to serve as representations with respect to Taxes attributable to any Tax periods (or portions thereof) beginning after the Closing or with respect to Tax positions taken after the Closing, and (ii) except for the representations made in (e), (h), (i), (j), (k), and (n) nothing in this Section 5.6 shall cause Seller to be liable for any Taxes attributable to any Tax periods (or portions thereof) beginning after the Closing or with respect to Tax positions taken after the Closing.

Section 5.7.    Governmental Permits. Except as set forth in Schedule 5.7(a), the Company Group owns, holds or possesses all material Governmental Permits necessary to own or lease, operate and use any of the assets used in the Business and to carry on and conduct the Business in a manner consistent with past practice (the “Business Permits”) and such Business Permits are in full force and effect. Schedule 5.7(b) sets forth a list as of the date hereof of each liquor license owned and currently effective for the Business, together with the name of each liquor license owner, the facility name operating such license, the address of such facility, the effective date of such license, the expiration date of such license, the license number, any outstanding commitments or requirements to maintaining such license which has not been satisfied (including outstanding notifications to Governmental Bodies to evidence Leiserv, LLC as a limited liability company). The Company Group and, to the extent related to the Business, Seller and its other Subsidiaries are complying and have since January 1, 2009 complied with all terms and conditions of all Business Permits, in each case, in all material respects. There are no Actions pending or, to the Knowledge of Seller, threatened, which may result in the revocation, cancellation, suspension or modification of any Business Permit and to the Knowledge of Seller, there is no basis therefor.
Section 5.8.    Real Property.
(a)    Schedule 5.8(a) (i) sets forth a true, complete and correct list of the name and street address of each parcel of real property owned by the Company Group or that is owned by Seller or any of its other Subsidiaries and constitutes a Business Carve-out Asset (collectively, the “Owned Real Property”), (ii) identifies the Member of the Company Group that owns each Individual Owned Property, and (iii) with respect to each Individual Owned Property, identifies the type of facility operation (e.g., mall, free standing building, etc.). The Company Group has good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. Except for the Owned Real Property, the Company Group does not own any real property.
(b)    Schedule 5.8(b) (i) sets forth a true, complete and correct list of each lease, license, sublease or similar occupancy agreement, including each amendment, guaranty and other material agreement related thereto, and the respective dates thereof (each a “Real Property Lease”) under which the Company Group is the lessee, sublessee or licensee of, or otherwise occupies, any real property owned by any third Person or under which Seller or any of its other Subsidiaries is the lessee, sublessee or licensee of, or otherwise occupies, any real property owned by any third Person where such Real Property Lease is a Business Carve-out Asset (excluding the Managed Real Property) (collectively, the “Leased Real Property”), including the name and street address of each Leased Real Property, (ii) identifies the Member of the Company Group that is, or will, at Closing, be the lessee, sublessee or licensee of, or otherwise holds, each Individual Leased Property, (iii) identifies the lessor, sublessor, licensor or owner of each Individual Leased Property and (iv) identifies the type of facility operation (e.g., mall, free standing building, etc.). The Company Group, Seller or such Subsidiary, as applicable, has, and the Company Group will at Closing have, good and valid leasehold interests in all of the Leased Real Property, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. Except for the Real Property Leases and Occupancy Leases (for clarity, a Member is lessor or sublessor with respect to the Occupancy Leases), the Company

Group does not lease any real property. Each Real Property Lease is valid and in full force and effect and constitutes the valid and binding obligation of the Company Group, Seller or other Subsidiary party thereto and, to the Knowledge of Seller, each other party thereto, enforceable against the Company Group, Seller or such Subsidiary, as applicable, and, to the Knowledge of Seller, each other party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity. None of the Company Group, Seller nor any other Subsidiary of Seller has received written notice of default under any of the Real Property Leases which remains uncured, and no material default nor, to the Knowledge of Seller, any event which, with the giving of notice or the passage of time or both, would constitute a material default, by the Company Group, Seller or any of its other Subsidiaries under any of the Real Property Leases has occurred. To the Knowledge of Seller, no other party to any Real Property Lease is or is alleged to be in material violation thereof or in material default in respect thereof, nor has there occurred any event or condition which (with or without notice or lapse of time or both) would constitute a material violation thereof or a material default thereunder. Except as set forth on Schedule 5.8(b), no renewal option has been exercised under any of the Real Property Leases, other than options whose exercise has been evidenced by a written document described in Schedule 5.8(b). Seller has provided to Buyer a correct and complete copy of (x) each Real Property Lease, including all amendments, guaranties, (y) other material agreements related thereto, and (z) all material notices delivered or received by Seller or any Member in connection therewith since January 1, 2011. For purposes of the preceding sentence, each notice delivered or received by Seller or any Subsidiary of Seller in connection with a Real Property Lease shall be deemed a material notice unless such notice (A) does not affect the substantive rights and/or obligations of the parties to the Real Property Lease, (B) has been superseded by a subsequent amendment, supplement or notice provided to Buyer prior to the date hereof, or (C) has been withdrawn or relates to a default under the Real Property Lease that has been cured.
(c)    Except as set forth on Schedule 5.8(c), neither Seller nor any Subsidiary of Seller has received written notice that any Individual Real Property or portion thereof is subject to any pending suit for condemnation or expropriation or other taking by any Governmental Body or that any such condemnation or other taking is threatened or contemplated, and to the Knowledge of Seller no such condemnation or expropriation or other taking is pending or threatened. Except as set forth on Schedule 5.8(c), Seller or the applicable Subsidiary of Seller, as applicable, has full access to and the right of ingress and egress over, to and from public roads bounding each Individual Real Property and, to the Knowledge of Seller, there exists no fact or condition that is reasonably likely to result in the termination of the existing access to any Individual Real Property.
(d)    Except as set forth on Schedule 5.8(d), neither Seller nor any Subsidiary of Seller has received written notice that Seller or any such Subsidiary, as applicable, has violated or is in default under any Encumbrance (including, for clarity, any reciprocal easement agreement or other similar agreement) affecting any Individual Real Property, and to the Knowledge of Seller, no such violation or default has occurred, except for such violations and defaults as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business. Except as set forth on Schedule 5.8(d), neither Seller nor any Subsidiary of

Seller has delivered written notice to any party to any Encumbrance (including, for clarity, any reciprocal easement agreement or other similar agreement) affecting any Individual Real Property that it is in default under such Encumbrance, except for defaults that have been cured or that have not resulted, or would not reasonably be expected to have, a material adverse effect on the Business.
(e)    Except as set forth on Schedule 5.8(e), the Company Group is, or, in the case of Real Property owned by Seller or other Subsidiaries of Seller, will, at Closing, be, in possession of all of the Real Property, and, with the exception of the Real Property Leases, there are no leases, subleases, licenses or other agreements granting to any Person the right of use, occupancy or possession of any portion of the Real Property (collectively, “Occupancy Leases”). Each Occupancy Lease is valid and in full force and effect and constitutes the valid and binding obligation of Seller or the Subsidiary of Seller which is a party thereto and, to the Knowledge of Seller, each other party thereto, enforceable against the Company Group, Seller or the Subsidiary of Seller party thereto, as applicable, and, to the Knowledge of Seller, each other party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity.
(f)    Schedule 5.8(f) sets forth, with respect to each Occupancy Lease, (i) the Individual Real Property affected thereby, (ii) a description of such Occupancy Lease, including Seller or the Subsidiary of Seller that is a party thereto on the date hereof and the Member of the Company Group that will be a party thereto on the Closing Date, and each other party thereto (each, an “Occupancy Tenant”), each amendment, guaranty and other material agreement related thereto and the respective dates thereof, and (iii) a description of any security deposit (whether in the form of cash, letter of credit or otherwise) being held, or to be held thereunder, by any Member. Except as otherwise set forth on Schedule 5.8(f), (i) no Occupancy Tenants under the Occupancy Leases have paid rent in advance as of the date hereof, (ii) neither Seller nor any Subsidiary of Seller has received written notice of a material default by Seller or any Subsidiary of Seller under the Occupancy Leases that remain uncured, and (iii) neither Seller nor any Subsidiary of Seller has delivered written notice of a material default by any Occupancy Tenant under any of the Occupancy Leases that remains uncured. Seller has provided to Buyer a correct and complete copy of each Occupancy Lease, including all amendments, guaranties and other material agreements related thereto, and all material notices delivered or received by Seller or any Member in connection therewith since January 1, 2011. For purposes of the preceding sentence, each notice delivered or received by Seller or any Subsidiary of Seller in connection with Occupancy Lease shall be deemed a material notice unless such notice (A) does not affect the substantive rights and/or obligations of the parties to the Occupancy Lease, (B) has been superseded by a subsequent amendment, supplement or notice provided to Buyer prior to the date hereof, or (C) has been withdrawn or relates to a default under the Occupancy Lease that has been cured.
(g)    Except as set forth on Schedule 5.8(g), to the Knowledge of Seller, there are no unexpired purchase options, rights of first refusal or the equivalent to purchase or otherwise acquire any Individual Real Property, any portion thereof, or any interest therein of Seller or any Subsidiary of Seller (including, for clarity, any such agreements permitting a party thereto to exercise a right thereunder as a consequence of this Agreement or the consummation of the transactions contemplated hereby). Other than the Real Property Leases and the Occupancy Leases, neither Seller nor any Subsidiary of Seller is currently bound by any Contract to sell or lease any Individual Real Property or any letter of intent to sell or lease any Individual Real Property.
(h)    Except as set forth in Schedule 5.8(h) or Section 7.4(f) or 7.11(a), there are no renovation or construction projects or other deferred maintenance with projected costs in excess of $50,000 individually or $500,000 in the aggregate currently being performed by Seller or any Subsidiary of Seller with respect to all Real Property (the “Construction Projects”). Neither Seller nor any Subsidiary of Seller has received or given written notice of a material default of any obligation with respect to the Construction Projects which remains uncured.
(i)    Except as set forth in Schedule 5.8(i), neither Seller nor any Subsidiary of Seller is a party to any material third-party management, franchise management or license management agreement or other similar material agreement for its operations conducted at any Individual Real Property.
(j)    Except as set forth in Schedule 5.8(j), neither Seller nor any Subsidiary of Seller has received written notice of any violation of any federal, state, provincial or municipal Requirements of Law affecting any Individual Real Property issued by any Governmental Body, which has not been cured (and is not being contested in good faith in accordance with applicable Requirements of Law) and would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Business.
(k)    Except as set forth in Schedule 5.8(k), neither Seller nor any Subsidiary of Seller has received written notice that any Individual Real Property or portion thereof is subject to any pending rezoning proceedings (including applications for any minor variance or amendments to zoning by-laws or official plans) or that any such rezoning proceedings are threatened or contemplated, and to the Knowledge of Seller no such rezoning proceedings are pending, threatened, or contemplated, in each case, that, individually or in the aggregate, would be expected to be material to the Business.
(l)    Except as set forth in Schedule 5.8(l), neither Seller nor any Subsidiary of Seller has received written notice of any pending Action affecting any Individual Real Property, that, individually or in the aggregate, would be expected to be material to the Business, or that any such Action is threatened or contemplated, and to the Knowledge of Seller no such Action is pending, threatened, or contemplated.
(m)    Except as set forth in Schedule 5.8(m), there are no tax abatements or exemptions specifically affecting any Individual Real Property and neither Seller nor any Subsidiary of Seller has received written notice of any proposed material increase in the assessed valuation of any Individual Real Property or of any proposed public improvement assessments. Seller has provided Buyer with true, complete and correct copies of the most recent tax bills it has received prior to the date of this Agreement for each Individual Owned Property and for each Individual Leased Property with respect to which Seller or a Subsidiary of Seller is obligated to pay taxes directly to the taxing authority. To the Knowledge of Seller, no Individual Owned Property (and no Individual Leased Property with respect to which Seller or a Subsidiary of Seller is obligated to pay taxes directly to the taxing authority) is comprised of or includes a tax lot that also encompasses property that is not wholly a part of such Individual Owned Property (or such Individual Leased Property).
(n)    Except as set forth on Schedule 5.8(n) or Schedule 7.11(a), the improvements constituting a part of each Individual Real Property (including buildings, plants, structures and equipment) (i) are in all material respects structurally sound with no material or latent defects, (ii) are in adequate operating condition and repair, subject to normal wear and tear, adequate to carry on and conduct the Business thereon in a manner consistent with the past practice, and (iii) have been maintained in a manner, consistent with Seller’s past practice, adequate to carry on and conduct the Business thereon in a manner consistent with the past practice. Except as set forth on Schedule 5.8(n) and Schedule 7.11(a), no material repairs, replacements or regularly scheduled maintenance relating to any Individual Real Property that has not been completed are currently being delayed or deferred. Except as set forth on Schedule 5.8(n) and Schedule 7.11(a), all systems necessary for the present operation of the business on each Individual Real Property and the present use thereof, including the HVAC, plumbing, electrical, fire safety, sewage, roofing, insulation, foundation and floors, are in operating condition and repair, subject to normal wear and tear, adequate to carry on and conduct the Business thereon in a manner consistent with the past practice. Except as set forth on Schedule 5.8(n) and Schedule 7.11(a), none of such improvements is in need of maintenance or repairs, except ordinary, routine maintenance and repairs that are not material in nature or cost. There are no outstanding material requirements from any Governmental Body requiring any repairs or work to be done with respect to the improvements constituting a part of any Individual Real Property or pertaining to the maintenance of such property in order to comply with applicable Requirements of Law. All public utilities, including water, sewer, gas, electricity, telephone and other utilities, required for the present operation of the business at each Individual Real Property and the present use thereof are installed and operating and provide adequate service for the use of such Individual Real Property for the purposes for which it is now operated. Neither Seller nor any Subsidiary of Seller has received written notice from any public utility regarding, and Seller has no Knowledge of, any pending or proposed change in utility service to any Individual Real Property. To the Knowledge of Seller, there is an adequate and continuous service of potable water for the present operation of the business on each Individual Real Property and the present use thereof.
(o)    Except as set forth on Schedule 5.8(o) or Schedule 7.11(a), no Individual Real Property has suffered any material damage (other than ordinary course wear and tear), destruction or casualty loss (whether or not covered by insurance) that has not been repaired to operating condition adequate to carry on and conduct the Business in a manner consistent with past practice.
(p)    Except as set forth on Schedule 5.8(p), no Member is currently a party to or bound by any Contract to effect on or after the date hereof the acquisition or disposition of any real property or interest therein (whether by merger, sale of stock, sale of assets or otherwise).
Section 5.9.    Personal Property Leases. Schedule 5.9 contains as of the date of this Agreement a list of each lease or other agreement or right under which any Member (or, if the applicable lease or other agreement is a Business Carve-out Asset, under which Seller or any of its other Subsidiaries) is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person involving annual payments in excess of $10,000.
Section 5.10.    Intellectual Property.
(a)    Schedule 5.10(a) contains a list as of the date hereof of all domain names, registered Copyrights, issued Patent Rights, registered Trademarks, and all applications of the foregoing, owned by any Member of the Company Group or otherwise material to the conduct of the Business, as currently conducted (collectively, the “Registered IP”). Except as set forth on Schedule 5.10(a), there are no material pending or threatened (in writing) interferences, re-examinations, inter-partes reviews, post-grant reviews, interferences, oppositions, cancellation proceedings, patent office proceedings, International Trade Commission proceedings or any foreign equivalent thereof, related to any Registered IP.
(b)    Schedule 5.10(b) contains a list as of the date hereof of all material Software owned by any Member or which is otherwise material to the conduct of the Business, as currently conducted. The Company Group has a true, accurate and complete copy of all source code to all Software set forth on Schedule 5.10(b).
(c)    Except as disclosed in Schedule 5.10(c), the Company Group either: (i) owns the entire right, title and interest in and to all material Company Intellectual Property (including the Registered IP and Software listed in Schedules 5.10(a) and 5.10(b)), respectively, free and clear of any Encumbrance; or (ii) has a valid contractual right or license to use the same in the conduct of the Business, in the manner in which it is currently used. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception, design, creation, innovation, construction, work and development of any, Member owned Company Intellectual Property which is material to the conduct of the Business, including any owned (or purported to be owned) Software on behalf of Seller either: (A) have been party to a “work-for-hire” arrangement or agreement, or applicable similar type of arrangement or agreement under foreign law, with Seller (or the applicable Member), in accordance with applicable law, that has accorded Seller (or the applicable Member) full, effective, exclusive and original ownership of all tangible and intangible property thereby arising; or (B) have executed appropriate instruments of assignment in favor of Seller (or the applicable Member) as assignee and that have conveyed to Seller (or the applicable Member) full, effective and exclusive ownership of all Intellectual Property thereby arising.
(d)    Except as disclosed in Schedule 5.10(d), (i) each item of Registered IP which is registered is subsisting, valid and in full force and effect, and all applications, if any, to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; and (ii) the Company Group has the exclusive right to bring actions for infringement or unauthorized use of the Registered IP.
(e)    Except as disclosed in Schedule 5.10(e), (i) no infringement, violation or misappropriation (including by the Company Group) of any Intellectual Property of any other Person has occurred in any material respect within the past five years, is currently occurring in any material respect or resulted in any material respect from the conduct of the Business, and (ii) no written notice of a claim of any infringement of any Intellectual Property of any other Person has been made or asserted against Seller or any of its Subsidiaries in respect of the conduct of the Business or any Company Intellectual Property within the past five years. To the Knowledge of Seller, no Person is infringing or misappropriating Company Intellectual Property owned by Seller or any of its Subsidiaries in any material respect.
(f)    Except as disclosed in Schedule 5.10(f), no material proceedings are pending or threatened in writing against Seller or any of its Subsidiaries, which challenges the validity or ownership of any Member owned Company Intellectual Property.
(g)    Set forth on Schedule 5.10(g)(i) is a description of the server and facility location used to store data, records, customer lists (including contact and registration lists) material to the conduct of the Business as currently conducted.  The Members have, and the transactions contemplated by this Agreement will not result in the Members ceasing to have access to such servers and facilities. Since January 1, 2009, all information or data of any kind possessed by Seller and/or any Member pertaining to consumers of the Business, including but not limited to PI, aggregate or anonymous information collected from consumers of the Business (“Non-PII”), and data of employees of the Business (together with the PI and Non-PII, “Data”), has been collected, stored, maintained, used and processed by Seller or a Member, as applicable, or obtained from any other Person, in compliance in all material respects with all Applicable Privacy and Data Security Laws.  Seller and each Member has at all times since January 1, 2009, published a privacy policy, as updated from time to time (“Privacy Policy”), to consumers of the Business at the time of its collection of any PI or Non-PII from consumers of the Business through its services offered as part of the Business. Schedule 5.10(g)(ii) sets forth as of the date hereof the current and effective Privacy Policy which governs each consumer’s PI and Non-PII.  Seller and each Member has since January 1, 2009 operated the Business consistent in all material respects with the Privacy Policy and any other references to their respective Data collection and use practices contained in marketing materials and advertisements of Seller or a Member, as applicable.  Except as set forth on Schedule 5.10(g)(iii) since January 1, 2009, (i) neither Seller nor any Member has received any written notices from any Governmental Body that its collection, possession  or use of PI or Non-PII is in violation of its applicable Privacy Policy or otherwise constitutes a deceptive or misleading trade practice; and (ii) Seller and the Members maintain general audience websites that are not targeted to children under the age of 13 and do not collect PI from children under 13.  Seller and each Member use commercially reasonable technical measures consistent with relevant industry practice to store, maintain and secure all Data.  To the Knowledge of Seller, since January 1, 2009, there has been no material unauthorized use, access to or disclosure of any Data while in the possession of, or under the control of, Seller or a Member.  The consummation by Seller and the Members of the transactions contemplated hereby will comply in all material respects with the Privacy Policy, and, if Buyer uses reasonable efforts to use the Data in a manner consistent with the applicable Privacy Policy, will not result in any loss or impairment of the rights to own and use any Data nor will such consummation require the consent of any third party in respect of any Data.
(h)    Schedule 5.10(h) sets forth a complete and accurate list as of the date hereof of all licenses, sublicenses and other agreements (i) granting any other Person the right to use any Company Intellectual Property owned by a Member, other than those granted in the ordinary course of business consistent with past practice, or (ii) pursuant to which a Member is authorized (or, to the extent related to the Business, Seller or any of its other Subsidiaries is authorized) to use any third party Intellectual Property, other than Off-the-Shelf Software (collectively, “Company Licenses”). Each Company License is valid and in full force and effect, and, to the Knowledge of Seller, no party to any Company License is in material Breach thereof. Neither the execution of this Agreement nor the consummation of any transactions contemplated hereby by Seller or any Member shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of any Members under any Company License which is material to the conduct of the Business.
(i)    Each Member takes commercially reasonable efforts to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and since January 1, 2009, except as set forth on Schedule 5.10(i), there have been no violations of same that were material to the Business. Each Member has implemented commercially reasonable practices designed to ensure the physical and electronic protection of its information assets from unauthorized disclosure, use or modification. There has been no material breach of security involving any such information assets since January 1, 2009.
(j)    The Company Group’s practices, policies and procedures with regard to payment card information have been certified as and are fully compliant with the Payment Card Industry Data Security Standards in the manner required for Level Two merchants.
Section 5.11.    Title to Property; Sufficiency of Assets. Except (a) for assets disposed of in the ordinary course of business consistent with past practice after December 31, 2013 that do not exceed $$100,000 individually or $250,000 in the aggregate, (b) the disposition of inventory in the ordinary course of business consistent with past practice, (c) with respect to Intellectual Property, which is addressed in Section 5.10, and (d) as set forth or described on Schedule 5.11, the Company Group has good and valid title, or a valid leasehold interest in, to all the material personal properties and assets, whether tangible or intangible, as set forth on the unaudited combined balance sheet of the Business as of December 31, 2013 or acquired or leased after December 31, 2013 (collectively, the “Personal Property”), free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 5.11, all of the items of Personal Property have been maintained in all material respects accordance with Seller’s past practices, and, subject to ordinary wear and tear, are in adequate operating condition and repair. Except as set forth on Schedule 5.11, the Personal Property is in all material respects structurally sound, in adequate operating condition and repair, and adequate for the uses to which they are being put, in each case subject to ordinary wear and tear. None of the Personal Property is in need of maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost. The assets and properties of the Company Group (after giving effect to the Restructuring), including any personal property, real property or tangible or intangible assets, together with the assets and services to be provided under the Transition Services Agreement, the Trademark License Agreement or the Software License Agreement, are sufficient to carry on the Business immediately after Closing in all material respects as presently carried on by Seller and its Subsidiaries (including the Company Group), consistent with the past practice of Seller and such Subsidiaries with respect to the Business.
Section 5.12.    No Violation, Litigation or Regulatory Action; Anti-Corruption Laws.
(a)    Except as set forth in Schedule 5.12:
(i)    the Company Group and, to the extent related to the Business, Seller and its other Subsidiaries are complying and, since January 1, 2009, have complied with all applicable Requirements of Law and Court Orders in all material respects;
(ii)    there are no Actions or Court Orders to which the Business is subject or that relate to the Business that (A) are currently pending, (B) were pending within the last five (5) years or (C) to the Knowledge of Seller, are threatened against or affecting any Member or, to the extent related to the Business, Seller or any of its Subsidiaries (including the Company Group), in each case which would reasonably be expected to be materially adverse to the Business taken as a whole;
(iii)    there are no Actions or Court Orders to which the Company Group or, to the extent related to the Business, Seller or any of its other Subsidiaries, is subject or that relate to the Business that are pending or, to the Knowledge of Seller, threatened that questions the legality of or seeks to enjoin the transactions contemplated by this Agreement, any of the Seller Ancillary Agreements or any of the Member Ancillary Agreements; and
(b)    Neither Seller nor any Affiliate of Seller (including the Company Group), nor any of their respective Representatives or other person acting on behalf of Seller or any of its Affiliates (including the Company Group), directly or indirectly, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made or offered to make any unlawful payment to any foreign or domestic government official or employee, or agent, political party or any official of such party, or political candidate from corporate funds; (iii) made or offered to make any bribe, rebate, payoff, influence payment, money laundering, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of any applicable Anti-Corruption Laws; provided, however, that the foregoing clauses (i) through (iv) shall apply to Seller and its Affiliates (other than the Company Group) only insofar as it relates to the Business. Seller and its Subsidiaries (including the Company Group) have instituted and maintain policies and procedures reasonably designed to ensure that the Business complies with applicable Anti-Corruption Laws.

Section 5.13.    Contracts.
(a)    Schedule 5.13(a) contains a true and correct list as of the date of this Agreement of all Contracts of the following types (x) to which any Member is a party or bound by or by which any of its assets is bound or (y) to the extent such Contract constitutes a Business Carve-out Asset, to which Seller or any of its other Subsidiaries are bound:
(i)    any Contract for the future purchase or sale of any real property or any interest therein;
(ii)    any Contract affecting title to or ownership, leasing, license or use of any real property;
(iii)    any Contract for the purchase by the Company Group of services, supplies, components or equipment which (A) involved the payment of more than $32,500 in the year ended December 31, 2013 or (B) requires the mandatory payment of more than $32,500 in any future twelve-month period (in each case excluding any purchase or sale orders entered into in the ordinary course of business consistent with past practice);
(iv)    any Contract for the sale by the Company Group of any services or products of the Business which involved the payment of more than $25,000 in the year ended December 31, 2013 or requires the payment of more than $25,000 in any future twelve-month period;
(v)    any loan agreements, promissory notes, indentures, bonds, security agreements, mortgages, guarantees or obligations for borrowed money or other Contracts involving Indebtedness;
(vi)    any Contract under which any Member has outstanding loans to any Person, other than trade credit in the ordinary course of business consistent with past practice;
(vii)    any management agreement, partnership, joint venture, strategic partnership, limited liability company or other similar agreement or arrangement;
(viii)    any Contract containing “requirements” provisions or other provisions obligating the Company Group to purchase or obtain a minimum or specified amount of any product or service from any Person;
(ix)    any Contract containing any covenant or provision prohibiting any Member from engaging in any line or type of business;
(x)    any employment, retention, or non-competition Contract with any current or former (A) director or (B) officer, employee or consultant (in each case of this clause (B), with annual compensation in excess of $35,000) of any Member or any separation Contract with any former director, officer, employee or consultant under which the Company is required to pay an outstanding amount in excess of $25,000;

(xi)    any Contract under which any Member would incur any change-in-control payment or similar compensation obligations to any of its directors, officers, employees or consultants as a result of the execution and delivery of this Agreement or any other Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby;
(xii)    any Contract that purports to restrict in any material respect the ability of any Member or any of its Subsidiaries to carry on or enter into any market or line of business or any material Contract that provides for “most favored nations” terms or establishes exclusive sale or purchase obligations with respect to any product or service anywhere in the world;
(xiii)    any stock option, stock purchase, bonus, severance, stock appreciation or similar plan, agreement or arrangement, in each case, to the extent related to any equity interests of the Company Group;
(xiv)    any Contract entered into after January 1, 2011, that relates to the acquisition or disposition of any business, any capital stock or other equity securities from or to any other Person (whether by merger, sale of stock, sale of assets or otherwise);
(xv)    any Contract for capital expenditures involving payments of more than $100,000 individually or in the aggregate, in each case under which there are material outstanding obligations;
(xvi)    any Contract involving any resolution or settlement of any actual or threatened Action or release of or compromise with respect to any claims (A) with a value of greater than $50,000 entered into in the past three (3) years or (B) which imposes material continuing obligations on any Member;
(xvii)    any Contract under which any Member has continuing “earn-out”, material indemnification or other material contingent payment obligations to any Person;
(xviii)    any Contract with any Governmental Body;
(xix)    any distribution or franchise Contract;
(xx)    any Contract the termination of which would individually result in a Material Adverse Effect;
(xxi)    any Contract creating a power of attorney granted by or to any Member;
(xxii)    any Contract leasing or licensing any Intellectual Property; and
(xxiii)    any Contract (A) restricting any pledge, collateral assignment or mortgage or (B) containing exclusive license or exclusive usage right granted to or by any Member.
(b)    Except as set forth on Schedule 5.13(a), there is no Contract to which Seller or any of its Subsidiaries is a party that is material to the Business.

Section 5.14.    Status of Contracts. Except as set forth in Schedule 5.14, each of the Contracts listed in Schedules 5.9, 5.10(h), and 5.13(a) (collectively, the “Business Agreements”) is legal, valid, binding, in full force and effect, and enforceable by and against the Member which is a party thereto, and to the Knowledge of Seller, by and against each other party to such Business Agreement, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. No Member is in (or, to the Knowledge of Seller, alleged to be in) material default under or material Breach or violation of any provision of any Business Agreement. To the Knowledge of Seller, no other party to any Business Agreement is in material default under or in material Breach or violation of any provision of any Business Agreement. Seller has provided to Buyer true, complete and correct copies of all Business Agreements, together with all amendments thereto.
Section 5.15.    ERISA.
(a)    Benefit Plans. Schedule 5.15(a) contains, as of the date hereof, a true, complete and correct list of each material Benefit Plan. Schedule 5.15(a) identifies each Company Plan and each Seller Plan. Without limitation on the foregoing, Seller represents and warrants to Buyer that the Benefit Plans listed in Schedule 5.15(a) are the only material Benefit Plans as of the date hereof which provide any benefits in respect of Business Employees. Seller has provided to Buyer true, complete and correct copies of (i) the documents comprising each Company Plan and each Benefit Plan in which any Business Employee participates that is subject to Section 401(a) of the Code, in each case, including all amendments thereto; (ii) the most recent annual report (Form Series 5500), if any, required under ERISA or the Code in connection with each Benefit Plan; and (iii) the most recent summary plan description, if any, required under ERISA or other applicable Law with respect to each Benefit Plan, including any summaries of material modifications. None of Seller, its Affiliates, the Company Group or any ERISA Affiliate has made any promises or commitments (A) to create any additional material Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Benefit Plan with respect to which Buyer, the Company Group or any of their Affiliates (determined on or following the Closing) could have any Liability or (B) to create any additional Company Plan or modify or change in any respect any Company Plan.
(b)    None of Seller, the Company Group or any of their ERISA Affiliates or any of their respective predecessors has in the last six years contributed to, contributes to or been required to contribute to, or has any Liability related to, any Benefit Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, in each case, for which the Company Group will have any Liability following the Closing. With respect to any Benefit Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA to which Seller, the Company Group or any of their ERISA Affiliates makes or has made, or is or has been required to make, contributions during the past six years no Liability (including Liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or could be incurred by Seller or any Member of the Company Group or any of their ERISA Affiliates for which the Company Group could have any Liability following the Closing and, to the Knowledge of Seller, nothing has occurred, whether by action or by failure to act, that caused or could reasonably cause any such Liability.

(c)    (i) Each Company Plan and each of Seller’s 401(k) plans and (ii) except as could not result in Liability to Buyer or the Company Group, each other Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code) in all material respects. Except as could not result in Liability to Buyer, the Company Group or any of its Affiliates determined on or following the Closing, with respect to each Benefit Plan in which any Business Employee participates: (A) all material payments required by each Benefit Plan (including, without limitation, each of Seller’s 401(k) plans), any collective bargaining agreement or other agreement, or by Requirements of Law with respect to all prior periods have been made or provided for by Seller, the Company Group, or their Affiliates in accordance with the provisions of each of the Benefit Plans and applicable Requirements of Law; (B) no action has been threatened, asserted, or instituted against any of the Benefit Plans, any trustee or fiduciaries thereof, Seller, the Company Group or any of their ERISA Affiliates, any employee, officer, director, stockholder or other service provider of Seller or its Subsidiaries (including the Company Group) (whether current, former or retired), and to the Knowledge of Seller, none is anticipated; (C) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Benefit Plans; and (D) no Benefit Plan is under, and none of Seller, the Company Group and any of their ERISA Affiliates has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Authority, and no such completed audit or investigation, if any, has resulted in the imposition of any Tax or penalty. Seller’s 401(k) plans have each received a favorable determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code and, to the Knowledge of Seller, nothing has occurred, whether by action or by failure to act, that caused or could reasonably cause the loss of such qualification.
(d)    Except as set forth in Schedule 5.15, the consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, including a termination of any employee, officer, director, stockholder or other service provider of the Business (whether current, former or retired) or their beneficiaries, will not give rise to any material Liability under any Benefit Plan, including any material Liability for severance pay, unemployment compensation, statutory entitlements, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of Seller or the Company Group or their Affiliates (whether current, former or retired) or their beneficiaries. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director, stockholder or other service provider of Seller or the Company Group or their Affiliates under any Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither Seller, the Company Group nor any of their Affiliates has any indemnity obligation on or after the date of this Agreement for any Taxes imposed under Section 4999 or 409A of the Code.
(e)    Except as could not reasonably be expected, individually or in the aggregate, to result in any material Liability on Buyer, Canadian Buyer, the Company Group and their Affiliates, (i) any individual who performs services for Seller, the Company Group or any of their Affiliates in the United States and who is not treated as an employee for federal income Tax purposes by Seller, the Company Group or any of their Affiliates is not an employee under applicable Law or for any purpose including for Tax withholding purposes or Benefit Plan purposes; (ii) Seller, the Company Group or any of their Affiliates have no Liability by reason of an individual who performs or performed services for Seller, the Company Group or any of their Affiliates in the United States in any capacity being improperly excluded from participating in a Benefit Plan; and (iii) each Business Employee in the United States has been properly classified as “exempt” or “non-exempt” under applicable Law.
(f)    No Benefit Plan is mandated by a government other than the United States or Canada, or otherwise subject to the Laws of a jurisdiction other than the United States or Canada. Each Benefit Plan that is mandated by the government of Canada or subject to the Laws of a jurisdiction in Canada has been maintained and operated in all material respects in accordance with the applicable plan documents and all applicable Laws and other requirements, and, if intended to qualify for special tax treatment, satisfies in all material respects all requirements for such treatment and, to the Knowledge of Seller, nothing has occurred that caused or could cause the loss of such qualification.
Section 5.16.    Environmental Matters. Except as set forth in Schedule 5.16:
(a)    the Business, each Member and, to the extent related to the Business, Seller and its other Subsidiaries are and have at all times been in material compliance with all applicable Requirements of Law pertaining to pollution or protection of the environment (collectively, “Environmental Laws”);
(b)    there are no Actions or Court Orders pending or, to the Knowledge of Seller, threatened against any Member or, to the extent related to the Business, Seller or its other Subsidiaries relating to or arising from a material violation of or any material Liability under Environmental Laws or any spill, release, use, treatment, handling, storage, transportation or disposal of any Hazardous Substances;
(c)    none of the Owned Real Property, Leased Real Property, real property managed or operated by any Member or, to the extent related to the Business, Seller or its other Subsidiaries (collectively, the “Managed Real Property”) or, to the Knowledge of Seller, any real property formerly owned, leased, managed or operated by any Member or, to the extent related to the Business, Seller or its other Subsidiaries, or any predecessor in interest thereof (collectively, the “Former Real Property”) is listed or, to the Knowledge of Seller, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or any equivalent inventory of sites requiring investigation or remediation maintained by any state or locality;
(d)    Seller has received no written notice that, or to Seller’s Knowledge, no condition exists at and none of the Owned Real Property, Leased Real Property, Managed Real Property or any Former Real Property contains any Hazardous Substances in, on, over, under or at it in concentrations or in a condition which would constitute a material violation by Seller or any of its Subsidiaries (including any Member) of Environmental Laws or could reasonably be expected to impose any material Liability on Seller or any of its Subsidiaries (including any Member) under the Environmental Laws, including Liability for any investigation, corrective action, remediation or monitoring of Hazardous Substances;
(e)    none of the transactions contemplated by this Agreement will trigger any filing requirement or other action under any environmental property transfer statute;
(f)    each Member has all the material permits, licenses, registrations, authorizations and approvals necessary for the conduct of the Business and for the operations on, in or at the Owned Real Property, the Leased Real Property and the Managed Real Property which are required under applicable Environmental Laws (collectively, “Environmental Permits”) and is in material compliance with the terms and conditions of all such Environmental Permits;
(g)    no Member has contractually, or to the Knowledge of Seller, by operation of law (Environmental Laws or otherwise), assumed or succeeded to any material Liabilities under Environmental Laws of any predecessor or any other Person;
(h)    the Business, each Member, other than the Canadian Member, and, to the extent related to the Business, Seller and its other Subsidiaries are in material compliance and have since January 1, 2009 been in material compliance with all applicable laws, regulations, rules and requirements administered by the Occupational Safety & Health Administration of the U.S. Department of Labor (“OSHA”) including, but not limited to, the maintenance of OSHA 300 logs and compliance with OSHA regulations regarding lockout/tagout procedures, machine guarding, and fall hazards; the Business, the Canadian Member, and, to the extent related to the Business, Seller and its other Subsidiaries are and have at all times been in material compliance with all applicable laws, regulations, rules and requirements of the Occupational Health and Safety Act (Ontario); and Seller has disclosed to Buyer all OSHA or Occupational Health and Safety Act (Ontario) investigations, citations, and proceedings that remain outstanding or unresolved or that were conducted in the past three years; and
(i)    Seller has made available to Buyer all material environmental reports, assessments or audits, in its custody, possession or control concerning the Company Group, Owned Real Property, Leased Real Property, Managed Real Property or Former Real Property or otherwise in respect of a Business Carve-out Asset or Business Carve-out Liability.
Section 5.17.    Employee Relations and Agreements.
(a)    Schedule 5.17(a) contains a true and complete listing, as of the most recent practicable date prior to the date hereof, of all Business Employees (identified by employee number), employee identification details (including their employer as of the date hereof and whether they are Center Member Employees, Non-Center Member Employees or Dedicated Employees), their annual base salary, target annual incentive for 2014, work location, date of hire, date of birth and employment status (part-time or full-time), and any Employment Agreement to which any such Business Employee is a party, and such Schedule shall be updated by Seller upon Buyer’s request following the date hereof and prior to the Closing Date to reflect new hires and departures after the date hereof consistent with this Agreement. Except as set forth on such Schedule 5.17(a), there are no employees of Seller or any of its Subsidiaries who render services primarily or exclusively to the Business, and Schedule 5.17(a) does not list any individuals who are neither primarily nor exclusively dedicated to the Business, nor otherwise employed directly by a Member.
(b)    Except as set forth in Schedule 5.17(b), since January 1, 2011, neither Seller nor any of its Subsidiaries is or has been a party to any labor contract, collective agreement, collective bargaining agreement or employment agreement applicable to any Business Employee, and there are no organizational campaigns, union certification drives, petitions or other unionization activities seeking recognition of a collective bargaining unit or works council or purporting or attempting to represent any Business Employee currently pending, threatened or, to the Knowledge of Seller, anticipated. No union, works council or similar organization represents any Business Employee and, to the Knowledge of Seller, no such organization is attempting to organize such employees.
(c)    No strike, controversy, slowdown, picketing, lock-out, work stoppage, concerted refusal to work overtime or other similar labor activity has, within the past three years, occurred, been threatened or, to the Knowledge of Seller, is currently anticipated with respect to any employee of Seller in connection with the Business. Within the past three years, each of Seller and its Subsidiaries has not (i) engaged in any material unfair labor practices within the meaning of the National Labor Relations Act or (ii) received written notice from a Governmental Body of an intention to conduct any material investigation of Seller or its Subsidiaries concerning its employment practices, wages, hours or terms and conditions of employment, in each case, with respect to Business Employees.
(d)    The Company Group and, solely to the extent related to the Business Employees, Seller and its other Subsidiaries have complied in all material respects with all applicable Requirements of Law and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, employee termination (actual or constructive), occupational safety, plant closing and changes in operations. Without limiting the generality of the foregoing, each Business Employee and independent contractor of the Company Group who works in the United States is duly authorized to work in the United States and Company Group and, solely to the extent related to the Business Employees, Seller and its other Subsidiaries have complied in all material respects with applicable Requirements of Law concerning each Business Employee’s employment eligibility verification, including with respect to Forms I-9.
(e)    All directors, officers, managers and substantially all employees of Seller, the Company Group and/or the Business who have knowledge of confidential information of the Company Group and/or the Business have executed and delivered to Seller or the Company Group agreements that restrict their respective rights to use and disclose such confidential information and convey to Seller or the Company Group all works for hire, discoveries, inventions or other intellectual property. To the Knowledge of Seller, none of the Business Employees are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such Business Employees because of the nature of the business conducted or presently proposed to be conducted by the Company Group and/or the Business or to the use of trade secrets or proprietary information of others.
(f)    Except as set forth on Schedule 5.17(f), within the last six (6) years, neither Seller nor any of its Subsidiaries has engaged or retained any individual consultant or independent contractor to perform services with respect to the Business in excess of $100,000 per year.  Any individual who performs services for the Company Group and/or the Business and who is not treated as an employee for federal income Tax purposes by Seller or any of its Subsidiaries is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Benefit Plan purposes.  Neither Seller nor any of its Subsidiaries has any liability by reason of an individual who performs or performed services for the Company Group in any capacity being improperly excluded from participating in a Benefit Plan.  Each Business Employee has been properly classified as “exempt” or “non-exempt” under applicable Requirements of Law.
Section 5.18.    No Undisclosed Liabilities. Except for (a) Liabilities set forth in the Financial Statements or incurred in the ordinary course of business consistent with past practice since December 31, 2013 that are not, individually or in the aggregate, material to the Company Group or the Business, (b) Liabilities set forth in Schedule 5.18, or (c) Liabilities for performance obligations arising out of or under Contracts to which any Member is a party (excluding any Liability for Breach, tort or infringement), none of the Company Group nor, to the extent related to the Business, Seller or any of its other Subsidiaries has any material Liabilities.
Section 5.19.    Insurance.
(a)    Schedule 5.19(a) contains a true, complete and correct list of the policies of fire, property, casualty, liability, workers’ compensation coverage, bond and surety arrangements and other forms of insurance currently held by, for the benefit of or applicable to the Company Group (or its respective assets or business) or otherwise applicable to the Business. Schedule 5.19(a) sets forth the following information with respect to each such insurance policy:
(i) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
(ii) a description of any retroactive premium adjustments or other loss-sharing arrangements.
(b)    Except as set forth on Schedule 5.19(a), with respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect, (b) the consummation of the transactions contemplated hereby will not result in the termination or otherwise changes the terms of the policy, (c) all premiums that are due and payable with respect thereto have been paid in full, (d) none of the Members, Seller or any other Subsidiary of Seller has received any written notice of cancellation or non‑renewal of such policy nor has the termination of such policy been threatened in writing, (e) none of the Members, Seller or any other Subsidiary of Seller, nor, to the Knowledge of Seller, any other party to the policy, is in material Breach or default (including with respect to the giving of notices) under such policy, and to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time or both, would constitute such a material Breach or default, and (f) no party to the policy has repudiated any provision thereof. Each Member, and to the extent related to the Business, each of Seller and its other Subsidiaries, have been covered during the past seven (7) years by insurance in scope and amount consistent with its current coverage. Schedule 5.19(a) describes any self-insurance arrangements affecting any Member or the Business. The Company Group has made available to Buyer loss-runs for the last five (5) years in respect of the Company Group or the Business. There are no outstanding material claims under any insurance policy.
(c)    Schedule 5.19(c) contains as of the date hereof a copy of Seller’s loss runs reports of the incidents involving commercial general liability, property liability, directors’ and officers’ liability, workman’s compensation, auto liability and employment practices liability, in each case, in respect of the Company Group and, to the extent related to the Business, Seller or any its Subsidiaries or any assets or properties of the Company Group or any Business Carve-out Assets for the ten (10) year period ending on the date hereof (collectively, the “Recorded Incidents”). The Company Group has previously provided copies of the alcohol training program currently used by Seller for the Business. With respect to existing employees of the Business, the Company Group has in all material respects implemented such program.
Section 5.20.    Material Services. Schedule 5.20 describes in reasonable detail each category of material services provided by Seller or one of its Affiliates (other than the Company Group) to the Company Group.
Section 5.21.    No Brokers. Neither Seller nor any Member nor any Person acting on Seller’s or any Member’s behalf has paid or become or is obligated to pay any fee or commission to or expenses of any broker, finder, investment banker or other intermediary or other advisory fees, expenses, commissions or similar payments for, on account of or in connection with the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements and Member Ancillary Agreements.
Section 5.22.    Related Party Transactions. Except for the Contracts and other arrangements set forth on Schedule 5.22 (such Contracts or other arrangements, the “Related Party Transactions”) or intercompany arrangements solely between or among any Member and its wholly-owned Subsidiaries, (a) none of Seller or any of its Subsidiaries (other than the Company Group), nor any executive officer or director of Seller or any of its Subsidiaries (including the Company Group) nor any immediate family member of any executive officer or director of any of the foregoing (i) is party to any Contract or other arrangements with any Member or (ii) owns or controls any real property (or any interest therein) used by any Member; provided, however, that the foregoing shall only apply to immediate family members of any executive officer or director of Seller or any of its Subsidiaries (including the Company Group) to the extent such arrangement is not on arms’ length terms, and (b) no executive officer or director of Seller or any of its Subsidiaries (including the Company Group) has any cause of action or claim against any Member.
Section 5.23.    Books and Records. Seller has provided to Buyer true, complete and correct copies of the corporate or other organization record books, as applicable, of the Members with respect to actions taken by their respective stockholders or members and board of directors or other governing body. The minute books and stock record books of the Company Group are true, complete and correct in all material respects.
Section 5.24.    Suppliers. Schedule 5.24 sets forth (a) the names of all suppliers of the Business that sold goods, services, products, or merchandise to the Business with an aggregate value in excess of $50,000 in any fiscal year since January 1, 2011 and (b) the amount during each completed fiscal year since January 1, 2011 for which the Business was invoiced by each such supplier. Except as set forth on Schedule 5.24, no Member, or to the extent related to the Business, neither Seller nor any of its other Subsidiaries, is engaged in any dispute with any Material Supplier (as of the date hereof and as of the Closing) or any of its other suppliers (as of the date hereof), in each case, that, individually or in the aggregate, would reasonably be expected to be material to the Business. Except as set forth on Schedule 5.24, no Member, and to the extent related to the Business, neither Seller nor any of its other Subsidiaries, has received any actual notice or, to Seller’s Knowledge, has any reason to believe that any Material Supplier (as of the date hereof and as of the Closing) or any of its other suppliers (as of the date hereof) will not sell or provide raw materials, products, services, supplies, merchandise and other goods to the Business at any time after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases. No supplier of the Business constitutes the sole supplier of any goods, services, products or merchandise that any Member requires to operate the Business.
Section 5.25.    Bank Accounts. Schedule 5.25 sets forth (a) the name of each bank, savings and loan association, securities or commodities broker or other financial institution in which any Member has an account, and the names of all persons authorized to draw thereon or have access thereto; and (b) the location of all lockboxes and safe deposit boxes of any Member. Schedule 5.25 sets forth all powers of attorney Seller has granted to any Person with respect to such accounts, lockboxes and safe deposit boxes.
Section 5.26.    Managers. Schedule 5.26 sets forth as of the date hereof, for each General Manager, Director of Global Operations, Senior Director of Global Operations, Director of Operations, and Regional Vice President employed by any Member (the “Company Group Managers”), (i) his or her name and (ii) his or her date of hire.
Section 5.27.    Gift Cards. Except as set forth on Schedule 5.27, the Company Group has not, and to the extent related to the Business, Seller and its other Subsidiaries have not, issued, sold or distributed any gift cards or gift certificates containing terms which would authorize the Company Group, Seller or any of its other Subsidiaries, as applicable, to impose a fee or charge for inactivity or non-use of such cards or certificates (a “Dormancy Fee”). Schedule 5.27 sets forth as of the date hereof the total aggregate value of all gift cards or gift certificates which are outstanding in circulation (i.e., with open balances) which may authorize the Company Group, and to the extent related to the Business, Seller or any of its other Subsidiaries, to impose a Dormancy Fee. Since

December 31, 2013, the Company Group has not, and to the extent related to the Business, Seller and its other Subsidiaries have not, collected a Dormancy Fee.
Section 5.28.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (as modified by the Schedules) and in the Seller Ancillary Agreements, none of Seller or any of its Affiliates (including the Company Group), Representatives or any other Person makes or shall be deemed to make any other express or implied representation or warranty with respect to Seller, the Company Group, the Securities, the Business, any transactions contemplated by this Agreement or any Seller Ancillary Agreement, any other rights or obligations to be transferred pursuant to this Agreement or any Seller Ancillary Agreement, or any other matter, and Seller hereby disclaims any other express or implied representations or warranties, whether made by Seller or any of its Affiliates (including the Company Group), or any other Person. Except for the representations and warranties expressly set forth in this Article V (as modified by the Schedules) or in the Seller Ancillary Agreements, Seller hereby disclaims all liability and responsibility for any and all representations, warranties, projections, forecasts, estimates, appraisals, statements, financial information, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of its Affiliates or Representatives (including any opinion, data, information, projection, forecast, estimate, appraisal, statement, financial information, promise or advice that may have been or may be provided to Buyer or any of its Affiliates or Representatives). Without limiting the foregoing, Seller makes no express or implied representations or warranties to Buyer or any of its Affiliates or Representatives regarding the probable success or profitability or value of the Company Group, the Securities or the Business, or the accuracy, fairness or reasonableness of any projections provided to Buyer or the assumptions used in preparing the same, or as to the likelihood that such projections will be achieved.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:
Section 6.1.    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.
Section 6.2.    Authority of Buyer; Conflicts.
(a)    Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. Each of this Agreement and the Buyer Ancillary Agreements has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject, in the case of the Agreement and each of the Buyer Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.
(b)    Neither the execution, delivery and performance of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
(i)    assuming the receipt of all necessary consents and approvals and the filing of all documents as described in Section 6.2(b)(ii), (w) conflict with, result in a violation or Breach of the terms, conditions or provisions of, (x) constitute (with or without the notice or lapse of time or both) a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (y) require any Consent, or the giving of notice to, any Governmental Body or other Person in connection with, or (z) result in the creation or imposition of any Encumbrance upon any of the Securities or any of the assets of the Company Group under (A) the Articles of Incorporation or By-laws of Buyer, (B) any Contract to which Buyer is a party or any of its properties and assets are subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or any of its properties and assets are subject or by which Buyer is bound or (D) any Requirements of Law affecting Buyer or its properties and assets, other than, in the case of clauses (B), (C) and (D) above, any such Breaches, defaults, rights, loss of rights, Consents that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Buyer to perform its obligations hereunder or would not reasonably be expected to prevent the consummation of any of the transactions contemplated hereby in all material respects, or
(ii)    require the Consent of any Person, except for (A) in connection, or in compliance, with the provisions of the HSR Act, and (B) such Consents the failure of which to be obtained would not reasonably be expected to materially impair the ability of Buyer to perform its obligations hereunder or would not reasonably be expected to prevent the consummation of any of the transactions contemplated hereby in all material respects.
Section 6.3.    No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 6.3:
(a)    there are no Actions or Court Orders pending or, to the Knowledge of Buyer, threatened against Buyer or its Subsidiaries which would reasonably be expected to materially impair the ability of Buyer to perform its obligations hereunder or would reasonably be expected to prevent the consummation of any of the transactions contemplated hereby in all material respects; and
(b)    there is no Action or Court Orders pending or, to the Knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

Section 6.4.    Financing. Attached as Schedule 6.4 hereto are complete and accurate, fully executed copies of (a) the Commitment Letter, dated as of the date hereof, among Credit Suisse AG and Credit Suisse Securities (USA) LLC (collectively and including any Affiliates, successors or permitted assigns thereof, “Credit Suisse”) and Bowlmor AMF Corp. including all exhibits, schedules and annexes thereto (as the same may be amended after the date hereof pursuant to Section 7.6, the “Credit Suisse Commitment Letter”) and (b) the Letter Agreement, dated as of the date hereof, among iStar Financial Inc. (including any Affiliates, successors or permitted assigns thereof, “iStar” and together with Credit Suisse, their respective former, current or future Affiliates, general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers employees, representatives or agents and any former, current or future Affiliates, general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers employees, representatives or agents of any of the foregoing, the “Financing Sources”, provided that Buyer and its Affiliates shall not be deemed Financing Sources) and Bowlmor AMF Corp. including all exhibits, schedules and annexes thereto (as the same may be amended after the date hereof pursuant to Section 7.6, the “iStar Commitment Letter”, and together with the Credit Suisse Commitment Letter, the “Commitment Letters”). The Financing Sources have committed to provide or cause to be provided debt financing to Buyer in connection with the transactions contemplated hereby and under the Commitment Letters (such debt financing, the “Financing”). The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letters, together with all other funds of Buyer, is sufficient to allow Buyer to (a) consummate the transactions contemplated hereby, including payment of the Closing Cash Purchase Price and (b) satisfy in cash all other obligations of Buyer required to be satisfied at the Closing. As of the date hereof, the Commitment Letters (together with the fee letter (a copy of which has been provided to Seller, redacted to remove fees, “flex” terms and maximum commitments held by Credit Suisse or its Affiliates for a successful syndication)) constitute all of the agreements entered into between each of the Financing Sources and/or their respective Affiliates, on the one hand, and Buyer and/or its Affiliates, on the other hand, with respect to the financing arrangements contemplated thereby. The Commitment Letters are not subject to any contingency or condition of any kind whatsoever, including any subsequent approval process, related to the funding of the full amount of the financing contemplated by the Commitment Letters (including any “market flex” provisions or similar provisions affecting the structure, pricing, maturity, amortization or any other terms) other than as set forth in the executed copies thereof attached hereto. The Commitment Letters are in full force and effect, constitute the legal, valid and binding obligations of Buyer and, to the Knowledge of Buyer, the other parties thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles. As of the date hereof, the Commitment Letters have not been modified or amended in any respect, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded. Neither Buyer nor any of its Affiliates is in Breach of any of the Commitment Letters nor, to the Knowledge of Buyer, is any of the other parties thereto in Breach of the Commitment Letters. To the Knowledge of Buyer, (1) neither Buyer nor any other party to any Commitment Letters will be unable to satisfy on a timely basis any of the conditions that are required to be satisfied by it or such other party as a condition to the obligations under the Commitment Letters prior to the expiration thereof and (2) no portion of the financing contemplated by the Commitment Letters will not be made available to Buyer at the Closing (subject to satisfaction or waiver of the conditions precedent set forth therein (other than those conditions set forth in Section 9.4 of this Agreement)). Buyer has paid in full any and all commitment fees and/or other fees required to be paid on or prior to the date hereof under the terms of the Commitment Letters. The syndication of any of the Financing is not a condition to funding under the Commitment Letters.
Section 6.5.    Solvency. Assuming the accuracy of the representations and warranties of Seller set forth in Article V, immediately after giving effect to the consummation of the transactions contemplated hereby:
(a)    the fair saleable value (determined on a going concern basis) of the assets of Buyer and its Subsidiaries will be greater than the total amount of their Liabilities;
(b)    Buyer and its Subsidiaries will be able to pay their respective debts and obligations in the ordinary course of business consistent with past practice as they become due; and
(c)    Buyer and its Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.
Section 6.6.    Investment Intent. Buyer and Canadian Buyer are acquiring the Securities as an investment for their own account and not with a view to the distribution thereof. Buyer and Canadian Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Securities in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state and provincial securities laws.
Section 6.7.    No Brokers. Except as set forth in Schedule 6.7, neither Buyer nor any Person acting on its behalf has paid or become or is obligated to pay any fee or commission to or expenses of any broker, finder, investment banker or other intermediary or other advisory fees, expenses, commissions or similar payments for, on account of or in connection with the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.
Section 6.8.    Investigation. Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company Group, the Securities, the Business and the transactions contemplated by this Agreement and the Buyer Ancillary Agreements, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Buyer Ancillary Agreements, and (b) has been furnished with, or given access to, such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about Seller, the Company Group, the Securities, the Business and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Buyer Ancillary Agreements, as it has requested. Buyer further acknowledges and agrees that (i) the only representations and warranties made by Seller are the representations and warranties expressly set forth in Article V (as modified by the Schedules) and in the Seller Ancillary Agreements, (ii) except as to those matters expressly covered by the representations and warranties set forth in Article V (as modified by the Schedules), Seller is selling the Securities (and the Business and the Company Group represented thereby) on an “as is, where is” basis, and Seller disclaims all other representations and warranties, whether express or implied,

(iii)  Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of Seller or any of its Affiliates, Representatives or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through any investment banker, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (iv) any claims Buyer may have for Breach of any representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement (as modified by the Schedules) and in the Seller Ancillary Agreements.
ARTICLE VII
ACTION PRIOR TO THE CLOSING DATE
The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
Section 7.1.    Access to Information. Seller shall afford to Buyer, the Financing Sources and their respective Representatives, reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees, Contracts, documents, business and financial records (including computer files, retrieval programs and similar documentation) of the Business to the extent Buyer shall reasonably deem necessary and shall furnish to Buyer or its authorized Representatives such additional information concerning the Business as shall be reasonably requested; provided, that, at the reasonable request of Buyer, Seller shall use commercially reasonable efforts to also provide access outside of normal business hours. Notwithstanding the foregoing, Seller shall not be required to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 7.1 or contravene the requirements of any Requirements of Law; provided, further, that Seller and its Affiliates shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that is consistent with the preservation of such privilege or permitted under the applicable Requirements of Law. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company Group or Seller and Buyer shall not undertake any environmental sampling or testing without Seller’s prior consent.
Section 7.2.    Notifications.
(a)    Each of Buyer and Seller shall promptly notify the other of (i) any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, (ii) any Actions commenced, or to such party’s knowledge, threatened, against or otherwise involving Buyer, Seller or any of their respective Subsidiaries or any of their respective directors and officers, as applicable, that are arising from or related to this Agreement and the transactions contemplated hereby, (iii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Closing Date which results in or is reasonably likely to result in a Breach of any representative or warranty set forth in Article V (in the case of Seller) or Article VI (in the case of Buyer).
(b)    From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend Schedule 5.24 with respect to any matter occurring after the date hereof that would be required to be set forth thereon. Any disclosure in any such Schedule shall be deemed to have cured any Breach of any representation or warranty contained in the second and third sentences of Section 5.24 for purposes of the indemnification, but not for purposes of termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article IX have been satisfied.
(c)    Except as set forth in Section 7.2(b), in no event shall (x) the delivery of any notice by a party pursuant to this Section 7.2 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by Buyer or Seller be deemed to amend or supplement the Schedules or constitute an exception to any representation or warranty.
Section 7.3.    Efforts; Consents of Third Parties; Governmental Approvals.
(a)    Seller and Buyer will act diligently and reasonably in attempting to secure, before the Closing Date, any Consent (including the Required Consents), in form and substance reasonably satisfactory to the other party, and to give any notice to third parties, required to be obtained from or given to any third party (other than a Governmental Body) in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of Seller or Buyer or any of their respective Affiliates (including the Company Group) to commence or participate in any litigation or offer or grant any material accommodation (financial or otherwise) to any third party.
(b)    During the period prior to the Closing Date, Buyer shall act diligently and commercially reasonably, and Seller, upon the request of Buyer, shall use its commercially reasonable efforts to cooperate with Buyer, in attempting to secure any Consents of any Governmental Body required to be obtained by Buyer in order to permit the consummation of the transactions contemplated by this Agreement, including any liquor licenses necessary or advisable to own or lease, operate and use any of the assets used in the Business and to carry on and conduct the Business in a manner consistent with past practice. During the period prior to the Closing Date, Seller shall act diligently and commercially reasonably, and Buyer, upon the request of Seller, shall use its commercially reasonable efforts to cooperate with Seller, in attempting to secure any Consents of any Governmental Body required to be obtained by Seller in order to permit the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (i) Seller shall use commercially reasonable best efforts to deliver to Buyer, within three (3) business days of the date hereof, all documents, certificates and other instruments, in each case, set forth on Schedule 7.3(b), (ii) Buyer shall (A) use commercially reasonable best efforts to make all complete filings and notifications necessary to secure any Consents of any Governmental Body required in connection with any liquor licenses set forth on Schedule 8.13(a)-2 within five (5) business days following the date hereof and (B) in any event, shall make such complete filings and notifications no later than ten (10) business days following the date hereof; provided, that such ten (10)-business day period shall be tolled until Seller delivers all documents, certificates and other instruments set forth on Schedule 7.3(b)), (iii) Seller shall, as promptly as commercially reasonable, provide all information and cooperation reasonably requested by Buyer in connection with such liquor licenses, (iv) Buyer shall, as promptly as commercially reasonable, provide any additional information requested by, and otherwise cooperate with, any Governmental Body in connection with such liquor licenses, and (v) Buyer shall, as promptly as commercially reasonable, advise Seller of any material developments or delays in connection with such liquor licenses.
(c)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable, consistent with this Section 7.3, to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement. In addition, the parties agree to use commercially reasonable efforts to obtain all consents and approvals of any Governmental Bodies, including but not limited to: (i)  obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Bodies and making all necessary registrations and filings (including filings with Governmental Bodies) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii)  keeping the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Body and of any material communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, and (iii) subject to applicable laws relating to the exchange of information, permitting the other party to review in advance any material communication delivered to, and to the extent practicable consulting with the other party in advance of any substantive meeting or discussion with, any Governmental Body relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party, and giving the other party the opportunity to attend and participate in such meetings and discussions (to the extent practicable and permitted by such Governmental Body or private party). No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other party to this Agreement.
(f)    Buyer acknowledges that certain Consents (including consents contingent on the fulfillment of certain conditions), agreements, or actions of, or (with or without lapse of time) notice to, third parties relating to the transactions contemplated by this Agreement may be required under Contracts (including, for clarity, Real Property Leases), including those set forth on Schedule 5.3(b) (the “Required Consents”), which Required Consents may have not been obtained or are themselves subject to conditions not fulfilled as of the Closing. Notwithstanding anything in this Agreement to the contrary, except for a breach of this Section 7.3 or Section 5.3, Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain a Required Consent. Subject to Seller’s compliance with this

Section 7.3, no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on the failure to obtain any such Required Consents set forth on Schedule 5.3(b); provided, however, that nothing stated herein shall supersede the conditions set forth in Section 9.1 or the obligations of Seller under this Section 7.3.
(d)    The parties acknowledge and agree that Buyer’s obligation to obtain the Financing is governed by Sections 7.6 and 7.7 and not this Section 7.3.
Section 7.4.    Operations Prior to the Closing Date.
(a)    Seller shall, and shall cause the Company Group and, to the extent related to the Business, each other Subsidiary of Seller to, (x) operate and carry on the Business in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, Governmental Permits, business and franchise of the Company Group and to the extent related to a Business Carve-out Asset or Business Carve-out Liability, Seller and its other Subsidiaries, and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Business.
(b)    Notwithstanding Section 7.4(a), except as set forth on Schedule 7.4, as expressly permitted or required by this Agreement or with the express written approval of Buyer (which, in the case of Sections 7.4(b) (ix)(A), (C) or (D), (xii) or (xv) (solely with respect to Business Agreements or Occupancy Leases), Buyer agrees shall not be unreasonably withheld, conditioned or delayed), to the extent related to the Business, Seller shall not, and shall not permit any of its Subsidiaries (including any Member) to:
(i)    except as required by any changes in Requirements of Law arising after the date of this Agreement, make any material change in the Business or its operations;
(ii)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division;
(iii)    make any capital expenditure or enter into any contract or commitment therefor in excess of $100,000 that would be payable after the Closing;
(iv)    (A) enter into any Contract for the purchase or lease of real property, (B) purchase or lease any real property, (C) enter into any Contract to sell any Individual Real Property or any interest therein, (D) sell, assign, transfer, dispose of, pledge or encumber (except for Permitted Encumbrances) any Individual Owned Property, or (E) sell, assign, transfer, dispose of, pledge, encumber (except for Permitted Encumbrances) or terminate any Real Property Lease;
(v)    modify, release or waive any material provision of, provide any material consent under, or exercise any option to extend, any Real Property Lease;

(vi)    create, incur or assume, or agree to create, incur or assume, any Indebtedness other than in the ordinary course of business consistent with past practice under the Credit Agreement;
(vii)    make, or agree to make, any distribution of assets (other than cash) to Seller or any of its Affiliates;
(viii)    sell, assign, transfer, pledge, encumber, license or otherwise dispose of any assets (whether real, personal or mixed and including any Intellectual Property), other than in the ordinary course of business consistent with past practice;
(ix)    except as required by any Requirements of Law arising after the date of this Agreement or any Benefit Plan or contractual obligations in effect prior to the date hereof (A) grant any increase, or announce any increase, in the (1) wages, salaries or compensation, (2) bonuses or incentives (provided that bonuses or incentives in respect of periods completed prior to the Closing Date that are accrued and reflected in the Financial Statements may be paid in the ordinary course of business consistent with past practice) or (3) pension or other benefits, in each case payable to a Business Employee or consultant of the Business, other than increases in salaries or wages of Business Employees who are non-executive employees in the ordinary course of business consistent with past practice, (B) establish, adopt, enter into, terminate or amend any material Benefit Plan or any pension plan (or any Contract or other arrangement that would be a material Benefit Plan or a pension plan if established, adopted or entered into prior to the date of this Agreement), except for amendments to Seller Plans in the ordinary course of business consistent with past practice that would not reasonably be expected to result in additional Liabilities of Buyer, the Company Group and their Affiliates pursuant to this Agreement or otherwise on or following the Closing; (C) enter into, amend, terminate or modify any collective bargaining agreement or (D) except as contemplated on Schedule 7.4, hire any employee, other than a non-executive employee having total annual compensation not in excess of $75,000 hired in the ordinary course of business consistent with past practice;
(x)    (A) make any loan to any of its directors, officers or employees other than advances on expenses made in the ordinary course of business consistent with past practice in accordance with Business policy or (B) enter into any other material transaction with Seller, nor any officer, director or Affiliate of Seller or the Company Group nor any immediate family member of any of the foregoing;
(xi)    make any change in the accounting policies applied in the preparation of the Financial Statements, unless such change is required by GAAP after the date of this Agreement or as required by applicable Requirements of Law, or fail to prepare Tax Returns on a basis consistent with past practices, except as required by applicable Requirements of Law and except as would not adversely affect the Tax liability of any Member after the Closing Date;

(xii)    make a change in practices and procedures with respect to collection of accounts receivable, prepayment of expenses, or payment of trade accounts payable or collect any Dormancy Fees;
(xiii)    settle any Action, except to the extent such settlement (A) does not obligate the Company Group to pay money following the Closing and (B) does not obligate the Company Group to take or refrain from taking any action following the Closing;
(xiv)    except as required by applicable Requirements of Law and except as would not materially affect the Tax liability of any Member after the Closing Date, (A) make or change any material Tax election or Tax accounting method with respect to Taxes payable by any Member, (B) settle any Tax claim or assessment with respect to Taxes payable by any Member, (C) surrender any right to claim a refund of Taxes for post-Closing periods to which a Member may be entitled, (D) consent in writing to any extension or any waiver of the limitation period applicable to any material Tax claim or assessment with respect to Taxes payable by any Member, or (E) amend any Tax Return, in each case if such action would reasonably be expected to be, individually or in the aggregate, material to the Company Group;
(xv)    enter into, materially modify or terminate, or waive any material right or remedy under, any Contract that is or would constitute a Business Agreement, Real Property Lease or Occupancy Lease; or
(xvi)    except as required by applicable Requirements of Law, make any change in the charter or bylaws or comparable organization document of any Member of or issue any equity (or securities exchangeable, convertible or exercisable for equity).
(c)    If the exercise period for any automatic renewal option under any Real Property Lease is scheduled to terminate or expire during the period between the date hereof and the Closing Date, Seller shall (acting in consultation with Buyer and subject to Section 7.4(b)(v)), or shall cause its applicable Subsidiary to, exercise any automatic renewal provision under each such Real Property Lease.
(d)    Notwithstanding anything contained herein to the contrary, Seller shall be entitled to transfer any cash of the Company Group to Seller, via dividend or otherwise, at any time and from time to time prior to Closing.
(e)    Notwithstanding anything contained herein to the contrary, the restrictions set forth in this Section 7.4 shall not apply to the Excluded Assets and Seller shall be permitted to sell, transfer or otherwise dispose of the Excluded Assets at its sole discretion.
(f)    Seller shall, and shall cause the Company Group to make capital expenditures in an amount not less than $1,200,000 during the period between June 28, 2014 and September 27, 2014; provided, however, that such amount shall be pro-rated in the event the Closing occurs prior to September 27, 2014. For the avoidance of doubt, the costs and expenses of any repairs or actions taken by Seller pursuant to Section 7.11 and, with respect to actions and repairs to be taken by Seller after Closing pursuant to Section 7.11, the parties good faith estimate of costs and expenses that will be required to complete such actions or repairs, shall be counted towards such obligation to make capital expenditures in an amount not less than $1,200,000 (it being understood and agreed that to the extent Seller spends less than such estimates in the aggregate, it shall promptly (and in any event within fifteen (15) business days) pay over to Buyer the amount by which the aggregate estimate exceeded the amount actually spent by Seller).
Section 7.5.    Termination of Related Party Transactions.
(a)    At or prior to the Closing, Seller shall release, cancel, terminate or otherwise settle all intercompany accounts between Seller and its Affiliates (other than the Company Group), on the one hand, and the Company Group, on the other hand (other than the Seller Ancillary Agreements and the Buyer Ancillary Agreements), pursuant to documentation reasonably satisfactory to Buyer.
(b)    At or prior to the Closing, all Related Party Transactions and all rights and obligations of Seller and its Subsidiaries (other than the Company Group), on the one hand, and the Company Group, on the other hand, other than the Contracts set forth on Schedule 7.5, shall be terminated or otherwise be released, including by way of assignment of rights and obligations of the Company Group to Seller or one of its Subsidiaries, as of the Closing. Following the Closing, neither Seller and its Subsidiaries (other than the Company Group), on the one hand, nor the Company Group, on the other hand, shall have any Liability to the other with respect to the such Related Party Transactions or such rights and obligations that were released.
Section 7.6.    Efforts to Obtain Funding.
(a)    Buyer shall use its commercially reasonable best efforts to obtain the Financing as promptly as practicable on the terms and subject to the conditions described in the Commitment Letters (including the “flex” provisions), including using its commercially reasonable best efforts to: (i) maintain in effect the Commitment Letters and negotiate in good faith and enter into as promptly as practicable definitive agreements (the “Definitive Financing Agreements”) with respect to the Financing (A) on the terms and subject to the conditions reflected in the Commitment Letters (including the “flex” provisions) or (B) on other terms that are acceptable in good faith to Buyer, provided that any terms that are inconsistent with the Commitment Letters (1) do not reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing) below the amount that is required to consummate the transactions contemplated by this Agreement (including any costs and expenses incurred in connection with the transaction contemplated hereby), other than as expressly permitted pursuant to the “flex”, or impose new or additional conditions or otherwise expand, amend or modify any of the terms of the Financing or conditions to the receipt of the Financing as set forth in the Commitment Letters and/or (2) otherwise would not reasonably be expected to prevent, impair or materially delay the Closing or make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur; (ii) comply on a timely basis with all covenants, and satisfy on a timely basis all conditions, required to be complied with or satisfied by Buyer in the Commitment Letters and in such

Definitive Financing Agreements; (iii) cause the Financing to be consummated at such time as is necessary for Buyer to satisfy its obligations under this Agreement; (iv) pay in a timely manner any and all commitment or other fees that become payable by Buyer under the Commitment Letters following the date hereof; and (v) enforce its rights under the Commitment Letters (other than through commencing any legal proceeding to enforce its rights under the Commitment Letters) or the Definitive Financing Agreements, as applicable. In the event that all conditions to funding contained in the Commitment Letters have been satisfied (without taking into account the condition set forth in Section 9.4), Buyer shall use its commercially reasonable best efforts to cause the lenders under the Commitment Letters to fund the Financing on the date the Closing is required to occur pursuant to Section 4.1 (without taking into account the condition set forth in Section 9.4).
(b)    In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters (including the “flex” provisions) for any reason or the Commitment Letters shall be terminated or modified without the consent of Buyer in a manner materially adverse to Buyer for any reason (each, a “Financing Unavailability”), Buyer shall use its commercially reasonable best efforts to obtain, as promptly as practicable, from the same or alternative financing sources, alternative financing on terms not materially more burdensome to Buyer than the terms of the Financing in an amount that is not less than the amount of financing that was contemplated by the Commitment Letters on the date hereof to be funded on the Closing Date. In the event any alternative or substitute financing is obtained by Buyer in accordance with the terms of this Section 7.6(b) (the “Alternative Financing”), references herein to the Financing (including, for avoidance of doubt, the references in this Section 7.6, but excluding references in Section 6.4) shall be deemed to refer to the Alternative Financing, and if new financing commitment letters are entered into in connection with such Alternative Financing, references herein to the Commitment Letters shall be deemed to refer to such new financing commitment letters (including, for avoidance of doubt, the references in this Section 7.6, but excluding the references in Section 6.4).
(c)    Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required, and in no event shall the commercially reasonable best efforts of Buyer be deemed or construed to require, Buyer to (i) commence any legal proceeding to enforce the Commitment Letters or (ii) pay any fees or other amounts in excess of those contemplated by the Commitment Letters and the fee letters referenced therein. Notwithstanding the foregoing, in the event of a Financing Unavailability, Buyer shall, within 14 days after the occurrence of such Financing Unavailability, deliver written notice to Seller informing Seller whether Buyer elects to continue to try to obtain Alternative Financing. If Buyer elects to continue to try to obtain Alternative Financing, the limitation set forth in clause (ii) of the first sentence of this Section 7.6(c) shall terminate and be of no further force and effect and Buyer shall use its commercially reasonable best efforts to obtain such Alternative Financing. If Buyer elects not to continue to try to obtain Alternative Financing, this Agreement immediately shall be terminated and the Reverse Termination Fee shall become payable in accordance with Section 12.3. For the avoidance of doubt, Buyer’s election not to continue to try to obtain Alternative Financing under this Section 7.6(c) shall not be deemed to be a willful and material Breach of this Agreement, including this Section 7.6.

(d)    Buyer shall, upon the request of Seller, promptly reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or any of its Subsidiaries at the request of Buyer in connection with their cooperation with Buyer in its efforts to obtaining the Financing. Buyer shall indemnify and hold harmless the Company Group and the Seller Group Members from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with Section 7.6(e)) and any information utilized in connection therewith (other than historical information provided by the Company Group), except to the extent that such Liabilities arise out of or result from any willful misconduct or bad faith of Seller, the Company Group, any of their respective Affiliates or any Representatives of any of the foregoing.
(e)    Prior to the Closing, Seller shall use, and shall cause the Company Group and its Representatives to use, their commercially reasonable best efforts to provide such cooperation reasonably requested by Buyer and the arrangers of the Financing in connection with the arrangement, syndication (including marketing efforts in connection therewith) and consummation of the Financing (including any replacement, amended, modified or alternative financing); provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or the Company Group. Such cooperation shall include using commercially reasonable best efforts to:
(i)    furnish Buyer and the Financing Sources with such information in the possession of Seller or the Company Group necessary for Buyer to prepare financial statements, unaudited pro forma financial statements of the Business, projections of the Business and business and other financial data and information of the Business and the Company Group and other pertinent and customary information regarding the Business and the Company Group, in each case, as set forth in the Commitment Letters or as otherwise reasonably requested by Buyer to consummate the Financing as promptly as reasonably practicable following Buyer’s request (including information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56));
(ii)    arrange for direct contact between senior management of Seller (including, if reasonable, its Chief Executive Officer) and the Company Group and the Financing Sources at times and locations reasonably mutually agreed upon among Seller, Buyer and the Financing Sources;
(iii)    cause the officers and senior employees of Seller (including, if reasonable, its Chief Executive Officer) and the Company Group to participate, upon reasonable notice, in a reasonable number of meetings, conference calls, presentations, road shows and other meetings with potential lenders, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing and otherwise cooperating in syndication and marketing efforts as set forth in the Commitment Letters or as otherwise reasonably requested by Buyer;
(iv)    cause the Company Group to provide reasonable assistance with the preparation by Buyer of customary materials for rating agency presentations, offering and marketing materials (including “public” and “private” versions), bank information memoranda and offering documents in connection with the Financing;
(v)    cooperate with Buyer’s efforts to obtain public corporate and corporate family ratings and ratings of the debt facilities contemplated by the Financing, at Buyer’s sole expense, in each case as reasonably requested by Buyer;
(vi)    consent to the use of the Company Group’s logos in connection with the Financing;
(vii)    cause the Company Group to provide reasonable (including in terms of the nature and timing of the request) assistance to facilitate the preparation by Buyer (A) to obtain guarantees and the pledging and perfection of collateral (including any Company Group or third party consents) in connection with the Financing and (B) of credit and other loan documents (including schedules thereto) and security agreements (including schedules thereto), in each case, as set forth in the Commitment Letters or as otherwise reasonably requested by Buyer;
provided, that no obligation of the Company Group, or any Encumbrance on any of their respective assets, for the Financing shall be effective until after the Closing; none of Seller or its Subsidiaries or, prior to the Closing Date, any Member or any of their respective Representatives shall be required to pay any commitment or other fee or incur any other Liability in connection with the Financing; neither Seller, any Subsidiary of Seller, any Member nor any of their respective Representatives shall be required to provide any legal opinion or other opinion of counsel in connection with the Financing; none of Seller or any of its Affiliates (or any of its or their employees, officers or directors) shall be required to, and, prior to Closing, no director or officer of any Member shall be required to, execute any agreement, certificate, document or instrument in connection with the Financing that would be effective prior to the Closing Date.
(f)    Prior to Closing, Seller shall and shall cause each Member and its Representatives to promptly supplement any information provided in writing by Seller to Buyer pursuant to the foregoing clause (e) if, to Seller’s Knowledge, such information at any time prior to the Closing Date contains any misstatement of a material fact relating to the Business or, when taken as a whole together with all other information provided to Buyer by Seller relating to the Business, omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.
(g)    Nothing contained in this Agreement shall require, and in no event shall the commercially reasonable best efforts of Seller or the Company Group be deemed or construed to require, Seller or the Company Group to (i) require Seller or the Company Group (in the case of the Company Group, except to the extent not effective prior to the Closing) to make any representations in connection with the Financing or otherwise incur any actual or potential Liability or cost in connection with the Financing, (ii) be in privity with any arranger, lender or other party to the Financing, (iii) waive or modify any terms of this Agreement or any other agreement to which Seller or the Company Group is a party, (iv) take any action that will conflict with or violate any applicable Requirements of Law or Contract or Organizational Document or (v) require Seller to, or prior to Closing, the Company Group to approve any Financing.
Section 7.7.    Financing Status. Buyer shall keep Seller reasonably informed with respect to all material activity concerning the status of the Financing, including the status of Buyer’s efforts to comply with its covenants under, and satisfy the conditions contemplated by, the Commitment Letters and the Definitive Financing Agreements and shall give Seller prompt notice of any event or change that Buyer determines will adversely affect the ability of Buyer timely to consummate the Financing. Without limiting the foregoing, Buyer agrees to notify Seller promptly, and in any event within one (1) business day, if at any time: (a) the Commitment Letters shall expire or be terminated for any reason; (b) any financing source that is a party to the Commitment Letters notifies Buyer that such source no longer intends to provide financing to Buyer on the terms set forth in the Commitment Letters (including the “flex” provisions); (c) any Breach or default occurs or is alleged under the Commitment Letters or the Definitive Financing Agreements; or (d) Buyer otherwise determines that Buyer is unlikely timely to receive all or any portion of the Debt Financing. Buyer shall not, without the prior written consent of Seller (which, in the case of clause (ii)(z) below, shall not be unreasonably withheld, conditioned or delayed), amend, replace, supplement or otherwise modify the Commitment Letters or the Definitive Financing Agreements, as applicable, if such amendment, replacement, supplement or modification (i) other than as expressly permitted pursuant to the “flex”, reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing) below the amount that is required to consummate the transactions contemplated by this Agreement (including any costs and expenses incurred in connection with the transaction contemplated hereby), the Commitment Letters or the Definitive Financing Agreements (including by costs and expenses incurred in connection with the transactions contemplated thereby), (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the terms of the Financing or conditions to the receipt of the Financing, in any such case in a manner that would reasonably be expected to (x) prevent or materially delay the Closing Date, (y) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (z) materially decreases Buyer’s recourse against its financing sources or (iii) is inconsistent with the Commitment Letters in any material respect in a way that would reasonably be expected to make the Closing less likely to occur or funding of the Financing less likely to occur or to materially delay the Closing.
Section 7.8.    [Reserved]
Section 7.9.    Restructuring. Prior to the Closing, Seller shall use its commercially reasonable efforts to complete, or cause to be completed, each of the actions set forth on Schedule 7.9 (the “Restructuring”) pursuant to the documentation substantially in the form attached hereto as Exhibit G (the “Restructuring Documents”). Any change to the Restructuring Documents shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Restructuring shall not affect any obligation of Seller to indemnify the Buyer Group Members under Article XI.
Section 7.10.    Exclusivity. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, other than with respect to the sale or disposition of all or any portion of the Excluded Business, Seller shall not, and shall cause its Subsidiaries (including the Company Group) not to, and shall use its commercially reasonable efforts to cause its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly encourage or accept any other proposals or offers from any Person (other than Buyer) (i) relating to any acquisition or purchase from Seller or a Member of all or any portion of the equity of any Member or all or a substantial portion of the assets of any Member, (ii) cause any Member to enter into any merger, consolidation or other business combination or (iii) cause any Member to enter into a recapitalization, reorganization or any other extraordinary business transaction or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person (other than Buyer) any confidential information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller shall, and shall cause its Affiliates (including the Company Group) to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Buyer) conducted heretofore with respect to any of the foregoing. Seller shall notify Buyer promptly if any proposal regarding any of the foregoing is made and shall promptly advise Buyer of the contents thereof (and, if in written form, promptly provide Buyer with copies thereof).
Section 7.11.    Repairs; Exclusive Remedy.
(a)    Seller shall, at Seller’s own expense, make the repairs or take the actions, as applicable, set forth on Schedule 7.11(a), in a good and workmanlike manner and in accordance with all applicable Requirements of Law.  All repairs shall be made such that the applicable improvement or asset shall be in a condition and state of repair that is generally consistent with the condition and state of repair of the remainder of the improvements or other assets, as applicable, situated on the applicable Individual Property and in all events adequate to permit the Business to be conducted thereon in a manner consistent in all material respects with past practice.
(b)    Seller shall deliver Buyer written documentation containing reasonable detail evidencing that each such repair has been made or action has been taken promptly after it has been made or taken.  In the event of a dispute between Seller and Buyer regarding any such repair or action, such dispute shall be resolved as determined by a mutually agreed upon licensed and independent architect, engineer or contractor. In the event Seller and Buyer cannot agree upon a licensed and independent architect, engineer or contractor, Seller and Buyer shall each select a licensed and independent architect, engineer or contractor who shall select a licensed and independent architect, engineer or contractor to resolve such dispute.
(c)    Notwithstanding anything in this Agreement to the contrary (including Article XI), Seller shall not have any obligation to make, pay for, reimburse, hold harmless or indemnify Buyer or any of its Affiliates with respect to (i) any of the items set forth on Schedule 7.11(a) with respect to which Seller has completed its obligations under Section 7.11(a) or (ii) any other Readily Apparent PCA Deficiencies or any Losses or Liabilities arising therefrom (excluding, for the avoidance of doubt, any Loss or Liability that arises from a deficiency that is not a Readily Apparent PCA Deficiency).
(d)    In the event that between the date of the Property Condition Report for an Individual Real Property and Closing an identifiable event occurs at such Individual Real Property that prior to Closing results in damage to the Individual Real Property in excess of $32,500, Seller shall, at Seller’s own expense, repair the assets that were damaged at such Individual Real Property prior to Closing by such event so that such items are in all material respects in the same condition as they were immediately prior to the identifiable event. Such repairs shall be done in a good and workmanlike manner and in accordance in all material respects with applicable Requirements of Law. Any dispute as to such repairs shall be resolved in the manner set forth in Section 7.11(b).
(e)    Seller shall, at Seller’s own expense, use commercially reasonable efforts to take any action necessary to restore or otherwise remediate item 74 of Exhibit B to Schedule 1.1(h) within 30 days after the Closing Date with in accordance with all applicable Requirements of Law and to the reasonable satisfaction of Buyer.  If such item is restored or otherwise remediated to the reasonable satisfaction of Buyer within 30 days after the Closing Date, Seller shall not have any obligation to make, pay for, reimburse, hold harmless or indemnify Buyer or any of its Affiliates with respect to item 74 of Exhibit B to Schedule 1.1(h).
(f)    For the avoidance of doubt, but without limiting any other provision of this Agreement, Seller’s obligations under this Section 7.11 do not apply to (i) matters covered by Section 8.5, (ii) normal wear and tear or (iii) latent defects.
(g)    Seller will use commercially reasonable efforts to complete all repairs or take all actions required to be made or taken by it under this Section 7.11 prior to the Closing.  In the event that Seller shall not complete all such repairs or take all such actions by then, Seller shall continue make all such repairs and take all such actions as expeditiously as reasonably possible and in any event no later than December 19, 2014.
ARTICLE VIII
ADDITIONAL AGREEMENTS
Section 8.1.    Use of Names.
(a)    Seller is not conveying ownership rights or granting Buyer or the Company Group a license to use any of the tradenames or trademarks (including any Canadian trademarks) of Seller or any Affiliate of Seller (other than the Trademarks identified on Schedule 5.10(a)) and, after the Closing, except as contemplated by the License Agreement, Buyer shall not permit the Company Group or any Affiliate of the Company Group to use in any manner the names or marks of Seller or any Affiliate of Seller set forth on Schedule 8.1 or any word that is similar in sound or appearance to such names or marks; provided, however, that nothing contained herein shall grant to Buyer or, after the Closing, any Member an implied license to use in any manner the names or marks of Seller or any Affiliate of Seller that are not set forth on Schedule 8.1. In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 8.1, Seller and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.
(b)    In the event Seller consummates a sale of one or both Option Centers to a third party during the Third-Party Sale Period, Seller shall cause the purchaser of the Option Center(s) to not use any of the names listed in Schedule 8.6 (or any derivations thereof) in connection with the operation of such Option Center(s), provided that any change in the name of such Option Center may be phased-in over a period not to exceed one hundred and eighty (180) days after the closing of the sale of the applicable Option Center to such third party purchaser and during such one hundred and eighty (180) days such purchaser may continue to use such names. If Seller does not consummate the sale of an Option Center to a third party during the Third-Party Sale Period, and if Buyer does not exercise the Purchase Option with respect to such Option Center, within sixty (60) days of the expiration of the Third-Party Sale Period, Seller shall cease to use of any of the names listed in Schedule 8.6 (or any derivations thereof) in connection with the operation of such Option Center(s) during the Restricted Period and the restrictions set forth in Section 8.6(a)(i)(B) shall apply to such Option Center(s).
(c)    In the event Buyer makes a Kick-Out Election with respect to any Affected Property, Seller shall, within ninety (90) days after the earlier of (i) the first (1st) anniversary of the Closing or (ii) the date on which the applicable Kick-Out Property is sold or otherwise transferred to an unaffiliated third party, cease to use any of the names listed in Schedule 8.6 (or any derivations thereof) in connection with the operation of such Kick-Out Properties during the Restricted Period and the restrictions set forth in Section 8.6(a)(i)(B) shall apply to such Kick-Out Properties, including with respect to any Person that subsequently acquires such Kick-Out Properties from Seller or the applicable owner of such property.
(d)    Each of Buyer and Seller acknowledges that a violation of this Section 8.1 may cause the other party and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Each of Buyer and Seller therefore agrees that in the event of any actual or threatened violation of this Section 8.1, Buyer or Seller, as the case may be, and any of its respective Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against the other party and its Affiliates to prevent any violations of this Section 8.1, without the necessity of posting a bond.
Section 8.2.    Tax Matters.
(a)    Seller shall be entitled to any refund of (or credit against) Excluded Taxes, other than for any refund or credit taken into account in determining the Closing Date Net Working Capital. Buyer and its Affiliates shall be entitled to any refund of (or credit against) Assumed Taxes.
(b)    Whenever it is necessary to determine the Liability for Excluded Taxes and Assumed Taxes for the portion of a Straddle Period that ends on or before the Closing Date, and the portion of a Straddle Period that begins after the Closing Date, the determination shall be made by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Member were closed at the close of the Closing Date, provided, however, that (I) transactions outside the ordinary course of business consistent with past practice occurring on the Closing Date, but after Closing, shall not be treated as occurring on the Closing Date and the parties shall utilize (and cause their Affiliates to utilize) the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of foreign, state or local law) for purposes of reporting such items on the applicable Tax Returns or shall otherwise treat any gains, income, deductions, losses or other items resulting from such transactions as occurring on the day after the Closing Date for U.S. federal, and applicable state, provincial, local and non-U.S. Tax purposes, and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. Whenever it is necessary to determine the Liability for Taxes of a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) in respect of the portion of a Straddle Period that ends on or before the Closing Date, and the portion of a Straddle Period that begins after the Closing Date, the determination shall be made by assuming that (i) the taxable year of such controlled foreign corporation that includes the Closing Date ended at the close of the Closing Date and (ii) the next succeeding taxable year of the controlled foreign corporation began at the beginning of the day following the Closing Date.
(c)    Buyer and Canadian Buyer, as applicable, together shall in the aggregate be liable for and pay, or cause to be paid, 50% and Seller shall liable for and pay, or cause to be paid, 50% of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, documentary Tax, registration Tax, value added Tax or other similar Tax (collectively, “Transfer Taxes”) imposed on the acquisition of the Securities. For the avoidance of doubt, Seller shall be liable for and pay, or cause to be paid, all Transfer Taxes resulting from or attributable to the Restructuring.
(d)    Notwithstanding anything to the contrary herein, but subject to the representation made in Section 5.6(j), Seller and Buyer agree that Seller makes no representation, warranty, and provides no other assurance, with respect to the amount of any Tax Attributes of any Member for a Pre-Closing Tax Period, or with respect to the availability on and after the Closing Date of any Tax Attributes of any Member.
(e)    Any Tax sharing or allocation agreement entered into by a Member, on the one hand, and Seller or member of the Consolidated Tax Group that is not a Member, on the other hand, shall be terminated on or prior to the Closing, and after the Closing no Member shall have any Liability thereunder.
(f)    Tax Returns.
(i)    Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns that are required to be filed by or with respect to any Member on a combined, consolidated or unitary basis as a member of a Consolidated Tax Group, (y) all other income Tax Returns (other than for a Straddle Period) that are required to be filed by or with respect to any Member for taxable years or periods ending on or before the Closing Date, and (z) all other Tax Returns that are required to be filed by or with respect to any Member (taking into account all extensions properly obtained) on or prior to the Closing Date. For U.S. federal and applicable state income Tax purposes, with respect to any taxable period during which a Non-Corporate Member is disregarded as an entity separate from Seller for such purposes, Seller shall report on its Tax Return the income of such Non-Corporate Member in accordance with applicable Requirements of Law and shall file its Tax Returns accordingly. In each case Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns (including for any Straddle Period) that are required to be filed by or with respect to any Member after the Closing Date and Buyer shall remit or cause to be remitted (subject to Section 11.1(a)) any Taxes due in respect of such Tax Returns.
(ii)    All Tax Returns for any U.S. Member or for the Canadian Member insofar as they relate to Taxes for which Seller is liable under this Agreement that Buyer is required to file or cause to be filed in accordance with this Section 8.2(f) that relate to any taxable year or period ending on or before the Closing Date or any Straddle Period shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, unless applicable Requirements of Law require otherwise. With respect to any such Tax Return to be filed or caused to be filed by Buyer, not less than thirty (30) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall provide Seller with a draft copy of such Tax Return for Seller’s approval, which shall not be unreasonably withheld, conditioned or delayed (provided that is shall not be unreasonable to withhold consent if such Tax Return is not prepared in accordance with this Section 8.2(f)(ii)). All Tax Returns that Seller is required to file or cause to be filed in accordance with this Section 8.2(f) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, except to the extent a failure to do so would not result in an Assumed Tax; provided, that this sentence shall not apply to Tax Returns of any Consolidated Tax Group.
(iii)    Seller shall reimburse Buyer for Excluded Taxes, and Buyer shall reimburse Seller for Assumed Taxes, in each case, which are remitted in respect of any Tax Return to be filed by the other party pursuant to this paragraph (f) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than 10 days prior to the due date for paying such Taxes. For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in Sections 11.1 and 11.2.

(iv)    Except in each case as required by applicable Requirements of Law, none of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company Group to) (A) make or change any Tax election, amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Member with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period without the prior written consent of Seller, which, shall not be unreasonably withheld, conditioned or delayed, except in each case to the extent a failure to do so would result in an Excluded Tax or (B) take any other action that would result in a material amount of an Excluded Tax.
(v)    Seller shall cause the Thousand Oaks JV to make an election under Section 754 of the Code with respect to the tax year of Thousand Oaks JV that includes the Closing Date.
(g)    Contest Provisions.
(i)    Buyer or its Affiliate shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, the Company Group of written notice of any pending or threatened U.S. federal, state, provincial, local or non-U.S. Tax audits or assessments relating to any taxable period ending on or before the Closing Date or any Straddle Period or relating to a Tax for which Seller may be liable pursuant to this Agreement.
(ii)    Seller shall have the sole right to represent each Member’s interests in any Tax audit or administrative or court proceeding relating to (A) a taxable period ending on or before the Closing Date or (B) any Straddle Period relating to an income Tax, in each case for which Seller may be liable pursuant to this Agreement, and to employ counsel of Seller’s choice at Seller’s expense; provided, however, that Buyer and its Representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding; provided, further, however, that neither Buyer nor its Representatives shall be permitted to be present at or participate in any audit or proceeding relating to any Consolidated Tax Group. In any Tax audit or proceedings controlled by Seller under this Section 8.2(g) that could affect a Member’s liability for Taxes after the Closing Date, Seller and its Representatives shall consult in good faith with Buyer and offer Buyer and its Representatives a reasonable opportunity to review and comment before submitting to any taxing authority any written materials prepared or furnished in connection with the relevant audit or proceeding. Buyer shall have the sole right to represent each Member’s interests in all other Tax audit or administrative or court proceedings (including any proceedings involving Section 338(h)(10) Elections); provided, however, that Seller and its Representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any such audit or proceeding that relates to an Excluded Tax for which Seller may be liable. Neither Buyer nor any Affiliate of Buyer, on the one hand, nor Seller, on the other hand, shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the Liability for Taxes of the other party pursuant to this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.

(h)    Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):
(i)    timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes;
(ii)    assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.2(f), and in connection therewith, provide the other party with any necessary powers of attorney in a timely manner and promptly upon the request of such other party;
(iii)    cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company Group or in respect of the Business;
(iv)    make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company Group or in respect of the Business including information required by Seller to complete Tax Returns required to be filed by it; and
(v)    furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request.
(i)    Section 336(e) and Section 338(g) Elections. Seller and Buyer agree that Buyer shall not make nor cause or permit to be made any election under Section 336(e) or Section 338(g) of the Code or under any applicable similar provision of U.S. federal, state, provincial, or non-U.S. law with respect to any Member (including the Canadian Member).
Section 8.3.    Employee Matters.
(a)    No later than twenty-seven (27) days following the date hereof (which period will be extended for any Excluded Member Employee and any Dedicated Employees to the extent that Buyer is not given reasonable access to interview such Business Employees in accordance with this Section 8.3(a)), Buyer shall deliver to Seller a written notice identifying (x) the Excluded Member Employees and (y) the Dedicated Employees whom (1) Buyer desires to be employed by an entity in the Company Group at Closing (the “Included Dedicated Employees”) and (2) Buyer does not desire to be employed by an entity in the Company Group at Closing (the “Excluded Dedicated Employees”). Seller and its Affiliates shall, prior to the Closing, (i) transfer to Leiserv (or such other Person as may be designated by Buyer) the employment of all Included Dedicated Employees who are not as of such date already employed by Leiserv, (ii) maintain or transfer the employment of all Excluded Dedicated Employees with or to Seller or an Affiliate of Seller (other than a Member), and (iii) transfer the employment of all Excluded Member Employees to Seller or an Affiliate of Seller (other than a Member). Following the date of this Agreement, Seller shall allow the Buyer and its Affiliates reasonable access, during normal business hours and upon reasonable advance notice, to meet with and interview the Dedicated Employees and potential Excluded Member Employees to facilitate the determinations by Buyer contemplated in this Section 8.3; provided, however, that such access shall not unduly interfere with the conduct of the Business prior to the Closing. All Business Employees who are employed by a Member (including Leiserv) as of immediately prior to the Closing (but, for the avoidance of doubt, excluding any Excluded Dedicated Employees and Excluded Member Employees) shall continue in the employment of the Member, Buyer, the Company Group or their Affiliates (determined following the Closing) immediately after the Closing (such employees, the “Transferred Employees”). Each Transferred Employee shall cease to be an employee of Seller or its Affiliate (determined following the Closing), as applicable, as of the Closing. Seller hereby agrees to waive any condition or restriction that it may have the contractual right to impose on the hiring and employment by Buyer and its Affiliates of any Transferred Employee, effective as of the Closing Date. For the avoidance of doubt, no person who would otherwise meet the definition of Transferred Employee but who is receiving long-term disability benefits under a long-term disability plan of Seller and its Affiliates as of the Closing Date shall become a Transferred Employee unless agreed to by Buyer and Seller.
(b)    The Company Group shall terminate its participation in all Seller Plans as of the Closing Date. The Parties agree that in no event shall any Transferred Employee be entitled to accrue any benefits under any Seller Plans with respect to services rendered or compensation earned after the Closing Date. Subject to Section 8.3(f), Seller and the Seller Group Members shall retain, and Buyer shall not assume, any Liabilities under any Seller Plans (including any pension, retiree medical or equity compensation plan) or any other plans maintained by Seller or any ERISA Affiliate of Seller. Seller and its Affiliates shall retain the employment-related Liabilities of all Business Employees who do not become Transferred Employees. Subject to Section 8.3(f), Seller shall retain, and Buyer shall not assume, the responsibility for payment of all accrued benefits to the Business Employees under any Seller Plans, including without limitation, any covered medical and dental claims or expenses or disability benefits under the Seller Plans incurred by any Transferred Employees or their beneficiaries on or prior to the Closing Date, and Buyer shall not assume nor shall the Company Group be responsible for any Liability with respect to such claims or payments. Subject to Section 8.3(f), Seller shall be responsible for the payment of any earned but unpaid salaries, bonus, incentive pay, vacation pay, sick pay, holiday pay, other paid time off, statutory entitlements, and severance pay to the Business Employees, for all periods of employment on or prior to the Closing Date. Subject to Section 8.3(f), Seller shall also be responsible for the payment of any amounts due to the Business Employees pursuant to the Seller Plans as a result of its employment of the Business Employees through and including the Closing Date , and for all covered incurred but unreported or unpaid medical, dental, vision and other health claims occurring prior to the Closing Date. Subject to Section 8.3(f), Seller shall retain, and Buyer shall not assume, (i) the Liability for payment of any benefits of any Business Employee who is not a Transferred Employee under any Seller Plans, including without limitation, any covered medical, vision and dental claims or expenses or disability benefits under the Seller Plans and (ii) the Liability for the payment of any salaries, bonus, incentive pay, vacation pay, sick pay, holiday pay, other paid time off, statutory entitlements, and severance pay to any Business Employee who is not a Transferred Employee, and Buyer shall not assume nor shall the Company Group be responsible for any Liability with respect to such claims or payments. For purposes of this paragraph, a claim shall be deemed incurred when the event occurs which entitles the individual to benefits. Notwithstanding anything herein to the contrary, (A) if any Transferred Employee has incurred a short-term disability on or prior to the Closing Date , any short-term disability salary continuation income benefits relating to such disability from and after the Closing shall, as of the Closing , become the sole responsibility of Buyer and its Affiliates and (B) Seller and its Affiliates shall retain all Liabilities for long-term disability salary continuation income benefits in respect of Business Employees who incur an applicable disability on or prior to the Closing Date and are covered as of the Closing Date under a long-term disability plan of Seller and its Affiliates.
(c)    With respect to those Transferred Employees who, following the Closing, become covered under a severance pay policy of Buyer, Buyer shall take into account service performed prior to the Closing by such Transferred Employees for the Company Group, Seller and its Affiliates, for purposes of determining the amount of severance (if any) payable under such policy.
(d)    Buyer shall use commercially reasonable efforts to enable the Transferred Employees and their eligible dependents who were covered under Seller’s group health plans as of the Closing Date to participate in a Buyer group health plan effective as of the calendar day following the Closing Date. For Transferred Employees of the U.S. Members, Buyer and its Affiliates shall be responsible for providing any Transferred Employee whose “qualifying event,” within the meaning of COBRA, occurs under Buyer’s (or its applicable Affiliate’s) health plan after the Closing Date (and such employees’ “qualified beneficiaries” within the meaning of COBRA) with the continuation of group health coverage under Buyer’s health plan required by COBRA to the extent required by Requirements of Law. For Business Employees of the U.S. Members, Seller shall be responsible for complying with the requirements of COBRA for its employees (including the Business Employees) and their “qualified beneficiaries” whose “qualifying event” (as such terms are defined in COBRA) occurs under a Seller group health plan to the extent required by Requirements of Law. Buyer shall have no Liability under COBRA relating to any Business Employees for events occurring under any of Seller’s group health plans on, prior to or after the Closing Date or any Business Employees who do not become Transferred Employees.
(i)    Seller agrees to provide, and shall cause its Affiliates to provide, any required notice under and to otherwise comply with, and to retain all Liabilities relating to, the WARN Act with respect to any event affecting the employees of the Business prior to the Closing Date. Buyer agrees to provide any required notice under and to otherwise comply with, and to assume all Liabilities relating to, such Requirements of Laws with respect to any event affecting Transferred Employees on or after the Closing Date. On or as soon as practicable following the Closing Date, Seller shall deliver to Buyer a true, complete and correct list of all persons who suffered an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the Closing Date.
(e)    Seller shall be responsible for the payment of any accrued but unused vacation as of the Closing Date of each Transferred Employee employed in California for all periods of employment by Seller that are accrued on or prior to the Closing Date (the “Accrued Vacation”), provided, however, that as to each Transferred Employee employed in California, Buyer shall cause each entity in the Company Group to provide and recognize the accrued but unused vacation as of the Closing Date of each Transferred Employee employed in California (the “CA Accrued Vacation”), and such CA Accrued Vacation shall be subject to the Working Capital Adjustment in Section 3.4. Seller shall, or shall cause the Company Group to, pay to the Business Employees bonuses under the bonus programs for Transferred Employees existing as of the Closing Date for all periods through and including the Closing Date, and Buyer shall have no obligation to pay bonuses in respect of any periods on or prior to the Closing Date.
(f)    Seller shall retain the liability and obligation for, and neither Buyer nor any of its Affiliates shall have any liability or obligation for any claims for workers’ compensation, in each case that are incurred by or with respect to (i) any Business Employee who is not a Transferred Employee, regardless of when incurred, or (ii) any Transferred Employee incurred on or prior to the Closing.
(g)    On or prior to the Closing Date, Seller shall take all necessary actions to cause the account balances and/or accrued benefits of the Transferred Employees under any of Seller’s 401(k) defined contribution savings plans and non-qualified defined contribution savings plans to be fully vested and non-forfeitable as of the Closing Date.  Seller shall contribute to Seller’s 401(k) plans the matching contributions relating to periods prior to the Closing Date based on the amount or percentage that Seller is required to contribute to such plan on behalf of the Transferred Employees through the Closing Date as if the Transferred Employees had satisfied all prerequisites for receiving such contributions as of the Closing Date. Buyer agrees to use its commercially reasonable efforts to cause a 401(k) plan of Buyer or its Affiliates to accept a “direct rollover” to such Buyer 401(k) plan the account balances of any Transferred Employees under Seller’s 401(k) Plan if such rollover is elected in accordance with applicable Requirements of Laws and the applicable Buyer 401(k) plan of by such Transferred Employees.
(h)    Notwithstanding anything else contained herein to the contrary, the parties do not intend for this Agreement to require Buyer to maintain any specific Benefit Plan or other compensation or employee benefit plan, program, policy or practice following the Closing Date or shall be deemed to amend any plans or arrangements or create any rights or obligations except between the parties. No Business Employee or other current or former employee of the Company Group, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. Nothing herein expressed or implied shall confer upon any of the Business Employees or any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and nothing contained in the Agreement shall restrict the ability of Buyer to terminate the employment of any Transferred Employee for any reason at any time after the effective date of his or her employment with Buyer.
Section 8.4.    Securities Law Legends. Buyer agrees and understands that the Securities have not been, and will not be, registered under the Securities Act or the securities laws of any state and that the Securities may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. Buyer acknowledges and agrees that no person has any right to require Seller to cause the registration of any of the Securities. The certificates representing the Securities may contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SECURITIES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.
Section 8.5.    Insurance; Risk of Loss; Casualty/Condemnation Prior to Closing.
(a)    Seller will cause the Company Group to keep insurance policies currently maintained by the Company Group covering its businesses, assets and current or former employees, as the case may be (or replacements therefor providing the same or greater coverage), in full force and effect through the close of business on the Closing Date, and Buyer shall become solely responsible for all insurance coverage and related risk of loss based on events occurring after the Closing Date with respect to the Company Group and its businesses, assets and current or former employees; provided, for the avoidance of doubt, that nothing in this Section 8.5 shall limit the rights of any Buyer Group Member to be indemnified for any Losses for which such Buyer Group Member is entitled to indemnification pursuant to Article XI. To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information in order to make filing with insurance carriers or self-insurance regulators from another party hereto, the other party shall use commercially reasonable efforts to promptly supply such information.
(b)    If, prior to the Closing, an Individual Real Property suffers any material damage by fire or other casualty (such event that occurs prior to Closing, a “Casualty”) or Seller or any Member of the Company Group receives notice or Seller becomes aware of a pending condemnation of all or any material portion of an Individual Real Property (such event that occurs prior to Closing, a “Condemnation”), Seller shall promptly notify Buyer of such Casualty or Condemnation and provide Buyer with details of the extent thereof. Notwithstanding any such Casualty or Condemnation, Buyer shall be bound to consummate the transactions contemplated by this Agreement subject to, and in accordance with, the terms of this Agreement (including Article IX); it being agreed, for the avoidance of doubt, that nothing in this Section 8.5(b) shall affect or otherwise modify the parties’ obligations under Article XI.
(c)    Promptly following any Casualty or Condemnation occurring prior to the Closing, Seller shall, subject to Seller’s rights under the Real Property Leases, make a claim under the applicable insurance policies of Seller or against the applicable Governmental Body, as applicable, to recover the damages resulting from such Casualty or Condemnation and shall use commercially reasonable efforts to pursue such claims and collect the proceeds relating thereto. Subject to Seller’s rights under the Real Property Leases, Seller will allow Buyer to participate in the negotiations regarding the settlement of any such claim for insurance or condemnation proceeds and will not settle or compromise any claims related to the damage, destruction or condemnation under the relevant insurance policies or against a Governmental Body effecting the Condemnation without Buyer’s consent, which consent will not be unreasonably withheld, conditioned or delayed. Seller will provide Buyer with copies of any material correspondence relating to any such claims and will advise Buyer of all material developments concerning such claims.
(d)    Subject to Seller’s rights under the Real Property Leases, Seller will obtain Buyer’s approval, which will not be unreasonably withheld, conditioned or delayed, concerning any restoration, repair or re-construction plans for any Individual Real Property affected by a Casualty or Condemnation prior to the Closing. Subject to Seller’s rights under the Real Property Leases, Seller shall conduct or cause to be conducted all such restoration, repair and reconstruction substantially in accordance with such restoration, repair and reconstruction plans approved by Buyer.  Notwithstanding the foregoing, Seller will be permitted to incur or enter into an agreement to incur any amount reasonably necessary to effect emergency or necessary repairs related to preservation of any Individual Real Property affected by a Casualty or Condemnation or health and safety matters or which are required by the terms of any lease or other agreement to which Seller, the Company Group or the applicable Member thereof is a party.
(e)    Subject to Seller’s rights under the Real Property Leases, to the extent Seller receives any insurance or condemnation proceeds as a result of a Condemnation or Casualty Event and has not used such proceeds prior to Closing to restore, repair or re-construct the applicable Individual Real Property, Seller shall promptly turn them over to Buyer at Closing in an amount equal to (i) the proceeds not yet used, and (ii) to the extent there was a deductible applicable to the Condemnation or Casualty Event, the lesser of (A) the amount of such deductible, and (B) if the funds necessary to complete the remaining repairs are less than the sum of the proceeds turned over in accordance with clause (i) and the applicable deductible, the amount necessary to complete the remaining repairs, as mutually agreed upon by Buyer and Seller. Any dispute as to the amount necessary to complete such repairs shall be resolved in the manner set forth in Section 7.11(b). If such proceeds are received by Seller after Closing and Seller has not previously indemnified Buyer in full with respect to such Casualty or Condemnation, Seller shall pay to Buyer promptly after receipt of such proceeds an amount equal to (x) the sum of the proceeds so received and the amount of any deductible that was applicable under the applicable Seller insurance policy, minus (y) the sum of the amount of indemnification payments made by Seller to any Buyer Group Member in respect thereof and the amount of funds Seller spent prior to repair the damage from such Casualty Event or Condemnation, provided such expenditures made by Seller in respect of such repairs are reasonable and documented.

(f)    To the extent Buyer withholds its approval under this Section 8.5 with respect to any restoration, repair or re-construction plans for any Individual Real Property proposed by Seller, the fact that such Individual Real Property remains damaged as of Closing shall not be deemed a breach by Seller of any provision of this Agreement.
Section 8.6.    Restrictive Covenants.
(a)    Non-competition.
(i)    Seller agrees that for the period from the Closing Date until the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, whether as a partner, stockholder, member, joint venturer, principal, agent, consultant, advisor, service provider or in any other relationship or capacity, on its own behalf or through another Person, (A) own, manage, organize, participate in, join, finance, operate or control an enterprise engaged in, or assist, directly or indirectly, another Person to own, manage, organize, participate in, join, finance, operate or control an enterprise engaged in, the Restricted Business, or (B) subject to Section 8.1, permit Seller’s name or the other names listed on Schedule 8.6 (or any derivations thereof) to be used by or in connection with the Restricted Business. The restrictions in clause (A) of this Section 8.6(a)(i) shall not apply to any Person that purchases assets, operations or a business from Seller or any of its Subsidiaries, if such Person is not a Subsidiary of Seller after such transaction is consummated.
(ii)    Notwithstanding the provisions of Section 8.6(a)(i), nothing in this Agreement shall preclude, prohibit or restrict Seller or any of its Subsidiaries from (A) engaging in the Restricted Business to the extent that such business activity is acquired from a third Person by Seller or its Subsidiaries (x) in connection with the exercise of its rights as a secured creditor in connection with the default by such third Person of its obligations to Seller or its Subsidiaries, or (y) acquiring any business if the portion of the consolidated revenues of such business that is derived from the Restricted Business for the twelve-month period immediately prior to such acquisition constituted less than $25 million (any acquisition referred to in the foregoing clauses (x) and (y) being an “After-Acquired Business”); provided, that (1) within 180 days after the acquisition of the After-Acquired Business, Seller or such Subsidiary signs a definitive agreement to dispose, and within ninety (90) days of the execution of such definitive agreement disposes, of the relevant portion of the business of the After-Acquired Business or (2) at the expiration of such 180 day period the business of the After-Acquired Business complies with Section 8.6(a) (for the avoidance of doubt, this clause (ii)(A) does not limit Seller’s obligations under Section 8.6(a)(i)(B)) or (B) engaging in the Excluded Business, the Bowling Products Business or the Billiards Business. Seller agrees that so long as it owns the Bowling Products Business and the Billiards Business, it will not permit them to own a retail bowling center in North America during the Restricted Period, except to the extent permitted by Section 8.6(a)(ii)(A) and except for the Option Centers and the Kick-Out Properties.
(b)    Non-solicitation. During the Restricted Period, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, on its own behalf or through another

Person, (i) solicit or hire for employment (A) any Business Employees whose annual compensation is $75,000 or more as of the Closing Date or (B) any independent contractor or consultant who worked exclusively or primarily in the Business as of immediately prior to the Closing Date and who received in excess of $50,000 in the one (1) year period immediately prior to the Closing Date, (ii) encourage any such person to leave his or her employment with or service to any Member or (iii) hire any such person who has left his or her employment with or service to any Member; provided, however, that nothing in this Section 8.6(b) shall prevent Seller of any of its Subsidiaries from hiring or soliciting any such person (i) whose employment or service relationship has been terminated by or who has received a written notice of termination from Buyer or any Member, (ii) who has voluntarily terminated his or her employment or service relationship with Buyer or any Member more than one hundred thirty-five (135) days prior to the date of such hire or solicitation by Seller or its Subsidiaries or (iii) who responds to a general solicitation through a public medium or general or mass mailing by Seller of any of its Subsidiaries that is not directly or indirectly targeted at employees of or independent contractors to any Member.
(c)    Non-interference. During the Restricted Period, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, on its own behalf or through another Person, (a) solicit or otherwise knowingly encourage or attempt to solicit or otherwise knowingly encourage any bowling league to transfer their business or patronage away from the Company Group or (b) knowingly interfere with the Company Group’s business with any bowling league in a manner that materially and adversely impairs such business; provided, however, that, without limiting any other restrictions in any other provision of this Agreement (including Section 8.1 or 8.7 or this Section 8.6), nothing in this Section 8.6(c) shall preclude, prohibit or restrict Seller or any of its Subsidiaries in connection with (i) an After-Acquired Business, (ii) the Excluded Business, or (iii) the Bowling Products Business or the Billiards Business.
(d)    Mutual Nondisparagement. During the Restricted Period, Buyer shall not, and shall not permit or cause (i) Bowlmor AMF Corp. or any of its or Buyer’s Subsidiaries, (ii) any directors or officers of Bowlmor AMF Corp., Buyer or any of Buyer’s or Bowlmor AMF Corp.’s Subsidiaries, (iii) employees who are investor relations or marketing representatives of Bowlmor AMF Corp., Buyer or any of Bowlmor AMF Corp.’s or Buyer’s Subsidiaries and (iv) any other person authorized to speak on behalf of any of the foregoing clauses (i) through (iii) to, directly or indirectly, make any disparaging statement (whether written or oral) or take any actions that in any way disparage or which could reasonably be expected to harm the reputation and/or goodwill of Seller or any of its Subsidiaries or business practices. During the Restricted Period, Seller shall not, and shall not permit or cause (i) any of its Subsidiaries, (ii) any directors or officers of Seller or any of its Subsidiaries, (iii) employees who are investor relations or marketing representatives of Seller or any of its Subsidiaries and (iv) any other person authorized to speak on behalf of any of the foregoing clauses (i) through (iii) to, directly or indirectly, make any disparaging statement (whether written or oral) or take any actions that in any way disparage or which could reasonably be expected to harm the reputation and/or goodwill of Bowlmor AMF Corp., Buyer or any of Bowlmor AMF Corp.’s or Buyer’s Subsidiaries or business practices. Notwithstanding the foregoing, nothing in this Section 8.6(d) (x) shall prevent any

Person from testifying truthfully in response to legal process (including by deposition, interrogatory, subpoena or civil investigative demand) or (y) shall not apply to any statements made by any Person with respect to either party’s respective bowling products business.
(e)    Confidentiality. Seller acknowledges that the success of the Company Group after the Closing depends in part upon the continued preservation of the confidentiality of certain information possessed by Seller and the Company Group, that the preservation of the confidentiality of such information by Seller is an essential premise of the bargain between Seller and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 8.6(e). Accordingly, Seller hereby agrees with Buyer that Seller shall not, and shall cause its Subsidiaries not to, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use any proprietary or confidential information of the Company Group or the Business; provided, that the information subject to this Section 8.6(e) will not include (i) any information generally available to the public (other than as a result of disclosure in violation hereof), or (ii) any information acquired on a non-confidential basis from a source other than the Company Group; provided, further, that the provisions of this Section 8.6(e) will not prohibit disclosure (A) required by Requirements of Law, regulation or the rules of any exchange on which Seller’s securities are traded, or (B) required by legal process (including without limitation by deposition, interrogatory, subpoena or civil investigative demand). Seller agrees that it shall be responsible for any Breach or violation of the provisions of this Section 8.6(e) by any of its Affiliates; provided, further, that (x) it is acknowledged and agreed that Seller, its Subsidiaries and its Affiliates have been involved in businesses that are similar to the Restricted Business, including the Excluded Business, Bowling Products Business and Billiards Business, and that such involvement has inevitably enhanced their knowledge and understanding of the Company Group’s industry in a way that cannot be separated from other knowledge, and (y) this Section 8.6(e) shall not preclude, prohibit or restrict Seller or its Subsidiaries or Affiliates from using such general knowledge and understanding of the Company Group’s industry so long as Seller or its Subsidiaries or Affiliates does not reference any confidential or proprietary information of the Company Group or the Business. Effective as of the Closing, the obligations of Buyer to Seller with respect to the Business under the Confidentiality Agreement, dated as of February 5, 2014, and amended as of April 8, 2014, by and between Bowlmor AMF Corp. and Seller shall hereby be terminated and shall be of no further force and effect (it being understood and agreed that all provisions thereof shall remain in full force and effect as it relates to the Bowling Products Business or any other business of Seller or any of its Subsidiaries (other than the Members or Bowlmor AMF Corp. or any of its Subsidiaries)).
(f)    Reasonableness; Blue-pencil Doctrine. Seller acknowledges that the restrictions contained in this Section 8.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in this Section 8.6 and each provision hereof are severable and distinct covenants and provisions. In the event that any covenant contained in this Section 8.6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by any applicable

Requirements of Law in any jurisdiction, then any court of competent jurisdiction is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by any applicable Requirements of Law. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(g)    Each of Buyer and Seller acknowledges that a violation of this Section 8.6 may cause the other party and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Each of Buyer and Seller therefore agrees that in the event of any actual or threatened violation of this Section 8.6, Buyer or Seller, as the case may be, and any of its respective Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against the other party and its Affiliates to prevent any violations of this Section 8.6, without the necessity of posting a bond.
Section 8.7.    Call Option. Subject to this Section 8.7, Seller may sell its interest in the real estate and other assets comprising the Option Centers (or one of the Option Centers) to an unaffiliated third-party in a bona fide, arms-length transaction, provided that either (i) the transfer of title pursuant to such sale occurs (A) on or prior to the first anniversary of the Closing Date or (B) on or prior to the ninetieth (90th) day after the first anniversary of the Closing Date if Seller shall have entered into a bona fide, arms-length agreement no later than 90 days prior to the first anniversary of the Closing Date or (ii) Seller enters into an agreement with respect to such sale after the expiration of the Option Exercise Period. If, after six (6) months from the Closing Date, Seller enters into a written agreement to facilitate such a sale prior to the commencement of the Option Exercise Period, Seller shall notify Buyer, which notice shall state which Option Center has been sold and projected closing date. If either or both of the Option Centers shall remain unsold at the expiration of the period commencing on the Closing Date and ending on the first anniversary thereof (or if as of such date Seller is party to a written agreement to sell the Option Centers, the earlier of (y) the date 90 days after the first anniversary of the Closing Date and (z) the date of the termination of such written agreement) (such period, which the parties acknowledge may be different for each Option Center, the “Third-Party Sale Period”) or continue to be owned by Seller or one of its Affiliates, Buyer shall have an option to acquire the unsold Option Center(s) (the “Purchase Option”), on the following terms (for purposes of clauses (a) through (c) below, unless the context requires a different interpretation, the term “Option Center” shall refer to the Option Center or Centers which shall not have been sold to unaffiliated third-party purchaser during the Third-Party Sale Period and, for purposes of this Section 8.7, “Seller” shall mean Seller or the applicable Subsidiary of Seller as owner of the Option Centers):
(a)    Access and Inspection Rights. During the Option Exercise Period, Buyer and its Representatives, shall be provided with reasonable access to, and may enter upon, the Option Center at reasonable times and subject to reasonable advance notice for the purpose of conducting due diligence investigations to determine whether to exercise the Purchase Option, which may include, inter alia, phase 1 environmental reports, ALTA surveys, and property condition reports; provided, however, that Buyer and its Representatives shall not have the right to conduct phase 2 environmental reports. Such access shall include the right to meet with and interview employees and to review Books and Records pertaining to the Option Center operations and such other information (including working papers) as may be reasonably requested by Buyer. In addition, Seller shall provide copies of such tax bills, title documentation and other materials in Seller’s possession and control and which pertain to the Option Center as Buyer may reasonably request. Seller or its Representatives may observe any testing or other inspection performed by Buyer or its consultants at the Option Center hereunder. Notwithstanding the foregoing, such access and observation shall not unduly interfere with the conduct of the business of Seller, its Affiliates or the Option Centers.
(b)    Option Notice. If Buyer shall make an election to purchase the Option Center hereunder, Buyer shall provide Seller with notice of the exercise of the Purchase Option (the “Option Exercise Notice”), which notice must be given no later than the ninetieth (90th) day after the expiration of the Third-Party Sale Period for such Option Center (such 90-day period, the “Option Exercise Period”)). During the Option Exercise Period, Buyer shall have the exclusive right to purchase any Option Centers. If Buyer does not timely give the Option Exercise Notice to Seller, it shall be deemed to have irrevocably elected not to purchase the Option Center, and the Purchase Option under this Section 8.7 shall be of no further force and effect.
(c)    Option Terms. If the Purchase Option shall be exercised by Buyer as provided herein:
(i)    The purchase price (the “Option Price”) shall be as set forth on Schedule 8.7(c)(i).
(ii)    The following items shall be prorated, as applicable, on a per diem basis as a credit or debit to the Option Price, up to and including the day prior to the date the Option Center is conveyed to Buyer in accordance herewith (the “Option Closing Date”): (A) all non-delinquent real estate Taxes and installments of special assessments due and payable in the calendar year of the Option Closing Date, based upon the most recent Tax information, (B) all revenues, fees and miscellaneous income arising out of the operation of the Option Center, (C) current rents, if any, utility deposits, tax and operating expense escalations, and other charges; and (D) all other items of accrued or prepaid income and expenses, except delinquent rents (for which there shall be no adjustment), shall be prorated on an accrual basis, up to and including the Option Closing Date, on the basis of the most recent ascertainable amounts of or other reliable information for each item of income and expense. Seller shall be entitled to all income and shall be responsible for all expenses for all days up to and including the Option Closing Date, and Buyer shall be entitled to all income and be responsible for expenses from and after the Option Closing Date. Seller shall provide all information needed to prepare the final prorations schedule hereunder. If the parties cannot agree upon the final prorations, any dispute shall be submitted to and resolved by the Arbitrating Accountant.
(iii)    The conveyance hereunder shall be in accordance herewith pursuant to customary purchase and sale documents, including, inter alia, evidence of the authority of

Seller to convey the Option Center, a grant deed, standard GAP and owner’s affidavits as are reasonably required for Buyer to obtain title insurance, a bill of sale and a California 593-C and U.S. FIRPTA affidavit, all in form, scope and substance reasonably acceptable to the parties thereto (the “Transfer Documents”). If Seller and Buyer are unable to agree on the terms and conditions of the Transfer Documents, the Transfer Documents shall be prepared by an “Am-Law 100” law firm (as published by American Lawyer Magazine or any similar firm) with offices in Los Angeles, California, and independent of and acceptable to the parties to the Transfer Documents, which shall be instructed to prepare the Transfer Documents consistent with the terms hereof and in a manner that such law firm reasonably believes to represent a transaction where a willing purchaser and a willing seller have equal bargaining leverage.
(iv)    Title to the Option Center shall be conveyed by Seller to Buyer free and clear of all Encumbrances, other than Permitted Encumbrances. The closing of such sale shall take place on a date acceptable to both Seller and Buyer, but in any event no later than ninety (90) days after the date of the Option Exercise Notice. The purchase price shall be payable in full in cash at such closing, subject to adjustments as provided in clause (ii) above.
(v)    (A) Seller will pay (1) the fee for a CLTA title policy for the Option Center, (2) one‑half of any escrow agent’s escrow fees, costs and expenses, (3) documentary transfer tax, (4) any sales tax due on the transfer of personal property, and (5) typical Seller recording costs, including the recordation costs of recording a grant deed, and (B) Buyer shall pay (1) one‑half of the escrow agent’s escrow fees, costs and expenses, (2) the costs of any endorsements reasonably required by Buyer including the cost of upgrading the CLTA title policy to an ALTA extended coverage policy and an ALTA survey, if required, and (3) typical Buyer’s recording costs.
(vi)    The Transfer Documents shall include representations and warranties, indemnities and closing conditions that are substantially similar to the representations, indemnities and closing conditions set forth in this Agreement; provided, that any baskets, deductibles, caps or other limitations shall be reduced to amounts which are pro-rata reductions based upon the ratio of the total consideration being paid for the Option Center and the total consideration for the Business, and, for purposes thereof, the “General Survival Date” set forth in Section 11.1(b) shall, for purposes of any such indemnity, mean eighteen months after the Option Closing Date.
Section 8.8.    Substitute Guaranties; Replacement Letters of Credit. At or prior to Closing, Buyer shall use commercially reasonable efforts to (a) cause Buyer or one of its Affiliates to be substituted for Seller or any of its Affiliates (other than the Company Group) in those guarantees, letters of comfort, indemnities or similar arrangements entered into by Seller or any of its Affiliates (other than the Company Group) listed on Schedule 8.8 (the “Guaranties”), (b) cause Seller and its Affiliates (other than the Company Group) to be fully released from all of its obligations under the Guaranties (including if necessary, by posting collateral in lieu of such obligations of Seller and its Affiliates), and (c) provide for replacement letters of credit for the letters of credit of Seller and its Affiliates listed on Schedule 8.8 (the “Letters of Credit”). With respect to any other obligations of

Seller under any guaranties, letters of comfort, indemnities or similar arrangements obtained or given by Seller or any of its Affiliates relating to the Business which Seller becomes aware of after the date of this Agreement and notifies Buyer in writing (the “Other Guaranties”), Buyer shall use commercially reasonable efforts to cause Seller to be fully released, in each case, effective as promptly as practicable, in respect of all obligations of Seller and any Affiliate under any such Other Guaranties. If Buyer is unable to effect such a substitution and release with respect to any Guaranty, Letter of Credit or Other Guaranty after using commercially reasonable efforts to do so, Buyer shall indemnify Seller from any Loss arising from such Guaranty, Letter of Credit or Other Guaranty.
Section 8.9.    Audited Financial Statements.
(a)    Within 45 days after the Closing Date, Seller shall deliver to Buyer (i) the unaudited combined balance sheet of the Internal Reporting Segment as of the Closing Date and (ii) the related unaudited combined statements of income of the Internal Reporting Segment and the following cash flow items of the Internal Reporting Segment: capital expenditures, in each case, for the period beginning on January 1, 2014 and ending on the Closing Date (the “YTD Internal Reporting Segment Financial Statements”).
(b)    Within 210 days after the Closing Date, (i) Seller shall deliver to Buyer the audited combined balance sheet of the Internal Reporting Segment as of the Closing Date, and the related statements of income, stockholders’ equity and cash flows for the period beginning on January 1, 2014 and ending on the Closing Date (including any associated footnotes thereto) (the “YTD Audited Financial Statements”) and (ii) a statement showing a reconciliation of the adjustments made to the YTD Internal Reporting Segment Financial Statements in preparing the YTD Audited Financial Statements.
(c)    Within 210 days after the Closing Date Seller shall deliver to Buyer (i) the audited combined balance sheet of the Internal Reporting Segment for the fiscal years ended December 31, 2012 and December 31, 2013 and the related statements of income, stockholders’ equity and cash flows for the fiscal years then ended (including any associated footnotes thereto) (collectively, the “Audited Financial Statements”) and (ii) a statement showing a reconciliation of the adjustments made to the Internal Reporting Segment Historical Financial Statements for the fiscal years ended December 31, 2012 and December 31, 2013 in preparing the Audited Financial Statements, as applicable. The YTD Audited Financial Statements and the Audited Financial Statements shall be audited by Deloitte & Touche LLP or, if Deloitte & Touche LLP is unavailable, another Public Company Accounting Oversight Board auditor (the “Auditor”). The YTD Audited Financial Statements and the Audited Financial Statements shall include an unqualified opinion from the Auditor stating that the YTD Audited Financial Statements and the Audited Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the period involved and comply in all material respects with the applicable requirements of Regulation S-X under the Securities Act. Buyer shall, upon the request of Seller, promptly reimburse Seller for all documented out-of-pocket fees, costs and expenses paid by Seller or any of its Subsidiaries to the Auditor for all services in connection with the Audited Financial Statements.

(d)    Seller shall, and shall cause its Subsidiaries to, reasonably cooperate with Buyer, its Affiliates and its and their respective Representatives in a timely manner as reasonably requested by Buyer in connection with Buyer’s preparation of pro forma financial statements and “Management’s Discussion and Analysis” of the financial statements for the periods covered in the Audited Financial Statements, including by providing Buyer, its Affiliates, and its and their respective Representatives with (i) reasonable access to management of Seller and (ii) such financial and other information regarding the Company Group as may be reasonably requested by Buyer in connection with the preparation of such financial statement and analysis, including reasonable access to the support documentation prepared by Seller, its Subsidiaries, and its and their Representatives in relation to the Audited Financial Statements.
(e)    Buyer shall, upon the request of Seller, promptly reimburse Seller for all reasonable and documented out-of-pocket fees, costs and expenses and internal costs or allocations incurred by Seller or any of its Subsidiaries in connection with this Section 8.9 up to $160,000.
Section 8.10.    Company Group Bank Accounts.  The parties hereto shall cooperate in good faith to cause all authorized persons authorized to draw on or have access to any accounts, lockboxes and safe deposit boxes of the Company Group to have been replaced by persons designated by Buyer.
Section 8.11.    Company Group Managers.  No later than five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a list of the Company Group Managers whose employment has been terminated (whether voluntarily or involuntarily) following the date hereof and on or prior to such date.
Section 8.12.    Title Policies.
(a)    Title Commitments and Surveys. Buyer has ordered (i) a title commitment for each Individual Owned Property (collectively, the “Title Commitments”) from Chicago Title Insurance Company (the “Title Company”), and (ii) a survey, for each Individual Owned Property (collectively, the “Surveys”). Schedule 8.12(a) contains a list of Encumbrances affecting title to an Individual Owned Property which (i) are disclosed by a Title Commitment or Survey received by Buyer prior to the date hereof, and (ii) do not constitute Permitted Encumbrances (the “Known Title Objections”). Seller shall discharge and remove of record (or cause to be discharged and removed of record), at or prior to Closing, each of the Known Title Objections.
(b)    Cooperation of Seller Parties. Seller shall, at its sole cost and expense, use commercially reasonable efforts to address the items set forth on Schedule 8.12(b) prior to Closing. Seller shall have no obligation to remove or cause the Title Company to insure or endorse over such items set forth on Schedule 8.12(b). Prior to the Closing, Seller shall provide to the Title Company the affidavits and certifications substantially in the form attached hereto as Exhibit H and information as the Title Company may reasonably require for the purpose of obtaining a new ALTA owner’s title insurance policy and a new ALTA loan title insurance policy for each Individual Owned Property (expressly including, with respect to such owner’s title insurance policies, such affidavits and indemnities in the form attached hereto as Exhibit H to the extent required by the Title Company in order to issue so-called “non-imputation” endorsements to such new owner’s title insurance policies (collectively, “Non-Imputation Indemnities”)); provided, however, that such new title insurance policies, including satisfaction of any and all requirements to obtain the same (other than delivery of such customary affidavits, certifications and indemnities as may reasonably be required by the Title Company, including Non-Imputation Indemnities), shall be at Buyer’s sole cost and expense.
Section 8.13.    Kick-Out Elections.
(a)    If, as of the fifth (5th) business days prior to the Outside Date, Seller has failed to obtain any of the Consents set forth on Schedule 8.13(a)-1, Buyer has failed to obtain any of the approvals from the Governmental Bodies governing liquor licenses with respect to each such facility set forth on Schedule 8.13(a)-2, or Seller has failed to resolve the matter set forth as item 1 on Schedule 8.12(b) in a manner reasonably satisfactory to Buyer with respect to the facility set forth on Schedule 8.13(a)-3, Buyer shall elect, by written notice to Seller, one of the following options with respect to each Individual Leased Property, Individual Owned Property or Individual Managed Property, as the case may be, corresponding to the Consent, Governmental Permit or resolution that has not been so obtained (each, an “Affected Property”):
(i)    elect to require Seller to cause such Affected Property to be conveyed or assigned, prior to the Outside Date and at Seller’s sole cost and expense, to an Affiliate of Seller (other than any Member) (each, a “Kick-Out Election”) pursuant to Section 8.13(b) below, or
(ii)    elect to acquire the Securities without requiring such Affected Property to be conveyed to an Affiliate of Seller (other than any Member) (it being understood that Buyer shall not be entitled to seek indemnification under Article XI with respect to the failure to obtain such Consents or approvals), including any breaches of Contracts or violations of Requirements of Law arising therefrom.
If Buyer fails to elect either clause (i) or (ii) with respect to any applicable Affected Property prior the fifth (5th) business day prior to the Outside Date, then Buyer shall be deemed to have elected clause (i) above with the same force and effect as if Buyer had elected clause (i).
(b)    If Buyer makes a Kick-Out Election with respect to an Affected Property (each a “Kick-Out Property”):
(i)    such Kick-Out Property shall be deemed a part of the Excluded Business;
(ii)    at the Closing, the Closing Cash Purchase Price shall be reduced by the amount set forth in Schedule 8.13(b) with respect to each Kick-Out Property;
(iii)    Seller shall, prior to the Closing, cause the Member that owns such Kick-Out Property to convey and assign to an Affiliate of Seller (other than any Member) such Kick-Out Property and all personal property, contracts, leases and other assets exclusively relating to the ownership, operation or maintenance of such Kick-Out Property by such deed and other customary instruments of conveyance, without representation or warranty of any kind, and without recourse to the Member making such conveyance and assignment, in each case, as shall be customary in such real estate conveyance transactions in the jurisdiction where such Kick-Out Property is located, which deeds or instruments of conveyance shall be in form and substance reasonably acceptable to Buyer (for the avoidance of doubt, Seller shall be responsible for and shall pay any real property transfer taxes, deed recording taxes, conveyance taxes, documentary stamp taxes or other Taxes or charges (including any penalties and interest) payable as a result of the conveyance of such Kick-Out Property); provided, however, for purposes of this Section 8.13(b)(iii) and Section 9.5, the failure (x) to record an applicable deed of transfer with respect to any Kick-Out Property or (y) to obtain any consent to assignment required under any applicable Real Property Lease or other Contract with respect to any Kick-Out Property shall not be deemed to be a Breach of this Section 8.13(b)(iii) or a failure to satisfy the condition set forth in Section 9.5; and
(iv)    notwithstanding anything to the contrary in Section 8.3(a), Seller shall, prior to the Closing Date, transfer the employment of all Center Member Employees who are employed at any Kick-Out Property to Seller or a Subsidiary of Seller (other than any Member) and Seller or such Subsidiary shall retain the employment of such Center Member Employees, unless otherwise determined in writing by Buyer and Seller.
(c)    If Buyer elects to acquire the Securities without requiring that all Affected Properties be conveyed to an Affiliate of Seller (other than any Member) prior to the Closing, each of Seller and Buyer shall use their commercial reasonable efforts, and, upon the reasonable request of the other party, shall use their commercially reasonable efforts to cooperate with such other party, to secure each Consent or Governmental Permit set forth on Schedule 8.13(a) that corresponds to an Affected Property as to which Buyer has not made a Kick-Out Election under Section 8.13(a)(ii).
Section 8.14.    Collection of Receivables and Deferred Receivables; Payment of Certain Liabilities.
(a)    From and after the Closing, Buyer shall, within fifteen (15) days of the end of each calendar month, forward or cause to be forwarded to Seller any rebates, monies, checks or instruments (each of them, other than any credit card receivables and Deferred Receivable, a “Receivable”) received by Buyer or any of its Affiliates during such calendar month with respect to services rendered by (or on behalf of) or goods sold by Seller or any of its Subsidiaries (including the Company Group) prior to the Closing; provided, however, that if Buyer or any of its Affiliates receives a Receivable that represents a combined payment in respect of services rendered or goods sold by both Buyer or its Affiliates and Seller or its Affiliates or the payor disputes any amounts owed, Buyer shall instead retain such Receivable for its own account and remit to Seller, within fifteen (15) days of the end of each calendar month, an amount equal to the portion of the Receivable owed or otherwise to be paid to Seller, which payment shall be accompanied by reasonable detail showing the basis for Buyer’s apportionment of the Receivable between itself and Seller; provided, further, that any Receivable received without reference to the specific service it is in payment for, shall be applied for pre-Closing services (other than (i) any services for which the payor disputes any amounts owed or (ii) with respect to any of the Liabilities set forth on Schedule 8.14(d)).
(b)    From and after the Closing, Seller shall, within fifteen (15) days of the end of each calendar month, forward or cause to be forwarded to Buyer any Receivables received by Seller or any of its Affiliates during such calendar month with respect to services rendered by (or on behalf of) or goods sold by Buyer or any of its Affiliates (including the Company Group) from and after the Closing; provided, however, that if Seller or any of its Affiliates receives a Receivable that represents a combined payment in respect of services rendered or goods sold by both Seller or its Affiliates and Buyer or any of its Affiliates, Seller shall instead retain such Receivable for its own account and remit to the Buyer, within fifteen (15) days, an amount equal to the portion of the Receivable owed or otherwise to be paid to Buyer, which payment shall be accompanied by reasonable detail showing the basis for Seller’s apportionment of the Receivable between itself and Buyer.
(c)    If the parties disagree about the apportionment of a Receivable or the applicable thereof, the parties shall cooperate and negotiate in good faith to resolve such dispute.
(d)    From and after the Closing, Buyer shall, within fifteen (15) days of the end of each calendar month, forward or cause to be forwarded to Seller any Deferred Receivable received by Buyer or any of its Affiliates during such calendar month.
(e)    From and after the Closing, Seller shall pay when due, on behalf of the Company Group, the Liabilities set forth on Schedule 8.14(d).
Section 8.15.    Delivery of Updated Loss Runs. Within two (2) business days after the Closing, Seller shall deliver to Buyer an updated copy of the loss runs reports of the incidents involving commercial general liability, property liability, directors’ and officers’ liability, workman’s compensation, auto liability and employment practices liability, in each case, in respect of the Business, the Company Group and, to the extent related to the Business, Seller or any its Subsidiaries or any assets or properties used in connection with Business for the ten (10) year period ending on the Closing Date. Exhibit A to Schedule 1.1(h) shall be deemed to be updated to incorporate by reference the incidents set forth on such updated loss runs reports as if included therein in their entirety.
Section 8.16.    Guarding; Limitation of Liability.
(a)    Seller shall promptly (but no later than 10 (ten) days after receipt of Buyer’s request) reimburse Buyer for the lesser of (a) $925,000 and (b) fifty percent (50%) of all documented out-of-pocket fees, costs and expenses actually incurred by Buyer in connection any machine guarding improvements at the Real Property, including any abatement, remediation, penalties, corrective actions, mitigation or additional protective measures arising out of or resulting from regulation 29 CFR Subpart O (1910.211-.219) [Machinery and Machine Guarding] of OSHA.

(b)    Notwithstanding anything contained herein to the contrary, Seller shall not be liable for, or indemnify any Buyer Group Member, under Article XI or otherwise, for any Lockout/Tagout matters or machine guarding matters or any Liabilities or Losses relating thereto, including any abatement, remediation, penalties, corrective actions or mitigation arising out of or resulting from the following regulations under OSHA: 29 CFR 1910 Subpart D (1910.21-.30) [Walking-Working Surfaces], 29 CFR 1910.147 [The Control of Hazardous Energy (Lockout/Tagout)], 29 CFR Subpart O (1910.211-.219) [Machinery and Machine Guarding], except in the case of machine guarding, as expressly set forth in Section 8.16(a).
Section 8.17.    Gift Cards.  For the two (2)-year period after the Closing, Buyer shall not permit gift cards previously issued by Seller or its Subsidiaries (including the Company Group) to be renewed.
Section 8.18.    Additional Agreements Relating to Web Content and Domains.
(a)    Web Support Period. Commencing on the Closing Date and continuing until 180 days after the Closing Date (“Web Support Period”), Seller shall cause any and all Business Web Links to remain active and continually maintained in materially and effectively the same manner as such Business Web Links are maintained as of the Closing Date, provided, however, that Seller may include a notice reasonably acceptable to both parties indicating that Seller no longer owns the Business. During the Web Support Period, at Buyer’s cost and expense, via third party contractors engaged by Seller, Seller shall continue to operate the Seller Websites and maintain web content, in each case to the extent relating to the Business. During the Web Support Period, with respect to any web content in any Seller Website, to the extent relating to the Business, Seller agrees to add, modify, change or alter (“Changes”) to any Business web content in any Seller Website upon request of Buyer, via third party contractors engaged by Seller, so long as all of the following conditions are satisfied with respect to any such Change: (1) such Changes are reasonably acceptable to Seller; (2) all Changes will be made at Buyer’s cost and expense, (3)no Changes to Licensed Marks (as such term is defined in the Trademark License Agreement), other than as expressly permitted by the Trademark License Agreement; (4) other than with respect to the notice reasonably acceptable to both parties indicating that Seller no longer owns the Business, no Changes which implement Buyer’s intellectual property, including trademarks and service marks, or intellectual property of third parties except in the case of web content Changes in bowlbrunswick.com and brunswicks.com; and (5) no Changes to the material aspects of the Business web content which adversely affects the non-Business portions of the web content. Other than Changes in accordance with the foregoing, or Seller’s ongoing operation, maintenance and activity in accordance with past practice, Seller shall not make any Changes to web content in any Seller Website to the extent relating to the Business. Commencing on the date Buyer delivers written notice to Seller and continuing five (5) years after the Closing Date (or such shorter period of time as requested by Buyer), Seller shall insert and maintain a web redirect from the webpages bowlbrunswick.com and brunswicks.com to a webpage supported and maintained by Buyer.

(b)    Buyer’s Updates to Links. Within ten (10) days after Buyer’s written notice to Seller, Seller shall cause to be changed any Business Web Link used in any Seller Website to a different domain (or subdomain thereof) requested by Buyer.
(c)    Mail Exchange Record. On or prior to the Closing Date and continuing five (5) years after the Closing Date (or such shorter period of time as requested by Buyer), Seller shall add and maintain an MX record to the domain registrations for bowlbrunswick.com, with the IP address provided by Buyer, so that Buyer can use email addresses with such domain.
(d)    Content. Within thirty (30) days after the Closing Date, Seller shall transfer to Buyer a copy, which may be provided or performed, at Seller’s cost and expense, via third party contractors engaged by Seller, as of the Closing Date, of all of Seller’s Seller Website content, to the extent related to the Business or otherwise referenced or used in the following web sites (including web pages thereof): bowlbrunswick.com and brunswicks.com. The format of such content, data and information shall be as it exists as of the Closing Date and the manner of transfer shall be as reasonably determined by Seller.
(e)    Support. During the Web Support Period, Seller shall provide commercially reasonable assistance, which may be provided or performed, at Buyer’s cost and expense, via third party contractors engaged by Seller, to Buyer to assist Buyer in establishing Buyer’s web sites, web pages, server and hosting relationships, development and content relationships and network resources to the extent required to stand up copies of Seller’s Seller Website content onto Buyer’s websites, to the extent related to the Business.
(f)    Surveys. With respect to Seller Websites that collect user information on the Business through surveys, questionnaires or other user feedback tools, Seller shall promptly provide to Buyer any information collected with respect to the Business, which may be provided or performed, at Buyer’s cost and expense, via third party contractors engaged by Seller.
(g)    Notice of Adverse Claims. Seller shall take commercially reasonable actions in accordance with its past practices, at its sole cost and expense, to address any third party action or claim contesting or challenging Seller’s use of any Seller Website which may impair or harm Buyer’s rights under this Section 8.18. Seller agrees to maintain, at its sole cost and expense, effective domain registrations for all Seller Websites.
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer to consummate the Closing shall, at the option of Buyer (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 9.1.    No Misrepresentation or Breach of Covenants and Warranties; No Material Adverse Effect.
(a)    Seller shall have performed in all material respects all of its covenants and agreements herein which are to be performed prior to or at Closing;
(b)    The representations and warranties of Seller contained in (i) Section 5.2(c) shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for de minimis breaches or inaccuracies, (ii) Section 5.5(a) shall be true and correct in all respects on the Closing Date as though made on the Closing Date and (iii) Sections 5.1, 5.2(a) and 5.3(a) shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date).
(c)    The representations and warranties of Seller contained in this Agreement (other than representations and warranties identified in clause (b) above) when read without exception or qualification as to “material” or “Material Adverse Effect,” shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for breaches or inaccuracies of representations and warranties which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    From and after the date hereof through the Closing Date, there shall not have occurred a Material Adverse Effect, provided, however, that any event, occurrence, fact, condition, change or effect set forth on Schedule 5.5(a) shall be disregarded for purposes of determining if a Material Adverse Effect has occurred.
(e)    There shall have been delivered to Buyer a certificate to the effect of clauses (a) through (d), dated the Closing Date, signed on behalf of Seller by a duly authorized executive officer of Seller.
Section 9.2.    No Restraint. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby.
Section 9.3.    Restructuring; Other Deliveries. The Restructuring shall have been consummated. Seller shall have delivered to Buyer all of the other documents and agreements required to be delivered at Closing pursuant to Section 4.4.
Section 9.4.    Funding. Buyer and/or its Affiliates shall have received proceeds of the Financing (or the Alternative Financing) in an aggregate amount equal to the amount set forth in the Commitment Letters.
Section 9.5.    Third Party Consents and Governmental Permits. (a) Except with respect to Affected Properties, (i) Seller shall have obtained and delivered to Buyer, at or prior to the Closing, duly executed copies of the Consents set forth on Schedule 8.13(a)-1, (ii) Buyer shall have obtained the approvals from the Governmental Bodies governing liquor licenses with respect to each such facility set forth on Schedule 8.13(a)-2 and (iii) Seller shall have resolved the matter set forth as item 1 on Schedule 8.12(b) in a manner reasonably satisfactory to Buyer, and (b) with respect to the Affected Properties, either (i) Buyer has made, or deemed to have made, a Kick-Out Election and, at or prior to the Closing, Seller shall have conveyed such Affected Property to an Affiliate of Seller (other than any Member) pursuant to Section 8.13(b) or (ii) Buyer shall have elected to acquire the Securities without requiring the Affected Properties to be conveyed to an Affiliate of Seller (other than any Member) pursuant to Section 8.13(c).
ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
The obligations of Seller to consummate the Closing shall, at the option of Seller (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
Section 10.1.    No Misrepresentation or Breach of Covenants and Warranties.
(a)    Buyer shall have performed in all material respects all of its covenants and agreements herein which are to be performed prior to or at Closing.
(b)    The representations and warranties of Buyer contained in Sections 6.1 or 6.2(a) of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date).
(c)    The representations and warranties of Buyer contained in this Agreement (other than representations and warranties identified in clause (b) above) when read without exception or qualification as to “material”, shall be true and correct on the Closing Date as though made on the Closing Date, other than Breaches of representations and warranties which are not reasonably expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(d)    There shall have been delivered to Seller a certificate to the effect of clauses (a) through (c), dated the Closing Date, signed on behalf of Buyer by a duly authorized executive officer of Buyer.
Section 10.2.    No Restraint. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby.
Section 10.3.    Other Deliveries. Buyer shall have delivered to Seller all of the other documents and agreements required to be delivered at Closing pursuant to Section 4.3.
ARTICLE XI
INDEMNIFICATION

Section 11.1.    Indemnification by Seller.
(a)    From and after the Closing, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses incurred or suffered by such Buyer Group Member arising out of or as a result of any of the following:
(i)    any Breach of any representation or warranty of Seller contained or referred to in this Agreement or in the certificate delivered by or on behalf of Seller pursuant to Section 9.1;
(ii)    any Breach by Seller of any of its covenants or obligations set forth in this Agreement;
(iii)    the Excluded Scheduled Liabilities;
(iv)    the Pre-Closing Non-Scheduled Liabilities;
(v)    the Excluded Taxes;
(vi)    the Restructuring;
(vii)    any violation of Environmental Law, as of the Closing, with respect to asbestos-containing materials located at the Real Property as of Closing; and
(viii)    any unredeemed gift cards, gift certificates, groupons or other similar coupons or vouchers issued prior to Closing by Seller or its Subsidiaries (including the Company Group) with respect to the Business (to the extent not accounted for in Closing Date Net Working Capital), but excluding any income Taxes of a Member arising as a result of the redemption or use of such coupon or voucher;
provided, however, that for purposes of this Article XI, the representations set forth in Article V shall be deemed to have been made as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (unless such representation or warranty speaks as of an earlier date, in which case it shall be deemed to be made as of such earlier date); provided further, however, that Seller shall be required to indemnify and hold harmless under Section 11.1(a)(i) and (iv) with respect to Losses incurred by Buyer Group Members only to the extent that:
(w)    the amount of Loss suffered by Buyer Group Members related to each individual claim (or series of related claims arising out of substantially the same facts or cause) exceeds $15,000, at which point the Buyer Group Members shall be entitled to indemnification from and against all such Losses from the first dollar;
(x)    the aggregate amount of Losses incurred by Buyer Group Members pursuant to Section 11.1(a)(i) and 11.1(a)(iv) (other than Losses excluded by clause (w) above) exceeds $1,600,000 (the “Deductible”) (it being understood that such $1,600,000 shall be a deductible for which Seller shall bear no indemnification responsibility);

(y)    notwithstanding clause (x) above, with respect to any Breach of any representation or warranty of Seller set forth in Section 5.11 (last sentence only), the aggregate amount of Losses incurred by Buyer Group Members pursuant to Section 11(a)(i) (other than Losses excluded by clause (w) above) exceeds $750,000 (it being understood that (A) such $750,000 shall be a deductible for which Seller shall bear no indemnification responsibility and (B) any Losses arising from or relating to any Breach of any representation or warranty of Seller set forth in Section 5.11 (last sentence only) (other than Losses excluded by clause (w) above) shall be applied towards the Deductible, in addition to being applied towards the deducible set forth in this clause (y)); and
(z)    the aggregate amount required to be paid by Seller pursuant to Section 11.1(a)(i) and (iv) shall not exceed $30,000,000.
Notwithstanding anything to the contrary herein, the limitations contained in clauses (w), (x), (y) and (z) shall not apply to any Loss incurred by any Buyer Group Member in connection with or arising from any Breach of any representation or warranty in Section 5.1, 5.2(a), 5.2(c), 5.3(a), 5.6, 5.8(a) (second sentence only), 5.8(b) (second sentence and clause (x) and, in the case of agreements that modify or amend the terms of any Real Property Lease, clause (y) of the second to last sentence only), 5.8(g) (only with respect to Owned Real Property for the first sentence), 5.8(p) or 5.21 or claims based on fraud or intentional misrepresentation. In no event shall the aggregate amount required to be paid by Seller pursuant to this Section 11.1(a) exceed the sum of the Final Purchase Price (including, to the extent actually paid by Buyer to Seller, the aggregate principal amount under the Note).
(b)    The indemnification provided for in Section 11.1(a)(i) shall terminate at 5:00 p.m. New York time on the eighteen (18) month anniversary of the Closing Date (the “General Survival Date”) (and no claims shall be made by any Buyer Group Member under Section 11.1(a)(i) thereafter), except that the indemnification by Seller shall continue as to:
(i)    any representation or warranty of Seller set forth in Sections 5.1, 5.2(a), 5.2(c), 5.3(a) which shall survive indefinitely; and
(ii)    any representation or warranty of Seller set forth in Section 5.16, which shall survive until 5:00 p.m. New York time on the fifth (5th) anniversary of the Closing Date;
(iii)    any representation or warranty of Seller set forth in Section 5.8(a) (second sentence only) or Section 5.8(b) (second sentence only), which shall survive until 5:00 p.m. New York time on the sixth (6th) anniversary of the Closing Date;
(iv)    any representation or warranty of Seller set forth in Sections 5.6, which shall survive until thirty (30) days after the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;
(v)    any Losses of which any Buyer Group Member has delivered a Claim Notice to Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller shall continue with respect to the matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article XI; and
(vi)    any fraud or intentional misrepresentation, which shall survive indefinitely.
(c)    The indemnification provided for in (i) Section 11.1(a)(iv) shall terminate at 5:00 p.m. New York time on the three (3) year anniversary of the Closing Date, other than with respect to (A) third party personal injury claims, which shall survive until thirty (30) days after the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof and (B) employment related Actions brought by current or former employees of Seller or any of its Subsidiaries (including the Company Group), which shall survive until 5:00 p.m. New York time on the four (4) year anniversary of the Closing Date and no claims shall be made by any Buyer Group Member under Section 11.1(a)(iv) thereafter, (ii) Section 11.1(a)(viii) shall terminate at 5:00 p.m. New York time on the two (2) year anniversary of the Closing Date, and no claims shall be made by any Buyer Group Member under Section 11.1(a)(viii) thereafter and (iii) Section 11.1(a)(iii) in respect of the matters marked with an “*” on Exhibit B or Exhibit C to Schedule 1.1(h) shall terminate at 5:00 p.m. New York time on the three year anniversary of the Closing Date, and no claims shall be made by any Buyer Group Member under Section 11.1(a)(iii) with respect to such matters thereafter, except that the indemnification by Seller shall continue as to any Losses of which any Buyer Group Member has given a Claim Notice to Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller shall continue with respect to the matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article XI.
Section 11.2.    Indemnification by Buyer.
(a)    From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses incurred or suffered by such Seller Group Member arising out of or as a result of any of the following:
(i)    any Breach of any representation or warranty of Buyer contained or referred to in this Agreement or in the certificate delivered by or on behalf of Buyer pursuant to Section 10.1;
(ii)    any Breach by Buyer of any of its covenants or obligations set forth in this Agreement; and
(iii)    Assumed Taxes;

provided, however, that for purposes of this Article XI, the representations set forth in Article VI shall be deemed to have been made as of the date hereof and as of the Closing as if made at and as of the Closing (unless such representation or warranty speaks as of an earlier date, in which case it shall be deemed to be made as of such earlier date); provided further, however, that Buyer shall be required to indemnify and hold harmless under Section 11.2(a)(i) with respect to Losses incurred by Seller Group Members only to the extent that:
(x)    the amount of Loss suffered by Seller Group Members related to each individual claim (or series of related claims arising out of substantially the same facts or cause) exceeds $15,000, at which point the Seller Group Members shall be entitled to indemnification from and against all such Losses from the first dollar;
(y)    the aggregate amount of Losses incurred by Seller Group Members pursuant to Section 11.2(a)(i) (other than Losses excluded by clause (x) above) exceeds $1,600,000 (it being understood that such $1,600,000 shall be a deductible for which Buyer shall bear no indemnification responsibility); and
(z)    the aggregate amount required to be paid by Buyer pursuant to Section 11.2(a)(i) shall not exceed $30,000,000.
Notwithstanding anything to the contrary herein, the limitations contained in clauses (x), (y) and (z) shall not apply to any Loss incurred by any Seller Group Member in connection with or arising from any Breach of any representation or warranty in Section 6.1, 6.2(a) or 6.7 or claims based on fraud or intentional misrepresentation. In no event shall the aggregate amount required to be paid by Buyer pursuant to this Section 11.2(a) exceed the sum of the Final Purchase Price (including, to the extent actually paid by Buyer to Seller, the aggregate principal amount under the Note).
(b)    The indemnification provided for in Section 11.2(a)(i) shall terminate on the General Survival Date (and no claims shall be made by any Seller Group Member under Section 11.2(a)(i) thereafter), except that the indemnification by Buyer shall continue as to:
(i)    any representation or warranty of Buyer set forth in Sections 6.1, 6.2(a) and 6.7 shall survive indefinitely; and
(ii)    any Losses of which any Seller Group Member has delivered a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1(b)(i), as to which the obligation of Buyer shall continue with respect to the matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article XI; and
(iii)    any Losses arising out of or as a result of fraud or intentional misrepresentation shall survive indefinitely.

Section 11.3.    Notice of Claims. Subject to the applicable time periods set forth in Section 11.1(b) or Section 11.2(b), as applicable, any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall deliver notice to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”), which notice shall describe in reasonable detail, to the extent such information is reasonably available and then known, (a) the facts giving rise to an alleged basis for the claim, (b) the nature and amount of such claim, (c) the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, and (d) the amount or the method of computation of the amount of such claim to the extent such amount is reasonably ascertainable (each, a “Claim Notice”). No delay or deficiency on the part of an Indemnified Party in so notifying the Indemnitor will relieve the Indemnifying Party of any liability or obligation under this Agreement, except to the extent the Indemnitor has been materially prejudiced by such failure.
Section 11.4.    Determination of Amount.
(a)    In calculating any Loss, such amounts shall be net, on an after-tax basis of any insurance proceeds after giving effect to any applicable deductible or retention (net of any increase in premium or costs of recovery) or third-party indemnification or other proceeds (net of any costs of recovery) recovered by the Indemnified Party under any insurance policy or other Contract in connection with the facts giving rise to the right of indemnification. Buyer and Seller agree to report each indemnification payment as an adjustment to the Final Purchase Price for U.S. federal income Tax purposes and, as applicable, Canadian federal and provincial income Tax purposes. The indemnity payment hereunder with respect to any Loss shall be calculated after taking into account all reductions in U.S. federal, state, provincial, local and non-U.S. Taxes (including estimated Taxes) realized by the Company Group or any Buyer Group Member as a result of the event giving rise to such Loss. All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the indemnifying and indemnified party) and present value concepts (using a reasonable discount rate) but shall be limited to reductions in Taxes for the year in which the Loss is realized and the succeeding three (3) tax years.
(b)    After the giving of any Claim Notice pursuant to Section 11.3 or 11.5, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
(c)    For purposes of this Article XI, including of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder and whether there has been a Breach of any representation or warranty, each representation and warranty contained in this Agreement (other than Sections 5.5(a), the last two sentences of 5.8(b), the third and fourth sentences of 5.8(f), 5.8(i), the first sentence of 5.10(a), 5.10(b), 5.13, the first and third sentences of 5.15(a) or 5.20), shall be deemed to have been made without giving effect to any “Material Adverse Effect” qualification, materiality qualification or other in-all-material-respects qualification contained in such representation or warranty.
Section 11.5.    Third Person Claims.
(a)    In the event any legal proceeding shall be instituted or any claim or demand shall be asserted in writing by any third Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XI (each, a “Third Person Claim”), the Indemnified Party shall deliver a Claim Notice with respect to such Third Person Claim as promptly as reasonably practicable (and in any event no later than fifteen (15) days) after receipt by such Indemnified Party of written notice of the Third Person Claim; provided, that the failure to give notice as provided in this Section 11.5 shall not relieve the Indemnitor of its liabilities or obligations hereunder except to the extent it shall have been materially prejudiced by such failure. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Person Claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a Third Person Claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five (5) business days after receipt thereof; provided, that the failure to give notice and a copy of any such documents as provided in this Section 11.5 shall not relieve the Indemnitor of its liabilities or obligations hereunder except to the extent it shall have been materially prejudiced by such failure.
(b)    After receipt of a Claim Notice with respect to a Third Person Claim, the Indemnitor shall have the right, at its own expense (regardless of whether Indemnitor ultimately prevails with respect to such Third Person Claim), to participate in, or by giving written notice to the Indemnified Party acknowledging that such claim is subject to indemnification pursuant to this Article XI (subject to any limitations set forth therein), to assume the defense of such Third Person Claim; provided, that the Indemnitor shall not be entitled to assume the defense of such Third Party Claim if (i) the Indemnitor shall have failed, within thirty (30) days of receipt of any Claim Notice, to assume the defense of such claim and to notify the Indemnified Party in the foregoing manner, (ii) the Third Person Claim seeks criminal penalties, other than criminal penalties that are (A) non-monetary in nature and (B) would not reasonably be expected to have an adverse effect on the reputation or good will of the business, (iii) the relief that is sought by such claim seeks includes an order, injunction or other equitable relief that would adversely affect any Individual Real Property in any material respect, (iv) such Third Person Claim has or would reasonably be expected to result in Losses such that, after giving effect to the limitations set forth in this Article XI, the Indemnitor shall bear less than 50% of the Losses with respect to such claim, or (v) if the Indemnified Party believes, based on advice of outside counsel, that there exists an actual or potential conflict of interest between the Indemnitor and the Indemnified Party that would reasonably be expected to materially affect the ability of a single counsel to defend both the Indemnitor and the Indemnified Party. The parties hereto agree to use commercially reasonable efforts to cooperate with each other in connection with the defense, negotiation or settlement of any such Third Person Claim. To the extent the Indemnitor elects not to defend such Third Person Claim or is not entitled to assume the defense of such claim, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, (such consent not to be unreasonably withheld, conditioned or delayed) unless such settlement is not limited to the payment of money damages or other immaterial matters; provided, that if (x) the Indemnitor wishes to settle any such proceeding, (y) the proposed settlement involves only the payment of money, and (z) the Indemnified Party does not consent to such settlement, then the Indemnitor shall not have any liability or obligation in excess of the proposed amount to be paid as part of such settlement proposal. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party within five (5) business days after the date of such notice.
(c)    Notwithstanding the foregoing, Seller shall have the exclusive right, by giving written notice to the Indemnified Party acknowledging that such claim is subject to indemnification pursuant to this Article XI, to contest, defend, litigate and settle the Pre-Closing Proceedings and, to the extent the underlying claim involves a Third Person Claim, Excluded Scheduled Liabilities and Pre-Closing Non-Scheduled Liabilities and shall have the exclusive right, in its discretion exercised in reasonable good faith and upon the advice of counsel, to settle any such matter without the written consent of Buyer, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided, that, without the written consent of Buyer, such settlement (i) does not obligate the Company Group to pay money following the Closing for which it is not entitled to indemnification under this Article XI, (ii) does not entail any admission of liability on the part of any Indemnified Party and the claiming party or the plaintiff in such claim gives to the Indemnified Party an unconditional release from all Liability in respect of such claim and (iii) does not impose any injunctive relief on the Company Group or impose any restrictions on the business or operations of the Company Group after the Closing; provided, further that, except in the case of matters described in Schedule 1.1(h)(j), Seller shall not be entitled to assume the defense of a Pre-Closing Proceeding and, to the extent the underlying claim involves a Third Person Claim, Excluded Scheduled Liabilities or Pre-Closing Non-Scheduled Liabilities, as the case may be, if any of the conditions listed in clauses (i), (ii), (iii) or (v) of Section 11.5(b) are applicable to such Pre-Closing Proceeding. Buyer shall, and shall cause the Company Group to, use commercially reasonable efforts to cooperate with Seller in connection with the defense, negotiation or settlement of the Pre-Closing Proceedings and, to the extent the underlying claim involves a Third Person Claim, Excluded Scheduled Liabilities and Pre-Closing Non-Scheduled Liabilities. Seller shall be entitled to retain a copy of all Books and Records of the Business relating to the Pre-Closing Proceedings, Excluded Scheduled Liabilities and Pre-Closing Non-Scheduled Liabilities for use in contesting, defending, litigating and settling such proceedings.

(d)    To the extent of any inconsistency between this Section 11.5 and Section 8.2(g) (relating to Tax contests), the provisions of Section 8.2(g) shall control with respect to Tax contests.
Section 11.6.    Limitations.
(a)    In any case where an Indemnified Party recovers from third Persons any amount in connection with the facts with respect to which an Indemnitor has previously been indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter.
(b)    Any Indemnified Party’s right to indemnification for Losses or other remedies pursuant to this Article XI shall not be affected or deemed waived by reason of any investigation conducted, or any knowledge or information acquired (or capable of being acquired), by such Indemnified Party (or any Representative of such Indemnified Party or its Affiliates) at any time, whether before or after the Closing Date, relating to the facts, matters or circumstances constituting or resulting in the Breach (alleged or otherwise) of the representation, warranty, covenant or agreement giving rise to such Losses.
(c)    Except for remedies that cannot be waived as a matter of law, injunctive and provisional relief (including, but not limited to, specific performance) and claims based on fraud or intentional misrepresentation, if the Closing occurs, this Article XI shall be the exclusive remedy for Breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the operations of the Company Group or the Business or the sale of the Securities contemplated hereby.
(d)    Seller shall have no indemnity obligation under this Article XI or otherwise for any Liability or Loss arising from any Excluded Scheduled Environmental Conditions or any other Excluded Environmental Liability to the extent that Buyer conducts or grants any third party permission to conduct any environmental sampling or testing of soil, subsurface strata, surface water, groundwater, sediments or ambient air at, on, under or within any portion of any Real Property unless (x) in response to an immediate, imminent and substantial threat to human health or the environment, or (y) required under applicable Environmental Law or by a Governmental Body, or (z) done for a legitimate business purpose (including as necessary for financing purposes, in connection with the sale of the business or in the ordinary course of operations) and not for the purpose of identifying a Liability subject to Seller’s indemnity obligation herein in order to make a claim under this Article XI.
(e)    Notwithstanding anything in the Agreement to the contrary (including Schedule 1.1(j)), Seller shall have no liability for or indemnity obligation under this Article XI or otherwise for any Liability or Loss arising from any asbestos-containing materials except pursuant to Section 11.1(a)(vii).

(f)    In no event shall any indemnification obligations under this Article XI require any Indemnitor to indemnify any Indemnified Party under this Article XI for (i) any punitive damages or special damages (to the extent similar to punitive damages), except (A) in the case of fraud or (B) damages awarded by a court of competent jurisdiction to a third Person with respect to a claim made by an unaffiliated third Person or (ii) any consequential damages (of any kind or nature), except (A) to the extent reasonably foreseeable as of the time of the Breach giving rise to such loss, (B) in the case of fraud or (C) damages awarded by a court of competent jurisdiction to a third Person with respect to a claim made by an unaffiliated third Person.
(g)    Seller shall not have any obligation to indemnify any Buyer Group Member for any Liability taken into account in determining the Closing Date Net Working Capital.
Section 11.7.    Mitigation; Cooperation; No Duplication.
(a)    Each of the parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder (it being understood that any costs, expenses or other Liabilities incurred by a Person in connection with such Person’s efforts to mitigate their indemnifiable Losses shall be a Loss for which such Person shall be entitled to indemnification under this Article XI).
(b)    In the event (i) any Action is brought against a Buyer Group Member relating to or arising out of the conduct or operations of any business (including the Excluded Business, the Billiards Business or the Bowling Products Business) of Seller and its Affiliates after the Closing, (ii) any Action is brought against a Seller Group Member relating to or arising out of the conduct or operations of any business of Buyer and its Affiliates (including the Company Group) following the Closing Date, or (iii) any Action is brought against a Seller Group Member relating to or arising out of the Audited Financial Statements (other than historical financial information provided by Seller or any of its Affiliates or with respect to any Action alleging any inaccuracies or deficiencies in the Audited Financial Statements), each of Seller and Buyer shall, at its own expense, use its commercially reasonable efforts to get the applicable Buyer Group Member or Seller Group Member, as the case may be, dismissed or otherwise released from such Action.
(c)    For the avoidance of doubt, in the event an Indemnified Party is entitled to indemnification under more than one provision of Section 11.1(a) or 11.2(a), as applicable, such Indemnified Party may assert a claim under any applicable provision; provided, however, that the Indemnified Party may not recover, and the Indemnifying Party shall not be required to indemnify the Indemnified Party, more than once in respect of the same Loss.
ARTICLE XII
TERMINATION

Section 12.1.    Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
(a)    by the mutual consent of Buyer and Seller;
(b)    by Buyer in the event of any Breach by Seller of any of Seller’s agreements, representations or warranties contained herein, and (i) such Breach would give rise to a failure of a condition set forth in Article IX, and (ii) such Breach cannot be cured or has not been cured within thirty (30) days after receipt of notice from Buyer requesting such Breach to be cured;
(c)    by Seller in the event of any Breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein, and (i) such Breach would give rise to a failure of a condition set forth in Article X, and (ii) such Breach cannot be cured or has not been cured within thirty (30) days after receipt of notice from Seller requesting such Breach to be cured;
(d)    by Buyer or Seller if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable Court Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(e)    by Buyer or Seller if the Closing shall not have occurred by 11:59 p.m. New York City Time on October 15, 2014 or such later date as may be agreed in writing to by Buyer and Seller (the “Outside Date”); or
(f)    by Seller if (i) the conditions set forth in Article IX (other than Section 9.4 and other than those conditions that by their nature are to be satisfied by actions taken at the Closing or can only be satisfied if the Financing has been received) have been satisfied and (ii) Seller has confirmed by written notice to Buyer that (A) all conditions set forth in Article X have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing or can only be satisfied if the Financing has been received) or that it is willing to waive any unsatisfied conditions in Article X and (B) Seller is ready and willing to consummate the purchase and sale of the Securities provided Buyer delivers to Seller the funds representing the Closing Cash Purchase Price and the duly executed Note and Buyer otherwise complies with its obligations in Section 4.2, (iii) Buyer shall not have received proceeds from the Financing (or the Alternative Financing) on or prior to the Outside Date (a “Financing Failure”) and (iv) Buyer does not consummate the transactions contemplated by this Agreement on or prior to the Outside Date; or
(g)    by either party, if Buyer delivers to Seller written notice of its election not to continue to try to obtain Alternative Financing pursuant to Section 7.6(c).
Section 12.2.    Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

Section 12.3.    Reverse Termination Fee.
(a)    In the event that (i) Seller shall validly terminate this Agreement pursuant to Section 12.1(f), (ii) either party terminates pursuant to Section 12.1(e) when all of the conditions in Article IX and X (other than Section 9.4 and those conditions that by their nature are to be satisfied by actions at Closing or can only be satisfied if the Financing has been received) have been satisfied or waived or (iii) either party validly terminates this Agreement pursuant to Section 12.1(g), then no later than five (5) business days after such termination if such termination is by Seller or immediately prior to such termination if such termination is by Buyer, Buyer shall pay or cause to be paid to Seller a termination fee of Fifteen Million Dollars ($15,000,000) (the “Reverse Termination Fee”) in cash. If Buyer shall fail to pay the Reverse Termination Fee (or any portion thereof) when due, Buyer shall (a) pay to Seller interest on the Reverse Termination Fee from the date five (5) business days after such termination to the date of payment thereof at the rate of five percent (5%) per annum, and (b) reimburse Seller for all reasonable and documented out-of-pocket costs and expenses actually incurred by Seller (including reasonable expenses of counsel) in connection with the enforcement of this Section 12.3. Each of Buyer and Seller further acknowledges that, without the Reverse Termination Fee and the other provisions of this Section 12.3, Seller would not have entered into this Agreement.
(b)    Notwithstanding anything to the contrary in this Agreement, except in the case of willful and material Breach of Section 7.6, in the event that the Reverse Termination Fee becomes payable in accordance with the terms of Section 12.3(a), Seller’s right to receive payment of the Reverse Termination Fee hereunder shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer, its Affiliates or any of its or their respective former, current and future Affiliates, successors and assigns and any Representatives of any of the foregoing (collectively, the “Buyer Related Parties”) and any of the Financing Sources for any Breach, Loss or other Liability based upon, arising out of or caused by this Agreement or the transactions contemplated hereby, including as a result of the failure of the Closing to be consummated, and upon payment of the Reverse Termination Fee hereunder, no Person shall have any rights or claims against any of the Buyer Related Parties or any of the Financing Sources relating to or arising out of this Agreement (including under Section 13.13) or the transactions contemplated hereby, in each case whether based on Contract (including a claim based on failure to act in good faith), tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Requirements of Law or otherwise; provided, however, that Buyer shall still be required to pay Seller for (i) any Liabilities for which Buyer is required to indemnify the Seller Group Members or the Members under the second sentence of Section 7.6(d), (ii) all reasonable and documented out-of-pocket fees, costs and expenses and internal costs or allocations incurred by Seller or any of its Subsidiaries in connection with the delivery of the items specified in Section 8.9 up to $160,000 and (iii) all reasonable and documented out-of-pocket fees, costs and expenses paid by Seller or any of its Subsidiaries to the Auditor for all services in connection with the Audited Financial Statements (collectively, “Specified Reimbursable Expenses”). In the event that the Reverse Termination Fee is paid by Buyer to Seller in accordance with this Section 12.3 and Seller does not provide Buyer notice within five (5) business days thereafter that it does not accept the Reverse

Termination Fee, the payment of such fee shall be deemed to be liquidated damages and the sole and exclusive remedy of Seller and its Affiliates against the Buyer Related Parties or any of the Financing Sources, and none of the Buyer Related Parties or the Financing Sources shall have any further Liability or other obligation based upon, arising out of or caused by this Agreement or the transactions contemplated hereby; provided, however, that Buyer shall still be required to pay Seller for all Specified Reimbursable Expenses. The parties acknowledge and agree that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one (1) occasion.
Section 12.4    Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than this Section 12.4 and Sections 7.3(e), 7.6(d), the last sentence of 8.9(c), 8.9(d), 12.3 and 13.9) shall be terminated without further Liability of any party to the other; provided, however, that, subject to Section 12.3(b), nothing herein shall relieve any party from Liability for its Breach of this Agreement so long as a claim for such breach is made within nine (9) months after the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that Seller or any of its Affiliates brings a claim, action, lawsuit, arbitration, proceeding or litigation against Buyer or any other Buyer Related Party asserting any claim for Breach of this Agreement or any other theory of liability against Buyer or any other Buyer Related Parties based upon, arising out of or caused by this Agreement or the transactions contemplated hereby (other than any claim, action, lawsuit, arbitration, proceeding or litigation seeking (i) to enforce Buyer’s obligation to pay the Reverse Termination Fee under Section 12.3 or any Specified Reimbursable Expenses or (ii) specific performance under Section 13.13 to enforce covenants required to be performed prior to the Closing), neither Buyer nor any other Buyer Related Party shall have any Liability or obligation to Seller or any of its Affiliates in respect of Reverse Termination Fee.

ARTICLE XIII
GENERAL PROVISIONS
Section 13.1.    Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article XI (at which time such representations and warranties shall terminate).
Section 13.2.    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware. Each party hereto hereby submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if jurisdiction is not available in such court, then the federal courts of the United States of America located in the State of Delaware, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (whether in tort, contract or otherwise). Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 13.3.    No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the Securities and Exchange Commission disclosure obligations or the rules of any stock exchange, which communications and disclosures Buyer and Seller agree to cooperate in good faith to prepare.
Section 13.4.    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by email, or sent by private overnight courier or by registered or certified mail. All such notices or communications shall be deemed given (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile or email, on the business day such transmission was received, if received during normal business hours (electronically confirmed) (otherwise, the next business day); provided that the original thereof also is sent contemporaneously by another method set forth in this Section 13.4; provided, further, that the subject line of any notice or other communication delivered by email must clearly state that such notice or other communication is being delivered as an official notice pursuant to this Agreement, and (c) in the case of private overnight courier, on the business day that receipt by the addressee is confirmed pursuant to the courier’s systems. All such notices or communications shall be addressed as follows (or at such other address for a party as shall be specified by like notice):
If to Buyer, to:
AMF Bowling Centers, Inc.
222 West 44th Street
New York, NY 10036
Attention: Chief Financial Officer
Facsimile: (212) 777-5749

with a copy to:
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention: James D. Meade
Facsimile: (212) 969-2900
Email: JMeade@proskauer.com
If to Seller, to:
Brunswick Corporation
1 N. Field Court

Lake Forest, Illinois 60045
Attention: General Counsel
Facsimile: (847) 735-4433

with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Scott Williams and Christopher S. Krueger
Facsimile: (312) 853-7036
Email: swilliams@sidley.com and ckrueger@sidley.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.
Section 13.5.    Successors and Assigns; Third-Party Beneficiaries.
(a)    The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other party, except that Buyer may assign any of its rights hereunder to any of its Affiliates without the written consent of Seller, provided that any such assignment shall not relieve Buyer of its obligations hereunder.
(b)    Following the Closing, neither party may assign any of its rights hereunder to any third Person without the written consent of the other party, except that (i) either party may assign its rights hereunder to an Affiliate and (ii) Buyer may assign its rights hereunder to the Financing Sources. Neither Buyer nor Seller shall sell, transfer, assign or otherwise dispose of all or substantially all of its assets to any Person without such Person agreeing to be bound by the terms of this Agreement. Any assignment hereunder (whether before or after the Closing) shall not relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.
(c)    Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person (other than the parties and successors and assigns permitted by this Section 13.5 and any Financing Sources with respect to this Section 13.5(c) and Sections 12.3, 13.7, 13.14, 13.15 and 13.16 (of which any Financing Sources shall be third party beneficiaries and may enforce such provisions)) any right, remedy or claim under or by reason of this Agreement.
Section 13.6.    Access to Records after Closing.
(a)    For a period of seven (7) years after the Closing Date, Seller and their Representatives shall have reasonable access to the personnel and all of the Books and Records of the Company Group to the extent that such access may reasonably be required by Seller in connection with matters relating to or arising out of the operations of the Company Group prior to the Closing Date. Buyer agrees to maintain such records in readable format during such seven-year period. After such seven-year period, Buyer may destroy or dispose of such records after providing advance written notice to Seller and an opportunity for Seller to obtain, at the cost of Seller, copies of any such records. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6(a).
(b)    For a period of seven (7) years after the Closing Date, Buyer and its Representatives shall have reasonable access to the personnel and all of the Books and Records relating to the Company Group which Seller or any of their Affiliates may retain after the Closing Date. Seller agrees to maintain such records in readable format during such seven-year period. After such seven-year period, Seller may destroy or dispose of such records after providing advance written notice to Buyer and an opportunity for Buyer to obtain, at the cost of Buyer, copies of any such records. Such access shall be afforded by Seller and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b).
(c)    The parties agree that the Company Group shall not own the Business Emails following Closing. Seller covenants and agrees to maintain a record of all Business Emails for seven (7) years post-closing and to promptly provide Buyer, upon reasonable notice during normal business hours, with any Business Emails, other than the Sensitive Emails.
(d)    Neither Buyer nor Seller shall be obligated to provide the other party with access to any Books and Records (including personnel files) pursuant to this Section 13.6 where such access would violate any Requirements of Law or waive any privilege; provided, further, that Seller and its Affiliates shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that is consistent with the preservation of such privilege or permitted under the applicable Requirements of Law.
(e)    Promptly following the Closing, (i) Seller shall deliver to the Company Group all Books and Records of the Business in the possession of Seller or any of its Subsidiaries that is not a Member, it being agreed by Buyer that any Books and Records that are maintained and located at any Real Property at the Closing will be deemed to have been delivered by Seller at the Closing, (ii) Seller shall use commercially reasonable efforts to deliver to the Company Group any other Books and Records of the Business that are not in possession of Seller or any of its Subsidiaries or any Member and (iii) with respect to Books and Records in respect of Taxes, Seller shall provide such Books and Records only to the extent they relate solely to Taxes in respect of the Members or the Business.
Section 13.7.    Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto, including the Ancillary Agreements, and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized Representative of each of the parties hereto; provided, that any amendment of this Section 13.7 or Sections 12.3, 13.5(c), 13.14, 13.15 or 13.16, in each case, solely with respect to the rights or obligations of the Financing Sources shall not be enforceable against any of the Financing Sources without the prior written consent of the applicable Financing Source.
Section 13.8.    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any Breach of this Agreement shall be held to constitute a waiver of any other or subsequent Breach.
Section 13.9.    Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants. For the avoidance of doubt, Seller shall be solely responsible for any Transaction Expenses, regardless of whether such expenses are incurred by Seller or by any Member.
Section 13.10.    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
Section 13.11.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.
Section 13.12.    Further Assurances. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Securities to Buyer in accordance with the terms of this Agreement (including executing and delivering any notices, acknowledgments, assurances, termination statements or releases to remove any Encumbrances (other than Permitted Encumbrances) on the assets of any Member or any Business Carve-out Asset). If on or prior to the eighteen (18) month anniversary of the Closing Date, Seller has notified Buyer that the assets of the Company Group (other than those on Schedule 1.1(a)-1) include assets that are material to the operation of the business of Seller or its Subsidiaries or Buyer has notified Seller that the assets of Seller or any of its Subsidiaries (other than those scheduled under Schedule 1.1(a)-2, Schedule 5.11, Schedule 5.20 or Schedule 5.22 and those subject to or used in providing the services under the Transition Services Agreement) are material to the operation of the Business, the parties will discuss in good faith in an effort to develop a mutually acceptable plan that would either (i) transfer any assets that constitute Business Carve-Out Assets to Buyer (or its designee) or transfer any assets that constitute Excluded Assets to Seller (or its designee) or (ii) provide the party that delivered such notice access to such assets for a reasonable transition period.
Section 13.13.    Specific Performance.
(a)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
(b)    Notwithstanding anything to the contrary in this Agreement (including Sections 13.13(a)), no party shall be entitled to seek specific performance of Buyer’s obligation to consummate the Closing (including to cause the funding to occur) unless each of the following conditions are satisfied: (A) all of the conditions set forth in Article IX have been satisfied (other than those conditions which, by their nature, are to be satisfied at the Closing, which conditions shall be capable of being satisfied), (B) the Financing (or the Alternative Financing) has been funded or will be funded at the Closing (including if such funding would be as a result of specific performance granted under this Section 13.13(b)), (C) Buyer fails to consummate the Closing on or prior to the date that should be the Closing Date, and (D) Seller has confirmed to Buyer in writing that if specific performance is granted and the Financing (or the Alternative Financing) is funded, and Buyer otherwise complies with its obligations in Section 4.2, then Seller is prepared to Close. For the avoidance of doubt, under no circumstances shall Seller be permitted or entitled to receive both such grant of specific performance to cause the Closing to occur and payment of the Reverse Termination Fee.
Section 13.14.    Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Seller Ancillary Agreement, any Member Ancillary Agreement or any Buyer Ancillary Agreement or the transactions contemplated hereby or thereby (including any claim, demand, action or cause of action that involves the Financing Sources).
Section 13.15.    No Recourse to Financing Sources. Notwithstanding any provision of this Agreement, each of Seller and the Members agrees on its behalf and on behalf of its Affiliates that none of the Financing Sources (solely in their capacity as such) shall have any Liability to Seller or the such Member relating to this Agreement or any of the transactions contemplated herein (including the Financing), other than, after the Closing, any Liabilities to the Members as set forth in the Financing and the Definitive Financing Agreements. This Section 13.15 is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of Seller and the Company Group.

Section 13.16.    Jurisdiction for Financing Sources. Notwithstanding any provision of this Agreement, each of the parties hereto agrees that it will not bring any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against, the Financing Sources (in their capacity as such) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof). The parties agree that any of them may file a copy of this paragraph with any court as written evidence of knowing, voluntary and bargained agreement between the parties irrevocably waiving any objections to venue or convenience of forum.
Section 13.17.    Contract under Seal. The parties hereby acknowledge and agree that, to the fullest extent permitted by law, they intend that this Agreement be, and that it will be treated and construed as, a contract under seal under Delaware law with all of the consequences of such a contract under Delaware law, including causing the Agreement to be subject to the twenty-year limitations period applicable to sealed instruments. Notwithstanding the foregoing, nothing in this Agreement shall extend any of the indemnification obligations in Article XI beyond the period for such obligation expressly provided in such Article.
* * * *

IN WITNESS WHEREOF, the parties hereto have affixed their signatures and seals as of the day and year first above written.

ATTEST/WITNESS:	BRUNSWICK CORPORATION (SEAL)
By: ________________________ Name: Title:	By: ____________________________ Name: Title:

ATTEST/WITNESS:	AMF BOWLING CENTERS, INC. (SEAL)
By: _________________________ Name: Title:	By: _____________________________ Name: Title:

Schedule 1.1(h)
Excluded Scheduled Liabilities

The Excluded Scheduled Liabilities means the following Liabilities of Seller and its Affiliates (including the Company Group):
(a)    any Liability or Loss to the extent arising out of or as a result of the Excluded Business, Seller Plans or the Restructuring (other than the Business Carve-Out Liabilities);
(b)    any Liability or Loss with respect to compensation, employee benefits, or any other Liability owed to, or in respect of, any current or former employees, directors, agents, independent contractors or other service providers (“Service Providers”) of Seller or any of their respective Affiliates or their ERISA Affiliates (or the beneficiaries or dependents thereof), other than Liability or Loss (i) arising after the Closing with respect to the Transferred Employees, (ii) with respect to Accrued Vacation, (iii) with respect to the CA Accrued Vacation (to the extent not accounted for in Closing Date Net Working Capital), or (iv) relating to amounts rolled over to a 401(k) plan of Buyer as described in Section 8.3(h);
(c)    Indebtedness of Seller or any of its Subsidiaries (including the Company Group), other than Indebtedness arising out of the Financing;
(d)    Transaction Expenses (to the extent not accounted for in Closing Date Net Working Capital);
(e)    Pre-Closing Proceedings;
(f)    any Liability or Loss arising out of or as a result of Dormancy Fees under any gift cards or gift certificates of the Business issued prior to Closing, including the Liabilities arising out of or as a result of the claims described in the Order Granting Final Settlement Approval in respect of Edward Peterson vs. Brunswick Bowling & Billiards Corporation (Superior Court of New Jersey Law Division – Essex County, Docket No.: ESX-L-309-11);
(g)    any Liability or Loss arising out of or as a result of the promotion described in the Promotion Agreement, effective April 1, 2004, by and between Kegler’s Cash, LLC and Leiserv, as amended, also known as “Kegler’s Cash” or “Brunswick Bucks” and the entertainment promotion known as “Strike Pots”;
(h)    any Liability or Loss arising out of or as a result of the ownership by Leiserv of less than one hundred percent (100%) of the fee interest in Parcel 2 as described in the Title Commitment for the Owned Real Property known as BZ North Ridgeville (Center 234) located at 38931 Center Ridge Road, North Ridgeville, Ohio 44039;
(i)    any Liability or Loss arising out of or as a result of the demand for reimbursement of legal fees described in the Letter, dated April 1, 2014 re: Lease dated June

19, 1998 between Leiserv, Inc. and R.D.T.R. Properties, from Drinker Biddle & Reath LLP to Leiserv, Inc.;
(j)    any Liability or Loss for a Third Party Claim against any of the Members arising out of or resulting from the Company Group’s calculation of the regular rate of pay for overtime purposes relating to its mandatory service charges in the State of California, including claims for unpaid overtime, all derivative claims based on alleged unpaid overtime due to the miscalculation of the regular rate of pay, and penalties and attorneys’ fee associated with claims of unpaid overtime based on the miscalculation of the regular rate of pay;
(k)    any Liability or Loss arising out of or as a result of any matter set forth in Exhibit A to this Schedule 1.1(h);
(l)    any item set forth in Exhibit B to this Schedule 1.1(h);
(m)    any Liability or Loss arising out of or as a result of any matter set forth in Exhibit C to the Schedule 1.1(h);
(n)    any Liability or Loss arising out of or as a result of the expired Permit No. B4-331 at the BZ Upland center located at 451 West Foothill Boulevard, Upland, California;
(o)    any Liability or Loss for indemnification payments required to be paid to any person who prior to Closing was a current or former officer, director or employee of Seller or any of its Subsidiaries (including the Company Group) under the organizational documents of the Company Group, or indemnification Contracts of the Company Group, in each case, for actions occurring prior to the Closing relating to the Business;
(p)    any Liability or Loss arising out of or as a result of all matters set forth on Schedules 5.8(j) and 5.12 (except for item 4 of Schedule 5.12(a)(i));
(q)    any Liability or Loss to the extent arising out of or as a result of Buyer’s exercise of its rights under Section 8.13 or the treatment of any Kick-Out Property under Section 8.13;
(r)    any fine, civil penalty, or settlement amount, as a result of a consent decree or otherwise, or other Liability or Loss arising out of or as a result of a claim alleging a violation of Children’s Online Privacy Protection Act of 1998 by the Company Group prior to the Closing.

Schedule 1.1(j)
Pre-Closing Non-Scheduled Liabilities

The Pre-Closing Non-Scheduled Liabilities shall include the following liabilities of the Company Group:
(a)    except as otherwise provided in Section 8.3 or Schedule 1.1(h), any Liability or Loss with respect to compensation, employee benefits, the Seller Plans or any other Liability owed to, or in respect of, any Service Providers of the Company Group (or the beneficiaries or dependents thereof), whether or not Business Employees or Transferred Employees, that either (A) except with regard to Transferred Employees (and then only to the extent arising out of or relating to events or conditions occurring following the Closing), arise out of or relate to the employment or service relationship between Seller, the Company Group or any of their respective Affiliates or their ERISA Affiliates and any such individuals or (B) arise out of or relate to events or conditions occurring on or before the Closing Date;
(b)    any Liability or Loss resulting from a tort or infringement by Seller, the Company Group or any of their respective Affiliates, in each case arising out of the conduct of the Business and occurring prior to the Closing;
(c)    any Liability or Loss arising out of or as a result of any violation by Seller or its Subsidiaries (including the Company Group) in the conduct of the Business of any Requirements of Law or of any Governmental Permit occurring prior to the Closing;
(d)    all Liability or Loss under Environmental Law arising out of or as a result of the ownership, operation, conduct or condition of the Business, Owned Real Property, Leased Real Property or Managed Real Property on or prior to the Closing Date and the Excluded Business or Former Real Property, regardless of whether such Liabilities are known, unknown, disclosed, undisclosed, asserted or incurred prior to, on or after the Closing Date, including any such Liabilities arising out of or as a result of any required environmental investigation, remediation, monitoring or other corrective action of or with respect to conditions existing or any acts or omissions occurring prior to the Closing Date (“Excluded Environmental Liabilities”); and
(e)    any other Liability or Loss of the Company Group to the extent arising out of or as a result of the conduct of the Business prior to the Closing or events or circumstances relating to the Business by Seller and its Subsidiaries existing prior to the Closing.